CONFIDENTIAL TREATMENT REQUESTED
This draft registration statement has not been filed publicly with the Securities and Exchange Commission and all information contained herein remains confidential.
As confidentially submitted to the Securities and Exchange Commission on May 24, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UBIC, INC.
(Exact name of registrant as specified in its charter)

Japan (State or other jurisdiction of Incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	Not Applicable (IRS Employer Identification Number)

Meisan Takahama Building
2-12-23, Kounan
Minato-ku, Tokyo 108-0075
Japan
+81 (0) 3-5463-6344
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Naritomo Ikeue, President
UBIC North America, Inc.
3 Lagoon Drive, Suite 180
Redwood City, CA 94065
(650) 654-7664
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael S. Turner, Esq. DLA Piper LLP (US) 33 Arch Street, 26th Floor Boston, MA 02110 Tel: (617) 406-6014 Fax: (617) 406-6114	Jack I. Kantrowitz, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 335-4845 Fax: (212) 884-8645	Yvan-Claude J. Pierre, Esq. William N. Haddad, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Tel: (212) 521-5400 Fax: (212) 521-5450

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement has been declared effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)(2)(3)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee

Common stock(4)			$	$

(1)
Estimated solely for the purpose of computing the amount of registration fee in accordance with Rule 457(o) under the Securities Act.

(2)
Includes common stock initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the common stock are first bona fide offered to the public.

(3)
Includes shares subject to the underwriters' option to purchase additional shares.

(4)
Includes shares subject to the underwriters' option to purchase additional shares. American depositary shares evidenced by American depository receipts issuable upon deposit of shares of common stock registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-                        ). Each American depositary share represents                        of one share of common stock.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY , 2012

[COMPANY LOGO]

                        Shares

UBIC, Inc.

American Depositary Shares
Representing Shares of Common Stock

        This is the initial public offering of our American Depositary Shares, or ADSs. We are offering                        ADSs. Each                        ADSs represents                        of one share of our common stock. The ADSs are evidenced by American Depository Receipts, or ADRs. Our common stock is listed on the Mothers Marketplace of the Tokyo Stock Exchange under stock code number 2158. On                                    , 2012, the last reported sale price of our common stock on the Tokyo Stock Exchange was ¥                per share.

        Prior to this offering, there has been no public market for our ADSs. We expect that the initial public offering price of our ADSs will be between $                        and $                         per ADS. We have applied for the listing of our ADSs on the Nasdaq Global Market under the symbol "UBIC."

        We are an "emerging growth company" under the federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our ADSs involves risks. See the section entitled "Risk Factors" beginning on page 10.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	$	$

Underwriting discount	$	$

Proceeds to UBIC, Inc. (before expenses)	$	$

        We have engaged Rodman and Renshaw, LLC. to act as the lead underwriter in this public offering. This is a firm commitment underwriting. The underwriter(s) are committed to take and pay for all of the ADSs being offered, if any are taken.

        We have granted the underwriters a 45-day option to purchase up to an additional                        ADSs at the public offering price, less the underwriting discount, to cover over-allotments.

        The underwriters expect to deliver the shares on or about                                    , 2012.

Rodman and Renshaw, LLC

The date of this prospectus is                        , 2012

i

        You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus. We and the underwriters are offering to sell ADSs and seeking offers to buy ADSs only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of ADSs.

        We own, have rights to or have applied for the trademarks and trade names that we use in conjunction with our business, including our logo. All other trademarks and trade names appearing in this prospectus are the property of their respective holders.

        In this prospectus we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry reports or other publicly available information. Some data is also based on our good faith estimates, which are derived from our review of internal surveys and studies, as well as independent industry reports.

ii

Conventions Applicable to This Prospectus

        Except where the context otherwise requires, and for the purposes of this prospectus only:

  •
  all numbers discussed in this prospectus are approximated to the closest round number. Discrepancies in tables between totals and sums of the amounts listed are due to rounding;

  •
  all references to Japanese yen amounts other than financial statement data have been converted, for the convenience of the reader at the daily exchange rate as certified by the Board of Governors of the Federal Reserve System (the "Noon Buying Rate") on December 31, 2011 which was $1.00 = ¥76.98. These conversions should not be construed as representations that the Japanese yen amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated;

  •
  all references to "ADRs" are to the American depositary receipts that evidence our ADSs;

  •
  all references to "ADSs" are to our American depositary shares, each of which represents                of one share of our common stock;

  •
  Unless otherwise specified or required by the context, references to "we," "our," "us" and the "Company" refer collectively to UBIC, Inc., a Japanese corporation, and its consolidated subsidiaries (i) UBIC North America, Inc, a California corporation, or "UBIC North America", (ii) UBIC Risk Consulting, Inc., a Japanese corporation, or "UBIC Risk Consulting", (iii) UBIC Taiwan, Inc., a Taiwan Corporation, or "UBIC Taiwan", (iv) UBIC Korea, Inc, a Korean corporation, or "UBIC Korea", and (v) Payment Card Forensics, Inc., a Japanese corporation, or "Payment Card Forensics";

  •
  all references to "Japan" refer to the State of Japan; and

  •
  all references to "U.S. dollars," "dollars" or "$" are to the legal currency of the United States; all references to "Japanese yen", "yen" or "¥" are to the legal currency of Japan.

Enforceability of Civil Liabilities

        We are a joint-stock corporation with limited liability incorporated under the laws of Japan. Almost all of our directors and statutory auditors reside in Japan. Many of our assets and the assets of these persons are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for investors to effect service of process within the United States upon us or these persons or to enforce against it or these persons judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. Our Japanese counsel, DLA Piper Tokyo Partnership, has advised us that there is doubt as to the enforceability in Japan, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

iii

PROSPECTUS SUMMARY

        The following summary highlights information contained in this prospectus and should be read in conjunction with the more detailed information contained in this prospectus and the consolidated financial statements and related notes appearing elsewhere in this prospectus. Before you decide to invest in our ADSs, you should read the entire prospectus carefully, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Position and Results of Operations" and our audited and unaudited financial statements and the related notes included elsewhere in this prospectus.

        For convenience, certain amounts in Japanese yen have been converted to United States dollars. Unless otherwise stated, assets and liabilities are converted at the exchange rate as of the balance sheet date. Income and expenses are converted at the average exchange rate for the period.

        Unless the context requires otherwise or we specifically indicate otherwise, the information in this prospectus assumes that the underwriters do not exercise their over-allotment option. Unless otherwise indicated, all share and per share numbers in the prospectus have been retroactively adjusted to reflect a two-for-one stock split of our common stock effected on October 1, 2011 and a two-for-one stock split effected on April 1, 2012, as if both such stock splits had occurred on April 1, 2009.

Company Overview

        We are a leading provider of Asian-language eDiscovery solutions and services. We have extensive experience and expertise in Japanese, Korean and Chinese, as well as English, eDiscovery and electronic data forensic investigations. From our offices in Japan, the United States, Korea, Taiwan and Hong Kong, we assist our clients in cross-border litigation, administrative proceedings and internal investigations, including those related to the Foreign Corrupt Practices Act (FCPA), international cartel investigations, intellectual property (IP) litigation and product liability (PL) investigations. Our main strengths include our specialized Asian-language support capabilities and our independently developed Lit i View™ eDiscovery solution.

        Our proprietary, advanced technology platform, Lit i View™, Version 4.0, is an innovative eDiscovery solution that accurately handles Asian-language characters, encoding schemes and native file systems. We also recently launched our flexible and customizable Legal Cloud™ service to address the problem of rising costs associated with the growth and dispersion of electronic data volumes across the globe, along with prolonged investigations and litigations.

        With flexible, customizable end-to-end solutions and services covering the entire electronic discovery reference model (EDRM) life-cycle for corporate litigation strategy and crisis management, we have assisted customers in more than 250 administrative and legal proceedings in the United States, including Department of Justice (DOJ), International Trade Commission (ITC) and Securities and Exchange Commission (SEC) investigations, and more than 500 corporate investigations in Japan, Korea, China and Singapore. Assisted by highly experienced, U.S.-licensed litigation attorneys, we provide a range of services facilitating fact discovery, patent management, security, corporate risk audit and regulatory compliance that can provide significant cost savings to our clients.

        We have achieved strong and significantly improved financial results, with total revenue increasing to ¥2,686.1 million (or $34.9 million) in the year ended March 31, 2011, or fiscal 2010, compared with ¥1,098.2 million (or $14.3 million) in fiscal 2009. Our revenue in the nine months ended December 31, 2011 was ¥3,784.0 million (or $49.2 million), compared to ¥1,480.3 million (or $19.2 million) for the nine months ended December 31, 2010, an increase of 155.6%. We have also achieved increased profitability, with net income increasing to ¥787.8 million (or $10.2 million) in the year ended March 31, 2010, or fiscal 2010, from a loss of ¥418.3 million (or $5.4 million) in fiscal 2009. Our net income in the nine months ended December 31, 2011 was ¥1,057.3 million (or $13.7 million), compared to ¥458.7 million (or $6.0 million) for the nine months ended December 31, 2010, an increase of 130.5%.

Industry Overview

        eDiscovery solutions enable organizations to identify, preserve, collect, process, review, analyze and produce data in order to meet compliance, records management and/or legal discovery requirements. Data is collected from numerous sources that include email, text documents, images, databases, audio files, web sites, computer applications and other corporate repositories. The growth of data among businesses has continued to rise at an exponential rate. While email remains the primary application driving eDiscovery growth, there is also dramatic growth being driven by content from Microsoft SharePoint, social media services, instant messaging (IM) and SMS text messaging.

        eDiscovery is fundamentally different from paper-based evidence discovery primarily because of the much higher volume of electronic information compared to paper-based evidence. It has been estimated that enterprise information stored in one computer is equivalent to four truckloads of printed material. In addition to documents, emails and data files generated by software applications also need to be analyzed. It is therefore impossible to investigate archives of electronic information manually. If an attorney wants to achieve success in a lawsuit and avoid sanctions, an automated process must be utilized to identify and provide all relevant documents that are stored together with a far larger collection of irrelevant documents. Providing relevant documents is also a very important concern for the enterprise, which generally would strongly prefer to maintain confidentiality of those documents and other materials it is not legally required to produce.

        Industry analysts estimate that total eDiscovery revenue relating to U.S. lawsuits was $3.3 billion in 2009, and will grow to an estimated $5.7 billion in 2013, or a compound annual growth rate (CAGR) of approximately 14.6%. The Gartner, Inc. 2011 Magic Quadrant for E-Discovery Software report estimates that the world's enterprise eDiscovery software market (excluding value added services) was $889 million in 2009, and will grow to an estimated $1.5 billion in 2013, or a CAGR of approximately 12.3%. In addition to these software revenues, Gartner also estimates that by 2013, value added services represented by software-as-a-service (SaaS) and business process utilities will account for 75% of the total revenue derived from the processing, review, analysis and production of electronically stored information (ESI). We participate primarily in the value added services portion of the eDiscovery market.

        Similarly, the Radicati Group, Inc. 2011 eDiscovery Market, 2011-2015 report estimates that the eDiscovery solutions market for advanced electronic data identification, collection, analysis and presentation tools (excluding value added services) to grow from an estimated $840 million in 2011, to an estimated $1.67 billion in 2015, or a CAGR of approximately 15.8%.

UBIC's Competitive Advantages

        We have designed our solutions and services to provide a comprehensive solution to meet the challenges of managing eDiscovery and electronic data forensic investigations. The principal ways in which our solution addresses these challenges include:

  •
  Accurate Processing of Asian-language Characters. Our predictive coding solution based on our proprietary text mining technology, allows us to accurately handle Asian-language (as well as English) characters, encoding schemes and native file systems; our solutions and services allow us to accurately assess and convert Asian character sets such as Kanji, Hiragana, Katakana, Cantonese, Mandarin and Korean, into the traditional Unicode Transformation Format (UTF), but also into several other complex encoding schemes such as Extended Unix Code (EUC), International Organization for Standardization (ISO), American Standard Code for Information Interchange (ASCII) and others, thus maintaining the fidelity of the search methodology.

  •
  Automated Identification of Relevant Text and Documents. Our solutions and services enable a process that permits the automated identification of relevant text and documents in Asian languages, including Japanese, Chinese and Korean, thus reducing the number of steps in the review process and thereby providing significant savings in time and cost of document review; because our solutions more accurately identify Asian characters and documents responsive to the search, we reduce the number of documents that need to be manually handled and reviewed by persons, and we are less likely to fail to identify an important document.

  •
  Seamless Interaction with Numerous Software Applications. Our solutions and services have been continuously expanded, tested, improved and refined as a result of our extensive experience and technical knowledge and skills accumulated in analyzing electronic data of Asian companies since our inception in 2003; because we are able to detect, extract and index all character codes which express Asian languages, and our solutions works seamlessly with more than 20 software applications, including unique email applications other than Outlook, we are able to produce documents without garbled text and also capture responsive documents that would be missed by many of our competitors. This is particularly important to Asian clients because there is a much larger range of email and office software programs and protocols in general use in Asia than in the United States.

  •
  Multiple Convenient Data Processing Sites. We believe we are the only eDiscovery provider with a data processing center in each of Japan, Korea and Taiwan. Thus, we can conduct the entire process of eDiscovery in Asia and therefore avoid sending non-responsive electronic data to law firms or other parties in the United States and potentially making such confidential and proprietary data subject to the jurisdiction of U.S. courts.

  •
  Flexible Cloud Hosting Service. Our solutions include a flexible and customizable Cloud data hosting service to address the problem of rising costs associated with the growth and dispersion of electronic data volumes across the globe, along with prolonged investigations and litigations. Because we are experienced in handling large volumes of data in connection with our eDiscovery solutions, we are able to host litigation data in a flexible and cost-efficient manner.

  •
  Expanded Electronic Data Forensic Investigations. We have adapted the technology that we developed in the area of electronic data forensic investigations, including the provision of solutions and services to government, police and military agencies, to create powerful eDiscovery solutions and services; and in turn, the lessons we have learned in our eDiscovery business, such as how to construct electronic searches that yield the most accurate and complete results, have enabled us to further develop our consulting and audit services and to improve our electronic data forensic investigations, tools and training.

Our Growth Strategy

        Our objective is to enhance our position as a leading provider of eDiscovery and electronic data forensics solutions and services in Asia, as well as significantly increase our provision of these solutions and services in the United States, the world's largest and most advanced market for these services. Key elements of our strategy include:

  Expand our presence and direct sales in the United States

        Our most important corporate priority is to expand our business in the United States. We plan to continue to increase our marketing and business development efforts in the United States in order to make UBIC a recognized brand in the United States litigation and eDiscovery business, not only for our current target market of Asian companies operating in the United States, but also for U.S. companies with Asian subsidiaries and operations.

        In 2007, we opened our first office in the United States in Silicon Valley. Subsequently in 2011 and 2012 respectively, we opened offices in Reston, Virginia to serve the Washington DC area, and New York City to further serve the concentration of law firms in Manhattan. From our United States offices, our most senior executives and sales personnel, including our Executive Vice-President, Chief Operating Officer and Director, Naritomo Ikeue, are executing on this most important corporate priority of expanding our United States business. We currently have approximately 16 employees based in the United States.

  Broaden and develop strategic relationships

        We plan to continue to expand our existing relationships and develop new relationships with United States and international law firms, litigation consultants and other providers of eDiscovery and electronic data forensics solutions and services that would benefit from our leading technology solutions for Asian-language characters, encoding schemes and native file systems. We believe that these types of strategic relationships with United States and international law firms will allow us to expand our reach with global enterprises, especially those based in the United States, and improve our insight into emerging industry trends. We believe that there are many potential partners, and we plan on developing several strategic relationships in the near term.

  Extend our technology leadership and solution management services

        We plan to enhance our existing solutions and introduce and improve our solutions and services to address emerging trends and regulatory requirements, and target new market opportunities. We have made and will continue to make significant investments in research and development to introduce new versions of our solutions that incorporate innovative features, improved functionality and address unique business requirements. We also plan to continue to create, refine and deliver innovative management service offerings that provide faster deployment of our solutions and services, and more accurate and complete results, and thus add more value to our customers.

        While we believe that Lit i View™, Version 4.0, is the leading solution for Asian-language eDiscovery, we plan to continue to enhance our solution. We also recently launched our flexible and customizable Legal Cloud™ service to address the problem of rising costs associated with the growth and dispersion of electronic data volumes across the globe, along with prolonged investigations and litigations. We are also working to achieve cost reductions in connection with eDiscovery by improving upon the current efficiency of reviewing data through new analytic capabilities relying on techniques borrowed from artificial intelligence research.

  Expand to new geographies

        Given the success of our expansion beyond Japan to the United States, Hong Kong, Korea and Taiwan, we plan to use our resources to expand our sales and marketing efforts to new geographies, including the European Union and China. Global business expansion has increased the incidence of investigations and lawsuits related to such matters as antitrust, intellectual property infringement and other data intensive matters. While most countries do not have the same eDiscovery mandates of the United States, enterprises located throughout the European Union, China and other regions conduct their business in such a manner as to become subject to the reach of United States' lawsuits and the antitrust authorities of the United States and the European Union. In particular, the competition and antitrust departments of the European Union have become increasingly active and are demanding access to a broader range of documents as part of their investigations.

  Pursue strategic opportunities

        We may pursue acquisitions that we believe will provide solutions and/or technologies that are complementary to our current offerings. We continually seek to enhance and expand the functionality of our solution and in the future we may pursue acquisitions that will enable us to offer more comprehensive functionality to customers. We currently have no plans, proposals or arrangements with respect to any acquisition.

Corporate History and Structure

        The following chart shows our current corporate structure:

THE OFFERING

ADSs we are offering	ADSs
ADSs outstanding immediately after this offering	ADSs (or if the over-allotment is exercised in full)
Shares of common stock outstanding immediately after this offering	shares
The ADSs

Each ADS represents                    of one share of our common stock. The ADSs will be evidenced by ADRs. The depositary will be the registered holder of the common stock underlying your ADSs. You will have the rights as provided in the deposit agreement. In the event that we declare dividends on our shares, the depositary will pay you the cash dividends and other distributions it receives on our ADRs, after converting the amounts it receives in yen into U.S. dollars and deducting its fees and expenses. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $                    , based on an assumed offering price of $                    per ADS, the mid-point of the expected range and after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including working capital and possible acquisitions and investments, including the development or acquisition of complementary technology useful in our operations and with respect to our intention to expand our operations in the United States and Asia. See "Use of Proceeds" on page 23.

Proposed Nasdaq Global Market symbol	We have applied to list our ADSs on the Nasdaq Global Market under the symbol "UBIC."
Lock-up

We, our directors and executive officers will agree to enter into lock-up agreements with the representative which, with certain exceptions, will limit our ability, for a period of 90 days, and our directors' and officers' ability, for a period of 180 days, to offer, sell or otherwise transfer or dispose of any shares of our capital stock or ADSs, or any securities convertible into or exercisable or exchangeable for shares of our capital stock, or file or cause to be filed with the SEC any of such securities. See "Underwriting—Lock-ups" on page 103.

Depositary
Custodian

Option to purchase additional ADSs	We have granted to the underwriters an option, which is exercisable within 45 days from the date of this prospectus, to purchase up to an additional ADSs to cover over-allotments.
Timing and settlement for ADSs

The ADSs are expected to be delivered against payment on                    , 2012. The ADRs evidencing the ADSs will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust company, or DTC, in New York, New York. DTC, and its direct and indirect participants, will maintain records that will show the beneficial interests in the ADSs and facilitate any transfer of the beneficial interests.

Risk factors

Investing in our ADSs involves a high degree of risk. Please see the section entitled "Risk Factors" starting on page 10 of this prospectus to read about risks that you should consider carefully before buying shares of our ADSs.

        Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering is based on 2,912,022 shares outstanding as of April 1, 2012 and excludes:

  •
  100,000 shares issuable upon exercise of granted options with a weighted average exercise price of ¥1,455 per share of which options to purchase 20,000 shares are exercisable beginning June 18, 2013, and options to purchase 80,000 shares are exercisable beginning April 29, 2014.

  •
  281,114 shares issuable upon conversion of ¥110.0 million aggregate face amount of our unsecured convertible notes due 2015 at a conversion price of ¥391.30 per share, all of which were converted into that number of shares of our common stock on May 15, 2012.

        Unless otherwise indicated, the share information in this prospectus is as of April 1, 2012 and reflects or assumes:

  •
  our two-for-one stock split that we effected on October 1, 2011;

  •
  a second two-for-one stock split that we effected on April 1, 2012; and

  •
  that the underwriters do not exercise their over-allotment option to purchase up to an additional                     ADSs from us.

Corporate Information

        Our executive offices are located at Meisan Takahama Building, 2-12-23, Kounan, Minato-ku, Tokyo, Japan and our telephone number is: +81 (0) 3-5463-6344. Our corporate website is www.ubic.co.jp. Information contained on or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus. Investor inquiries shall be directed to us at the address and telephone number of our principal office set forth above.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following tables present our summary consolidated financial information for the periods indicated and should be read in conjunction with the information contained in "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Historical operating information may not be indicative of our future performance. The consolidated financial statements are reported in Japanese yen and have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). The consolidated financial statements as of and for the years ended March 31, 2010, and 2011 have been audited by Ernst & Young ShinNihon LLC, an independent registered public accounting firm.

	For the year ended March 31,			For the nine months ended December 31, (unaudited)
	2010	2011	2011	2010	2011	2011
	(thousands of yen except per share data)		(thousands of dollars except per share data)	(thousands of yen except per share data)		(thousands of dollars except per share data)
Revenue	¥1,013,490	¥2,635,430	$34,235	¥1,447,366	¥3,754,013	$48,766
Revenue from a related party	80,072	40,764	530	27,926	22,002	286
Operating revenue from reimbursed direct costs	4,605	9,899	129	5,034	7,943	103

Total revenue	1,098,167	2,686,093	34,894	1,480,326	3,783,958	49,155

Cost of revenue	703,010	966,352	12,554	533,589	1,205,360	15,658
Reimbursed direct costs	4,605	9,899	129	5,034	7,943	103
Selling, general and administrative expenses	574,001	669,742	8,700	476,613	676,192	8,784

Total operating expense	1,281,616	1,645,993	21,383	1,015,236	1,889,495	24,545

Operating income (loss)	(183,449)	1,040,100	13,511	465,090	1,894,463	24,610
Interest income	3,441	3,410	44	2,633	1,638	21
Interest expense	(13,247)	(14,262)	(185)	(11,809)	(8,264)	(108)
Foreign currency exchange losses	(14,384)	(39,942)	(519)	(48,264)	(35,590)	(462)
Impairment loss on security	(108,540)	—	—	—	—	—
Other—net	94	1,296	17	941	5,211	68

Income (loss) before income taxes	(316,085)	990,602	12,868	408,591	1,857,458	24,129
Income taxes (benefit)	102,213	202,827	2,634	(50,120)	800,115	10,394

Net income (loss)	(418,298)	787,775	10,234	458,711	1,057,343	13,735
Less: Net income (loss) attributable to noncontrolling interests	—	(933)	(12)	(678)	2,613	34

Net income (loss) attributable to UBIC, Inc. shareholders	¥(418,298)	¥788,708	$10,246	¥459,389	1,054,730	$13,701

Net income (loss) attributable to UBIC, Inc. shareholders per share(1)
Basic	¥(182)	¥334	$4.32	¥198	¥401	$5.21
Diluted	¥(182)	¥249	$3.23	¥146	¥327	$4.25

(1)
Share and per share data give effect to a 2-for-1 share split effected on October 1, 2011 and the 2-for-1 share split effected on April 1, 2012, as if such share splits had occurred on April 1, 2009.

	As of December 31, 2011
	Actual (unaudited)	As Adjusted(1) (unaudited)
	(thousands of yen)
Consolidated Balance Sheet Data:
Cash and cash equivalents	¥2,422,864
Total current assets	3,145,783
Total noncurrent assets	1,036,880
Total assets	4,182,663
Total current liabilities	1,283,360
Working capital	1,862,423
Long-term debt	566,671
Total noncurrent liabilities	604,874
Total liabilities	1,888,234
Total shareholders' equity	2,282,749
Total net assets	2,294,429

(1)
Reflects the results of the sale by us of                    ADSs in this offering at an assumed public offering price of $                    per ADS and our receipt of $                    in estimated net proceeds of the offering, after deducting underwriting discounts and estimated offering expenses payable by us.

RISK FACTORS

        An investment in our ADSs involves a high degree of risk. You should consider carefully the specific risk factors described below in addition to the other information contained in this prospectus, including our consolidated financial statements and related notes included elsewhere in the prospectus, before making a decision to invest in our ADSs. If any of these risks actually occurs, our business, financial condition, results of operations or prospects could be materially and adversely affected. This could cause the trading price of our ADSs to decline and a loss of all or part of your investment.

Risks Related to Our Business

We may not maintain our current level of revenues and profits or achieve our expected revenues and profits in the future.

        Our business is principally conducted in Japan and other Asian countries and most of our revenues are from customers operating in Asia. If the Japanese economy deteriorates or does not improve, it may become difficult to maintain our current level of revenues and margins or achieve our expected revenues and profits, particularly in systems integration, or payout our target dividends.

        The powerfully destructive earthquake and tsunami that struck northeastern Japan on March 11, 2011, did not have a material adverse effect on our revenues or income for the fiscal year ended March 31, 2011 or the nine months ended December 31, 2012. However, if a similar environmental catastrophe were to occur or should regions in which our data centers are located experience the disruption of social infrastructure or power shortages and other impacts due to similar causes, our backbone network and service facilities could fail and as a result, we may suffer direct and indirect damages, which may adversely affect our financial condition and results of operations.

        In addition to factors related to general economic conditions in Japan and other Asian countries and recent natural disasters, we may not be able to maintain our current level of revenues and profits or achieve our expected levels of revenues and profits due to several other factors, including, but not limited to:

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  a decrease in revenues from our forensics or eDiscovery services if we fail to successfully differentiate our technical skills from those of our competitors, if the average revenue per project decreases, if there are cancellation or scale-down of large accounts or if the service prices fall dramatically,

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  failure to control personnel and outsourcing costs, if personnel and outsourcing costs increase, or we fail to manage personnel and outsourcing resource effectively or fail to cover outsourcing costs by raising enough revenues from systems integration and outsourced projects,

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  an increase in SG&A costs, such as personnel expenses, advertising expenses and office rent-related expenses, in conjunction with our expected, planned or continued business expansion, or

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  a negative effect on our credibility or corporate image, revenues and profits if we are unable to provide our services without interruption to customers.

Our business may be adversely affected if our forensics or eDiscovery systems suffer interruptions, errors or delays.

        Interruptions, errors or delays with respect to our forensics or eDiscovery systems may be caused by human errors or natural factors, many of which are beyond our control, including, but not limited to, damage from fire, earthquakes or other natural disasters, power loss, sabotage, computer hackers, human error, computer viruses and other similar events. Much of our computer and networking equipment is concentrated in a few locations that are in earthquake-prone areas. Any disruption, outages, or delays or other difficulties experienced by any of our technological and information systems and networks could result in a decrease in new or existing accounts, loss or exposure of confidential information, reduction in revenues and profits, costly repairs or upgrades, reputational damage and decreased consumer and corporate customer confidence in our business, any or all of which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to keep and manage our confidential customer information, or if our technical systems suffer interruption or damage, we could be subject to lawsuits, incur expenses associated with our security systems or suffer damage to our reputation.

        We keep and manage confidential information and/or privileged data obtained from our customers. We exercise care in protecting the confidentiality and integrity of such information and take steps to ensure its security. However, we can give no assurance that the steps taken by us in this regard will be adequate to protect our customer' confidential information or privileged data. A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from fire, floods, network failure, hardware failure, software failure, power loss, telecommunication failures, computer viruses, denial of service attacks, penetration of our network by unauthorized computer users and "hackers" and other similar events, and other unanticipated problems. In addition, despite internal controls, misconduct by an employee could result in the improper use or disclosure of confidential information.

        Any of the disruptions or events listed above could cause material interruptions or delays in our business, resulting in the loss of data or rendering us unable to provide services to our consumers. In addition, if anyone can circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. Although we have taken measures that we consider to be prudent and adequate to protect against these events, we may not have developed or implemented adequate protections or safeguards to overcome the damage they may cause. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our data systems. If any material leak of customer information were to occur, we could be subject to lawsuits for damages from our customers, incur expenses associated with repairing or upgrading our security systems and suffer damages to our reputation that could result in a material decline in new customers as well as an increase in service cancellations. The realization of these or similar risks may have a material adverse effect on our business, financial condition and result of operations.

If we fail to effectively manage our growth, our business, financial condition, results of operations and business prospects may be materially adversely affected.

        We have limited operational, administrative and financial resources, which may be inadequate to sustain our rapid growth and planned expansion. If our customer base continues to expand, we will need to increase our investments in our technology platform, facilities and other areas of operations, including customer service and sales and marketing. Our future success will depend on, among other things, our ability to effectively maintain our relationships with our key customers, to continue training, motivating and retaining our key employees and attract and integrate new employees, and to maintain adequate controls and procedures to ensure that our periodic public disclosure under applicable laws, including U.S. and Japanese securities laws, is complete and accurate.

        We have experienced a period of rapid growth and expansion that has placed, and continues to place, significant strain on our management personnel, systems and resources. To accommodate our current and planned growth we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems, all of which require substantial commitment of financial and management resources. We also will need to continue to expand, train, manage and motivate our workforce, and manage our relationships with customers. These efforts require substantial management efforts and skills and may incur additional expenditures.

If we fail to keep up with the rapid technological changes in our industry, our services may become obsolete and we may lose customers.

        Our markets are characterized by:

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  frequent new product and service introductions,

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  continually changing customer requirements, and

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  evolving industry standards.

If we fail to obtain access to new or important technologies or to develop and introduce new services and enhancements that are compatible with changing industry technologies and standards and customer requirements, we may lose customers.

        Our pursuit of necessary technological advances will require consistent commitment, substantial time and expense. Some of our competitors have greater financial and other resources than we do and, therefore, may be better able to meet the time and expense demands of achieving technological advances. This may allow our competitors to respond more quickly to new and emerging technologies and standards or invest more heavily in upgrading or replacing equipment to take advantage of new technologies and standards.

We face significant competition and may be unable to compete successfully against our competitors, which would have a material adverse effect on our business and results of operations.

        Our primary competitors are companies with long established eDiscovery operations, which have significant, and often multi-faceted, operations with law firms and companies operating internationally. Many of these competitors have significantly greater financial resources, longer operating histories and more experience in attracting and retaining customers and managing relationships with the law firms and companies that constitute our target customers than we do. They may compete with us for customers in a variety of ways, including, without limitation, with respect to price and their more extensive eDiscovery experience. If any of our competitors provide or develop comparable or superior computer forensic or eDiscovery services, the results would have a material adverse effect on our results of operations.

We depend on our key personnel for the success of our business, and losing their services would severely disrupt our business.

        Our future success is heavily dependent upon the continued service of our key executives, including Masahiro Morimoto, our founder, Chairman and Chief Executive Officer, and Naritomo Ikeue, our Executive Vice-President and Chief Operating Officer, among others. If we lose the services of senior members of our management or other key employees, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new personnel, which could severely disrupt our business and growth. In addition, if any of these key executives or employees joins a competitor or forms a competing company, we could lose customers and incur additional expenses to recruit and train personnel. Each of our executive officers has entered into an employment agreement with us. We do not maintain key-man life insurance for any of our key executives. Competition for qualified individuals could cause us to offer higher compensation and other benefits to attract and retain them, which could materially and adversely affect our financial condition and results of operations. We previously awarded share-based compensation in the form of options to certain members of our senior management and key employees, all of which either have been exercised or are not yet exercisable. Such retention awards may cease to be effective to retain our current employees.

We will require additional human resources and will incur increased costs and administrative workload as a result of being a U.S. public company.

        After the completion of this offering, as a public company in the United States we will be subject to a number of regulatory requirements, including the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the regulations promulgated thereunder, and the listing standards of the Nasdaq. We are first required to comply with Section 404 when filing our annual report on Form 20-F for the fiscal year ending March 31, 2013, although, as an emerging growth company, as defined in Section 2(a) of the Securities Act, we may decide to take advantage of the exemption provided by the Jumpstart Our Business Startups Act of 2012, which, assuming we continue to be an emerging growth company, would allow us to delay complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until we are required to file our annual report on Form 20-F for the fiscal year following the fifth anniversary of our public offering. Even though, as a foreign private issuer, some of these requirements may be more relaxed than they would be if we were a U.S. corporation, we will incur significant legal, accounting and other expenses that we did not incur prior to becoming a public company in the United States. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make certain corporate activities more time-consuming and costly.

        The Exchange Act requires, among other things, that we file or furnish annual and current reports with respect to our business and financial condition and we will need to continue to produce financial statements on a consolidated basis in U.S. GAAP, in addition to our Japanese GAAP statutory financial statements, on a timely basis. Prior to this offering, we have not been required to comply with these regulatory obligations and we have not put in place accounting and disclosure staffing and systems that are designed to meet our obligations under the regulatory framework for U.S. reporting companies listed on the Nasdaq. Because we do not have sufficient U.S. GAAP expertise at the Company, we have employed external consultants on a temporary basis to assist us to prepare the consolidated U.S. GAAP financial statements included elsewhere in this prospectus.

        Once we are a public company listed on Nasdaq, we will need to acquire the internal resources or continue to utilize these outside consulting resources in order to meet both of these financial reporting requirements going forward, either of which would require significant expenditures. If we cannot employ sufficient personnel to ensure compliance with these rules and regulations, we may need to rely more on outside legal, accounting and financial experts, which may be costly. In addition, we will incur additional costs associated with our public company reporting requirements. We cannot predict or estimate additional costs that we may incur or the timing of such costs. If we fail to comply with these rules and requirements, or are perceived to have weaknesses with respect to our compliance, we could become the subject of a governmental enforcement action and investor confidence could be negatively impacted.

If we fail to maintain an effective system of disclosure controls and procedures and internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

        Ensuring that we have adequate disclosure controls and procedures, including internal controls over financial reporting, in place so that we can produce accurate financial statements on a timely basis is costly, time-consuming and needs to be re-evaluated frequently. We are in the process of documenting, reviewing and, if appropriate, improving our internal controls and procedures in anticipation of being a public company and eventually being subject to the requirements of Section 404 of the Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We will be required to comply with the internal controls evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act. Our management may conclude that our internal controls over financial reporting are not effective due to our failure to cure any identified material weakness or otherwise. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may not conclude that our internal controls over financial reporting are effective, it may not be satisfied with our internal controls over financial reporting or the level at which our controls are documented, designed, operated or reviewed, or it may interpret the relevant requirements differently from us. As a result, such firm may decline to attest to the effectiveness of our internal controls over financial reporting or may issue a qualified report. In addition, during the course of the evaluation, documentation and testing of our internal controls over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the SEC for compliance with the requirements of Section 404. If we fail to achieve and maintain the adequacy of our internal controls over financial reporting, as these standards are modified, supplemented or amended from time to time, we may be unable to report our financial information on a timely basis, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act and we may suffer adverse regulatory consequences or violations of Nasdaq listing standards. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us a reliability of our financial statements.

Undetected programming errors could harm our reputation or decrease market acceptance of our computer forensics and eDiscovery services, which would materially and adversely affect our results of operations.

        Our software solutions are complex and may contain defects, errors or bugs when first introduced to the market or to a particular customer, or as new versions are released. Because we cannot test for all possible scenarios, our solutions may contain errors which are not discovered until after they have been installed, and we may not be able to timely correct these problems. These defects, errors or bugs could interrupt or delay completion of projects or sales to our customers. In addition, our reputation may be damaged and we may fail to acquire new projects from existing customers or new customers. We generally have been able to resolve such flaws and errors. However, we cannot assure you that we will be able to detect and resolve all these programming flaws and errors in a timely manner. Undetected programming errors, defects and resulting unsatisfactory customer service to customers can disrupt our operations, adversely affect the customer experience, harm our reputation, or cause our customers to reduce their use of our services, any of which could materially and adversely affect our results of operations.

Our failure to protect our intellectual property rights may undermine our competitive position, and subject us to costly litigation to protect our intellectual property rights.

        We regard a substantial portion of our software solutions and systems as proprietary and rely on statutory copyright, trademark, patent, trade secret laws, customer license agreements, employee and third-party non-disclosure agreements and other methods to protect our proprietary rights. Nevertheless, these resources afford only limited protection and the actions we take to protect our intellectual property rights may not be adequate. We cannot assure you that we have secured, or will be able to secure, appropriate protections for all of our proprietary rights. In particular, third parties may infringe or misappropriate our proprietary technologies or other intellectual property rights, which could have a material adverse effect on our business, financial condition and results of operations. In addition, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. The outcome of any such litigation may not be in our favor. Furthermore, any such litigation may be costly and may divert management attention as well as our other resources away from our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to infringement, misappropriation and indemnity claims in the future, which may cause us to incur significant expenses, pay substantial damages and be prevented from providing our services or technologies.

        Our success depends, in part, on our ability to carry out our business without infringing the intellectual property rights of third parties. Patent and copyright law covering software-related technologies is evolving rapidly and is subject to a great deal of uncertainty. Some third party intellectual property rights may be extremely broad and it may not be possible for us to conduct our operations in such a way so as to avoid infringement of those intellectual property rights. Our proprietary or licensed technologies, processes or methods may be covered by third-party patents or copyrights, either now existing or to be issued in the future. Third parties may raise claims against us alleging infringement or violation of their intellectual property and any such litigation may cause us to incur significant expenses. Third-party claims, if successfully asserted against us may cause us to pay substantial damages, seek licenses from third parties, pay ongoing royalties, redesign our services or technologies, or prevent us from providing services or technologies subject to these claims. Even if we were to prevail, any litigation would likely be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

If we are not able to successfully market our services to new and existing customers and to build our brand and achieve market acceptance for our solutions and services, we may not be able to maintain and expand our operations and our results may be adversely affected.

        Our clients and potential clients use eDiscovery and forensic services, for the most part, on an "as needed basis," when a specific legal or administrative proceeding, investigation or other legal challenge requires them to rapidly analyze and produce large amounts of digitally-formatted information. In the absence of such a demand, a company's demand for our services and solutions tends to be much less extensive. This means that contracts for our services tend to be time and subject specific. The fact that we have sold our solutions to a client in one fiscal year or quarter does not ensure on-going use by that client in any subsequent period, unless a new need for our services arises.

        In light of this situation, in order to expand our business, it is imperative for us to continuously market our services and solutions to existing and potential clients and to build market recognition of our capabilities and our brand so that, when companies have a need for eDiscovery and forensic services, we and our solutions are perceived as an attractive alternative. If our marketing and brand building efforts are not successful and we are not able to secure new mandates when existing contracts reach their conclusion, we may have difficulty maintaining and increasing the use of our services and our results of operations could be adversely affected.

Our solutions incorporate and work in conjunction with third-party hardware and software products. If this hardware or software were not available to us at reasonable cost or at all, our results of operations could be adversely impacted.

        Although our solutions primarily rely on our own core technologies, some of our solutions incorporate third-party hardware and software products. In addition, our solutions are designed to work in conjunction with the third-party hardware and software in our customers' existing systems. If any third party were to discontinue making their products available to us or our customers on a timely basis, or were to increase materially the cost of their products, or if our solutions failed to properly function or interoperate with replacement hardware or software products, we may need to incur costs in finding replacement products and, if necessary, redesigning our solutions to function with or on replacement third-party products. Replacement products may not be available on terms acceptable to us or at all, and we may be unable to develop alternative solutions or redesign our solutions on a timely basis or at a reasonable cost. If any of these were to occur, our results of operations could be adversely impacted.

Future government legislation or changes in court rules could adversely affect our ability to sell our eDiscovery systems.

        The delivery of our eDiscovery services is not directly regulated by the U.S. or Japanese governments. Our eDiscovery solutions and the customers we serve are, however, directly or indirectly affected by federal and state laws and regulations and court rules. For example, any amendments to the Federal Rules of Civil Procedure regarding discovery of "electronically stored information" could affect our customers, and indirectly, our ability to productively market and sell our eDiscovery solutions. Future federal or state legislation or court rules, or court interpretations of those laws and rules, could have an adverse impact on our revenues and results of operations.

Our ability to expand our operations and maintain or increase our revenue is dependent on the quality of our offerings of solutions and services, and our failure to perform at a high level and provide high quality service could have a material adverse effect on our results of operations.

        Our customers depend upon our customer service and support staff to meet their eDiscovery and forensic analysis needs. High-quality support services are critical for the successful and sale of our services and solutions. If we fail to provide high-quality support on an ongoing basis, our customers may react negatively and our reputation in the marketplace could be materially and adversely affected, which would negatively impact our ability to secure contracts from existing and potential customers. Our failure to maintain high-quality support services could have a material and adverse effect on our business, results of operations and financial condition.

Our principal shareholders, directors and executive officers own a large percentage of our shares and will, following the completion of this offering, have approximately 50% of our aggregate voting power, allowing them to exercise substantial influence over matters subject to shareholder approval.

        Following the completion of this offering, assuming no exercise of the underwriters' over-allotment option, our executive officers, directors and principal shareholders holding 5% or more of our outstanding shares and their respective affiliates will beneficially own 50% of our issued and outstanding voting shares. Accordingly, these executive officers, directors and principal shareholders will have substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction, and their interests may not align with the interests of our other shareholders. These shareholders may also delay or prevent a change of control or otherwise discourage a potential acquirer from attempting to obtain control of us, even if such a change of control would benefit our other shareholders. This significant concentration of share ownership may adversely affect the trading price of our ADSs due to investors' perception that conflicts of interest may exist or arise.

If securities or industry analysts publish negative reports or cease to publish reports about our business, the price and trading volume of our securities could decline.

        The trading market for our ADSs will depend in part on the research and reports that industry or financial analysts publish about us or our business. If one or more of the analysts covering us downgrade their estimates or evaluation of our common stock, the price of our ADSs could decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the market for our ADSs, which in turn could cause the price of our ADSs or trading volume to decline or adversely affect the liquidity of the market for our ADSs.

Certain judgments obtained against us by holders of our ADSs may not be enforceable.

        We are a company incorporated under the laws of Japan and our principal offices and assets are located in Tokyo. We conduct only a minority of our business in the United States and most of our assets are located in jurisdictions, including Japan, Korea and Taiwan, outside the United States. In addition, with one exception, all of our directors and executive officers, and most of the experts named in this prospectus, reside in jurisdictions outside of the United States and substantially all of the assets of these persons are located in those non-U.S. jurisdictions. As a result, it may not be possible to effect service of process within the United States or elsewhere upon these directors, executive officers and experts, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. For example, Japan does not have treaties with the United States and many other countries providing for the reciprocal recognition and enforcement of judgments of courts. As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in a Japanese court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise.

        There is no statutory recognition in Japan of judgments obtained in the United States, although the courts of Japan will in certain circumstances recognize and enforce a civil, final judgment of a foreign court of competent jurisdiction without retrial on the merits. While there is no binding authority on this point, it may be difficult to enforce a civil judgment of a United States court imposing a monetary award based on the civil liability provisions of the U.S. federal securities laws.

Risks Associated with this Offering and our ADSs

There is no existing market for our ADSs and an active trading market for our ADSs that would provide you with adequate liquidity may not develop.

        Prior to this offering, there was no public market for our ADSs. There can be no guarantee that an active and liquid public market for our ADSs will develop or be sustained after this offering. In addition, although a public market on the Tokyo Stock Exchange for our shares exists in Japan and all of the shares of our common stock outstanding on the date of this prospectus are freely tradable in that market after the completion of this offering, we cannot assure you that any of those shares will be deposited with the depository in exchange for ADSs that would be freely tradable on the NASDAQ. Therefore, the relatively small number of ADSs being sold in this offering may effectively limit their liquidity. If you purchase our ADSs in this offering, you will purchase them at a price that, although reflecting, in part, the price of our common stock on the Tokyo Stock Exchange, was not established in a competitive market. Rather, our ADSs sold in this offering will be sold at a price that we negotiated with the representative of the underwriters and such price may not be indicative of the price at which our ADSs will trade in the market following this offering.

        For these reasons, the market price of our ADSs may be volatile and subject to wide fluctuations, and you may not be able to resell at or above the initial public offering price. The market price of our ADSs could be lower than the price you pay in response to a variety of factors, some of which are beyond our control and may not be related to our operating performance. The price of our ADSs may fluctuate as a result of:

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  introduction of new products, services or technologies offered by us or our competitors;

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  any failure to meet or exceed revenue and financial projections we provide to the public;

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  actual or anticipated variations in our quarterly operating results or those of other companies in our industry;

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  our failure to meet or exceed the estimates and projections of the investment community;

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  general market conditions and overall fluctuations in United States or Japanese equity markets;

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  announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

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  disputes or other developments relating to proprietary rights, including patents and our ability to obtain protection for our intellectual property;

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  additions or departures of our key management personnel;

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  issuances by us of debt or equity securities;

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  Litigation involving our company, including: shareholder litigation; investigations or audits by regulators into the operations of our company; or proceedings initiated by our competitors or customers;

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  changes in the market valuations of similar companies;

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  significant sales of our ADSs or common stock by our shareholders in the future; and

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  the trading volume of our ADS.

        In addition, the securities market has experienced significant price and volume fluctuations not related to the operating performance of particular companies. These market fluctuations may also materially adversely affect the market price of our ADSs. In the past, following periods of volatility in the market price of a company's securities, shareholders have often instituted securities class action litigation against that company. Any such class action suit or other securities litigation would divert the attention of our senior management, require us to incur significant expense and, whether or not adversely determined, could materially adversely affect our business, financial condition, results of operations and prospects.

The value of our ADSs may not perfectly track the price of our common stock.

        Our common stock currently trades on the TSE under stock code number 2158. Active trading volume and efficient pricing for our common stock on the TSE will usually, but not necessarily, indicate similar characteristics in respect of our ADSs. In addition, the terms and conditions of our agreement with our depositary may result in less liquidity or lower market value of the ADS than for our common stock. Since the holders of our ADSs may surrender the ADSs to take delivery of and trade our common stock (a characteristic that allows investors in ADSs to take advantage of price differentials between different markets), an illiquid market for our common stock may result in an illiquid market for our ADSs. Therefore, the trading price of our common stock may not be correlated with the price of our ADSs.

Since the initial public offering price is substantially higher than our net tangible book value per share, you will incur immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by certain of our existing shareholders for their shares of our common stock on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately $                        per ADS (assuming no exercise of outstanding options to acquire shares of our common stock), representing the difference between our pro forma net tangible book value per ADS as of                        , 2012, after giving effect to this offering and the initial public offering price of $                        per ADS. In addition, you will experience further dilution to the extent that additional shares of our common stock are issued upon the exercise of options and/or upon conversion of our outstanding convertible bonds. All of the common stock issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the initial public offering price per ADS in this offering, and the conversion price of our convertible bonds, on a per ADS basis, is also less than the initial public offering price of our ADSs. See "Dilution" for a more complete description of how the value of your investment in our ADSs will be diluted upon the completion of this offering.

Your right as a holder of ADSs to participate in any future rights offerings may be limited, which may cause dilution to your holdings and you may not receive cash dividends if it is impractical to make them available to you.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make any such rights available to our ADS holders in the United States unless we register such rights and the securities to which such rights relate under the Securities Act or an exemption from the registration requirements is available. In addition, the deposit agreement provides that the depositary bank will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

        The depositary has agreed to pay you the cash dividends or other distributions it or the custodian receives on our common stock or other deposited securities after deducting its fees and expenses. However, because of these deductions, you may receive less, on a per share basis with respect to your ADSs than you would if you owned the number of shares or other deposited securities directly. You will receive these distributions in proportion to the number of common stock your ADSs represent. In addition, the depositary may, at its discretion, decide that it is not lawful or practical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and you will not receive such distribution.

Sales of a substantial number of shares of our common stock or ADSs in the public markets by our existing shareholders could cause the price of our ADSs to fall.

        Sales of a substantial number of shares of our common stock or ADSs in the public market or the perception that these sales might occur, could depress the market price of our ADSs and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that any such sales may have on the prevailing market price of our ADSs.

        All of our executive officers and directors prior to this offering are subject to lock-up agreements with the underwriters of this offering that restrict their ability to transfer shares of our common stock or ADSs for at least 180 days from the date of this prospectus. However, all of our other existing shareholders and holders of securities convertible into, or exercisable for, our common stock will be free to sell their shares, and shares receivable upon such exercise or conversion, on the TSE. Subject to certain limitations, a total of approximately 1,939,582 of our shares will be eligible for sale immediately and 972,440 additional shares will be eligible upon expiration of the lock-up period. Such sales of common stock could have a material adverse effect on the trading price of our ADSs.

Our management will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

        We have not allocated a significant portion of the net proceeds to be received by us from this offering to any particular purpose. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled "Use of Proceeds," and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. You will not be able to direct how we apply these net proceeds and must rely on our management's judgment regarding the application of those net proceeds. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain or increase profitability or increase our share price. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders and/or may lose value. Furthermore, the price of our ADSs could decline if the market does not view our use of the net proceeds from this offering favorably.

Rights of shareholders under Japanese law may be different from those under the laws of the United States.

        Our articles of incorporation, the regulations of our Board of Directors and the Companies Act of Japan govern our corporate affairs. Legal principles relating to such matters as the validity of corporate procedures, directors' and officers' fiduciary duties and shareholders rights are different from those that would apply if we were a company incorporated in the United States. Shareholders' rights under Japanese law are different in some significant respects from shareholders' rights under the laws of the United States. You may have more difficulty in asserting your rights as a shareholder than you would as a shareholder of a corporation organized in the United States.

You may not have the same voting rights as the holders of our common stock and must act through the depositary to exercise your rights.

        Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares evidenced by our ADSs on an individual basis. In accordance with the terms of the deposit agreement, holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the shares of common stock represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that, persons who hold ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Upon our written request, the depositary will mail to you a shareholder meeting notice which contains, among other things, a statement as to the manner in which your voting instructions may be given, including an express indication that such instructions may be given or deemed given to the depositary to give a discretionary proxy to a person designated by us if no instructions are received by the depositary from you on or before the response date established by the depositary. However, no voting instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary that (i) we do not wish such proxy given, (ii) substantial opposition exists, or (iii) such matter materially and adversely affects the rights of shareholders. See "Description of American Depositary Shares." We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but you may not receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders' meeting.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are exempt from certain corporate governance requirements of Nasdaq. This may afford less protection to the holders of our ADSs.

        We are exempt from certain corporate governance requirements of Nasdaq by virtue of being a "foreign private issuer" as defined in Rule 405 under the Securities Act. As a foreign private issuer, we are permitted to, and plan to, follow the practice of Japan and of the TSE, on which our common stock is listed, in lieu of certain corporate governance requirements of Nasdaq.

        This means that we will be exempt from certain of Nasdaq's corporate governance rules, including those that require:

  •
  a majority of our Board of Directors does not need to be comprised of "independent directors" as defined by Nasdaq rules; and

  •
  our compensation committee and nominating committee do not need to be comprised solely of "independent directors."

        As a result, we cannot assure you that the compensation of our officers will be determined, or recommended to the Board of Directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors. There also can be no assurance that director nominees will be selected, or recommended for the Board of Directors' selection by a majority of the independent directors or a nominating committee comprised solely of independent directors.

        We intend to rely on all such exemptions provided by Nasdaq to a foreign private issuer, except that we expect to establish a compensation committee, and adopt and disclose a code of business conduct and ethics for directors, officers and employees.

        Unless we no longer qualify, or choose to no longer rely on these exemptions in the future, you will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

        In the event we are no longer a "foreign private issuer", we will be required to have a majority of independent directors on our Board of Directors and to have our compensation and nominating committees comprised solely of independent directors within one year of the date that we no longer qualify as a foreign private issuer.

We are an emerging growth company and should we decide to take advantage of certain exemptions provided by the Jumpstart Our Business Startups Act of 2012, there may be a risk that the reduced disclosure requirements applicable to emerging growth companies will make our ADSs less attractive to investors.

        We are a "foreign private issuer" and are not required to comply with certain periodic disclosure and current reporting requirements of the Exchange Act. In addition, we are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, in particular, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act for up to five fiscal years after the date of this offering. We will cease to be an emerging growth company upon the earliest of: the last day of the fiscal year during which we have gross revenues of $1.0 billion or more, the last day of the fiscal year following the fifth anniversary of the date of this offering, the date on which we have issued more than $1.0 billion (or the equivalent in dollars and other currencies) in non-convertible debt during the previous three-year period, or when we become a "large accelerated filer," as defined in Rule 12b-2 under the Exchange Act. We cannot predict if investors will find our ADSs less attractive because we may rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and the trading price of our ADSs may be more volatile.

FORWARD-LOOKING STATEMENTS

        To the extent that any statements made in this prospectus contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements may be identified by the use of words such as "expects," "plans," "may," "anticipates," "believes," "should," "intends," "estimates" and other words or phrases of similar meaning. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements are subject to a number of risks and uncertainties discussed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. All forward-looking statements attributable to us are expressly qualified by these and other factors. We cannot assure you that actual results will be consistent with these forward-looking statements.

        Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. Forecasts and other forward-looking information obtained from this available information is subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $                         million, assuming an initial public offering price of $                        per ADS (the midpoint of the range set forth on the cover of this prospectus). A $1.00 increase or decrease in the assumed initial public offering price would increase or decrease the net proceeds from this offering by $                         million, after deducting underwriting discounts and estimated offering expenses. The underwriters have an option to purchase an additional                        ADSs from us. Assuming the over-allotment option is exercised in full by the underwriters and satisfied in full by us, we will receive an additional estimated $                        in net proceeds, after deducting underwriting discounts.

        We intend to use our net proceeds from this offering for general corporate purposes, including working capital and possible acquisitions and investments, including the development or acquisition of complementary technology useful in our operations and with respect to our intention to expand our operations in the United States and Asia. Management will have significant discretion in applying our net proceeds from this offering. We currently have no agreements or commitments with respect to any acquisitions or investments and we do not currently have any acquisitions or investments planned. Pending specific application of our net proceeds, we plan to invest our net proceeds in government securities and other short-term, investment-grade, marketable securities.

DIVIDEND POLICY

        Under the Companies Act of Japan, or the "Companies Act," companies can pay an interim dividend at any time during the fiscal year in addition to the year-end dividend upon resolution by the board of directors. The Companies Act also permits companies to distribute dividends-in-kind (non-cash assets) to shareholders subject to a certain limitation and additional requirements. The Companies Act permits semiannual interim dividends to be paid once a year upon resolution by the board of directors if the paying company meets certain criteria and its articles of incorporation so stipulate. We meet these requirements. The Companies Act also provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3.0 million.

        The amount of retained earnings available for dividends under the Companies Act is based on the amount of retained earnings recorded in our general books of account prepared using accounting principles generally accepted in Japan. The adjustments included in the consolidated financial statements for U.S. GAAP purposes but not recorded in the general books of account have no effect on the determination of retained earnings available for dividends under the Companies Act. Retained earnings (accumulated deficit) shown in our general books of account amounted to ¥1,352.8 million ($17.6 million) at December 31, 2011 and ¥273.0 million ($3.5 million) at March 31, 2011.

        On June 24, 2011, our Board of Directors declared a cash dividend of ¥7.5 per share, payable to shareholders of record as of June 27, 2011, for a total of ¥19.7 million ($0.3 million). In appropriate circumstances, our Board of Directors may determine in its discretion, within the limits of the Companies Act, to declare dividends in the future, but there can be no assurance that any such dividends will be declared or paid at any time.

CAPITALIZATION AND INDEBTEDNESS

        The following table summarizes our cash and cash equivalents and short-term debt, and our consolidated capitalization as of December 31, 2011, on:

  •
  an actual basis, but giving effect to the 2-for-1 split of all of our outstanding shares of common stock on April 1, 2012;

  •
  a pro forma basis to give effect to the conversion of ¥110.0 million face amount of our outstanding convertible notes on February 28, 2012; and

  •
  a pro forma as adjusted basis to give effect to our receipt of the estimated net proceeds from the issuance and sale of shares of our common stock in the form of ADSs from this offering.

        You should read this table in conjunction with the sections of this prospectus entitled "Use of Proceeds," "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	December 31, 2011
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(unaudited, thousands of yen)
Cash and cash equivalents	2,422,864	2,422,864

Short-term debt	137,500	137,500

Current portion of long-term debt	138,393	138,393
Long-term debt	566,671	461,071
Equity
Common stock: authorized 3,600,000 shares, 7,200,000 shares pro forma and 7,200,000 shares pro forma as adjusted; 2,630,872 shares issued and outstanding 2,912,022 shares issued and outstanding pro forma; and shares issued and outstanding pro forma as adjusted	805,624	858,424
Additional paid-in capital	381,435	434,235
Retained earnings	1,015,722	1,015,722
Accumulated other comprehensive income	79,994	79,994
Treasury stock at cost—56 shares	(26)	(26)
Total UBIC, Inc. shareholders' equity	2,282,749	2,388,349
Noncontrolling interests	11,680	11,680
Total Equity	2,294,429	2,400,029
Total Capitalization	2,999,493	2,999,493

(1)
Reflects the conversion on February 28, 2012 of ¥110.0 million aggregate face amount of our convertible notes for 281,150 shares of our common stock at a conversion price of ¥391.25 per share and the 2-for-1 split of all of the 1,456,011 outstanding shares of our common stock on April 1, 2012.

(2)
Reflects the results of the sale by us of                                        ADSs in this offering at an assumed public offering price of $                                        per ADS (the midpoint of the range set forth on the cover of this prospectus) and our receipt of $                        in estimated net proceeds of the offering, after deducting underwriting discounts and estimated offering expenses payable by us.

The table above excludes:

  •
  100,000 shares of our common stock issuable upon the exercise of options outstanding with a weighted average exercise price of ¥1,455 per share;

  •
  281,114 shares of our common stock issuable upon conversion of ¥110.0 million face amount of our outstanding convertible notes at a conversion price of ¥391.30 per share; such conversion took place on May 15, 2012 and no convertible notes remain outstanding; and

  •
  ADSs issuable upon exercise of the underwriters' over-allotment option, if any.

DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per common share is substantially in excess of the book value per common share attributable to the existing shareholder for our presently outstanding common shares.

        Our net tangible book value as of December 31, 2011 was approximately ¥2,282.7 million ($29.7 million), or ¥784 per common share as of that date, and $            per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting pro forma net tangible book value per common share from the assumed initial public offering price per common share, which is the midpoint of the estimated initial public offering price range shown on the front cover of this prospectus and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        Our pro forma net tangible book value as of December 31, 2011 was approximately ¥            per common share outstanding on that date, equivalent to $            per ADS. Pro forma net tangible book value adjusts net tangible book value to give effect to (i) the conversion of ¥110.0 million face amount of our outstanding convertible notes into shares of our common stock on February 28, 2012, (ii) the 2-for-1 split of all of our outstanding 1,456,011 shares of common stock on April 1, 2012 and (iii) the conversion of the remaining ¥110.00 million face amount of our outstanding convertible notes into shares of our common stock on May 15, 2012.

        Without taking into account any other changes in net tangible book value after December 31, 2011, other than to give effect to our sale of the ADSs offered in this offering at the assumed initial public offering price of $            per ADS, the midpoint of the estimated initial public offering price range shown on the front cover of this prospectus, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2011 would have been            per outstanding common share, including common shares underlying our outstanding ADSs, and $            per ADS. This represents an immediate increase in net tangible book value of $            per common share and $            per ADS, to the existing shareholder and an immediate dilution in net tangible book value of $            per common share and $            per ADS, to investors purchasing ADSs in this offering.

        The following table illustrates this dilution:

	Per common share	Per ADS
	$	$
Assumed initial public offering price
Net tangible book value as of December 31, 2011
Pro forma net tangible book value as of April 1, 2012
Increase in net tangible book value attributable to existing shareholders
Pro forma as adjusted net tangible book value after this offering
Dilution in net tangible book value to new investors in this offering

        A $1.00 increase or decrease in the assumed initial public offering price of $                per ADS, the mid-point of the estimated initial public offering price range shown on the cover of this prospectus, would increase or decrease our adjusted net tangible book value after giving effect to this offering in each case by $                         million, or by $                per common share or $                        per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and other estimated expenses of this offering. The adjusted information discussed above is illustrative only. Our pro forma as adjusted net tangible book value following the completion of this offering is subject to adjustments based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

        The following table summarizes, on a pro forma as adjusted basis, the number of common shares purchased from us as of December 31, 2011, the total consideration paid to us and the average price per common share paid by our existing shareholders and by new investors purchasing common shares evidenced by ADSs in this offering at the assumed initial public offering price of $                        per ADS, the midpoint of the estimated range of the initial public offering price range per ADS shown on the cover of this prospectus, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

	Common Shares Purchased
			Total Consideration			Average Price per Common Share
							Average Price per ADS
	Number	Percent	Amount		Percent
Existing shareholders	3,193,136		¥	($		$	$
New investors			¥	($		$	$

Total		100%	$		100%

        A $1.00 increase or decrease in the assumed initial public offering price of $                        per ADS, the mid-point of the estimated initial public offering price range shown on the cover of this prospectus, would increase or decrease total consideration paid by new investors, total consideration paid by all shareholders and the average price per common share paid by all shareholders by $                        and $                        per common share, respectively, assuming no change in the number of ADSs sold by us as set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and other offering expenses payable by us.

        As of April 1, 2012, on a pro forma basis there were options outstanding to purchase 100,000 common shares and options to purchase 30,000 common shares available for future issuance upon the exercise of future grants under our Sixth Stock Option Plan. None of these options are exercisable prior to June 18, 2013. To the extent that any such options are exercised or any such restricted shares become vested, there will be further dilution to new investors.

EXCHANGE RATE INFORMATION

        Our financial statements and other financial data included in this prospectus are presented in Japanese yen. Our business and operations are primarily conducted by us in Japan and through our U.S., Korean and Taiwanese subsidiaries. Our functional currency is Japanese yen and their revenues and expenses are denominated in that currency. For convenience, certain amounts in Japanese yen set forth herein have been converted to United States dollars. The conversion of Japanese yen into U.S. dollars in this prospectus is based on the noon buying rate in the City of New York for cable transfers of Japanese yen as certified for customs purposes by the Board of Governors of the Federal Reserve System. Assets and liabilities are converted at the exchange rate as of the balance sheet date. Income and expenses are converted at the average exchange rate for the period. We make no representation that any Japanese yen or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Japanese yen, as the case may be, at any particular rate or at all.

        The following table sets forth, for each of the periods indicated, the average, high, low and period-end noon buying rates in New York City for cable transfers, in yen per $1.00, as certified for customs purposes by the Board of Governors of the Federal Reserve System. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. No representation is made that the Japanese yen could have been, or could be, converted into U.S. dollars at the rates indicated below or at any other rate. For information on the effect of currency fluctuations on our results, see "Management's Discussion and Analysis of Results of Operations and Financial Condition".

	Japanese yen per U.S. Dollar Noon Buying Rate
	Average(1)	High	Low	Period-End
Fiscal Year Ended March 31, 2009	100.85	108.69	89.93	99.15
Fiscal Year Ended March 31, 2010	92.59	98.76	86.12	93.40
Fiscal Year Ended March 31, 2011	85.00	94.24	80.48	82.76
2011:
April	83.18	85.26	81.31	81.31
May	81.13	82.12	80.12	81.29
June	80.43	80.98	79.87	80.64
July	79.24	81.26	77.18	77.18
August	76.97	79.01	76.41	76.50
September	76.80	77.48	76.30	77.04
October	76.64	77.97	75.72	77.97
November	77.60	78.28	76.93	77.58
December	77.80	78.13	76.98	76.98
Nine month period ended on December 31, 2011(2)	78.86	85.26	75.72	76.98
2012:
January	76.96	78.13	76.28	76.34
February	78.47	81.10	76.11	81.10
March	82.47	83.78	80.86	82.41
April	81.25	82.62	79.81	79.81
May (through May 11, 2012)	79.96	80.36	79.64	79.86

(1)
Annual averages are calculated from month-end rates. Monthly and interim period averages are calculated using the average of the daily rates during the relevant period.

(2)
Nine month average calculated using the average of the daily rates during the period.

Source:    Board of Governors of the Federal Reserve System

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The consolidated statements of operations data for the years ended March 31, 2011 and 2010 and the consolidated balance sheet data as of March 31, 2011 and 2010 have been derived from the audited consolidated financial statements of UBIC, Inc., included elsewhere in this prospectus. The consolidated statements of operations data for the nine months ended December 31, 2011 and 2010 and the consolidated balance sheet data as of December 31, 2011 have been derived from UBIC, Inc.'s unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial data has been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of our financial condition as of such dates and our results of operations for such periods. UBIC, Inc.'s historical results are not necessarily indicative of the results that may be expected in the future, and its interim results are not necessarily indicative of the results to be expected for the full fiscal year. Our reporting currency is the Japanese yen. Our historical results are not necessarily indicative of our results to be expected in any future period. The financial statements included in this prospectus have been prepared in accordance with U.S. GAAP and the consolidated financial statements as of and for the years ended March 31, 2010 and March 31, 2011 have been audited by Ernst & Young ShinNihon LLC, an independent registered accounting firm. You should read the selected consolidated financial data set forth below in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and with the consolidated financial statements and the related notes included elsewhere in this prospectus.

	For the year ended March 31,			For the nine months ended December 31, (unaudited)
	2010	2011	2011	2010	2011	2011
	(thousands of yen except per share data)		(thousands of dollars except per share data)	(thousands of yen except per share data)		(thousands of dollars except per share data)
Revenue	¥1,013,490	¥2,635,430	$34,235	¥1,447,366	¥3,754,013	$48,766
Revenue from a related party	80,072	40,764	530	27,926	22,002	286
Operating revenue from reimbursed direct costs	4,605	9,899	129	5,034	7,943	103

Total revenue	1,098,167	2,686,093	34,894	1,480,326	3,783,958	49,155

Cost of revenue	703,010	966,352	12,554	533,589	1,205,360	15,658
Reimbursed direct costs	4,605	9,899	129	5,034	7,943	103
Selling, general and administrative expenses	574,001	669,742	8,700	476,613	676,192	8,784

Total operating expense	1,281,616	1,645,993	21,383	1,015,236	1,889,495	24,545

Operating income (loss)	(183,449)	1,040,100	13,511	465,090	1,894,463	24,610
Interest income	3,441	3,410	44	2,633	1,638	21
Interest expense	(13,247)	(14,262)	(185)	(11,809)	(8,264)	(108)
Foreign currency exchange losses	(14,384)	(39,942)	(519)	(48,264)	(35,590)	(462)
Impairment loss on security	(108,540)	—	—	—	—	—
Other—net	94	1,296	17	941	5,211	68

Income (loss) before income taxes	(316,085)	990,602	12,868	408,591	1,857,458	24,129
Income taxes (benefit)	102,213	202,827	2,634	(50,120)	800,115	10,394

Net income (loss)	(418,298)	787,775	10,234	458,711	1,057,343	13,735
Less: Net income (loss) attributable to noncontrolling interests	—	(933)	(12)	(678)	2,613	34

Net income (loss) attributable to UBIC, Inc. shareholders	¥(418,298)	¥788,708	$10,246	¥459,389	1,054,730	$13,701

Net income (loss) attributable to UBIC, Inc. shareholders per share(1)
Basic	¥(182)	¥334	$4.32	¥198	¥401	$5.21
Diluted	¥(182)	¥249	$3.23	¥146	¥327	$4.25

(1)
Share and per share data give effect to a 2-for-1 share split effected on October 1, 2011 and the 2-for-1 share split effected on April 1, 2012, as if such share splits had occurred on April 1, 2009.

Other operating metrics:

	As of March 31,		As of December 31,
	2010	2011	2010	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash dividends declared per ordinary share	0	0	0	¥7.5

	As of March 31,			As of December 31,
	2010	2011	2011	2011	2011
	(in thousands of yen)		(in thousands of dollars)	(in thousands of yen)	(in thousands of dollars)
				(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	¥345,150	¥675,212	$8,771	¥2,422,864	$31,474
Total current assets	510,013	1,675,941	21,771	3,145,783	40,864
Total noncurrent assets	339,243	697,655	9,063	1,036,880	13,469
Total assets	849,256	2,373,596	30,834	4,182,663	54,333
Total current liabilities	315,856	821,757	10,674	1,283,360	16,670
Working capital	194,157	854,184	11,097	1,862,423	24,194
Long-term debt	255,011	323,040	4,197	566,671	7,361
Total noncurrent liabilities	283,747	349,595	4,542	604,874	7,858
Total liabilities	599,603	1,171,352	15,216	1,888,234	24,528
Total shareholders' equity	249,653	1,195,177	15,526	2,282,749	29,653
Total net assets	249,653	1,202,244	15,618	2,294,429	29,805

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following information should be read together with our selected consolidated financial and operating data and the consolidated financial statements and notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus particularly in "Risk Factors" and "Special Note Regarding Forward-looking Statements." We have prepared our consolidated financial statements in this prospectus in accordance with U.S. GAAP.

Introduction

        Management's discussion and analysis of financial condition and results of operations is intended to help provide an understanding of our financial condition, changes in financial condition and results of operations, and is organized as follows:

  •
  Overview of our Business—This section provides a general description of our business and developments that have occurred since April 1, 2009 that we believe are important in understanding our results of operations and financial condition or to disclose anticipated future trends. We explain our main sources of revenue, costs and expenses and how these items are presented in our results of operations. We also identify and explain certain non-financial measures that we consider to be important to an understanding of our results of operations.

  •
  Results of Operations—This section provides an analysis of our results of operations for each of the nine-month periods ended December 31, 2010 and 2011 and each of the two years in the period ended March 31, 2011. In addition, a brief description is provided of significant transactions and events that impact the comparability of the results being analyzed.

  •
  Liquidity and Capital Resources—This section provides an analysis of our cash flows for each of the nine-month periods ended December 31, 2010 and 2011 and each of the two years in the period ended March 31, 2011. It includes a discussion of the financial capacity available to fund our future commitments and obligations, as well as a discussion of other financing arrangements.

  •
  Critical Accounting Policies and Estimates—This section discusses our revenue and other accounting policies that we consider important to an understanding of our results of operations, and that require significant judgment and estimates on the part of management in application. Note 1 to the accompanying audited consolidated financial statements as of March 31, 2010 and 2011 and for the years ended March 31, 2010 and 2011 summarizes our significant accounting policies.

        Increasing global demand and changed economic policies have initiated a gradual recovery of the Japanese economy. However, the economy is still trying to emerge out of the effect of global recession, an increasing yen exchange rate with other currencies and sluggish consumer expenditures due to job insecurity. In addition, the recent earthquake and tsunami and the resulting nuclear incident in Eastern Japan that claimed a significant number of lives, created significant economic disruption.

        However an improving global economy and an increase in litigation, accompanied by increased levels of investigation activities by governments, especially in the United States, have helped us exceed our targets for revenue, operating income and net income in the year ended March 31, 2011 and the nine months ended December 31, 2011.

        With Japanese and other Asian international corporations becoming increasingly involved in litigation concerning patent, intellectual property, product safety, price cartelization, corporate fraud and other matters, and with the expansion of multinational corporations' operations in Asia, the demand for eDiscovery services capable of dealing with electronic information in Asian languages has grown. eDiscovery has also become a significant part of litigation in Canada, Europe and other Asian countries, in addition to the United States. Our business in preventive legal strategies and eDiscovery support services is expanding in an enhanced regulatory environment, resulting in elaborate new processes.

        We provide legal support services for eDiscovery to respond to diverse customer needs using our proprietary Lit i View and Legal Cloud solutions. In the nine months ended December 31, 2011, our one-stop-solution sales exceeded expectations as we acquired multiple new customers, securing mandates to supply services with respect to several large cases, administrative proceedings and investigations. We have also developed a Lit i View eDiscovery support system that helps enterprises reduce legal procedural costs, and thereby increase profits.

Overview

        The expansion of our business in response to the opportunity described above is reflected in our results of operations in the period since April 1, 2009. In the year ended March 31, 2011, or fiscal 2010, we generated total revenue of ¥2,686.1 million ($34.9 million), operating income of ¥1,040.1 million ($13.5 million) and net income of ¥787.8 million ($10.2 million); compared with total revenue of ¥1,098.2 million, operating loss of ¥183.4 million and net loss of ¥418.3 million in the year ended March 31, 2010, or fiscal 2009.

        For the nine months ended December 31, 2011, we generated total revenue of ¥3,784.0 million ($49.2 million), operating income of ¥1,894.5 million ($24.6 million) and net income of ¥1,057.3 million ($13.7 million); compared with total revenue of ¥1,480.3 million, operating income of ¥465.1 million and net income of ¥458.7 million in the nine months ended December 31, 2010.

        Although our total revenue in fiscal 2010 increased by ¥1,587.9 million (144.6%) compared with fiscal 2009, our total operating expense increased by only ¥364.4 million, 28.4%, over the same period. As a result, our operating income increased by ¥1,223.5 million to ¥1,040.1 million in fiscal 2010 from a ¥183.4 million operating loss in fiscal 2009 and our net income rose by ¥1,206.1 million to ¥787.8 million in fiscal 2010 from an net loss of ¥418.3 million in fiscal 2009.

        This positive trend continued to hold true during the first three quarters of fiscal 2011 (ended December 31, 2011) compared with the corresponding period in fiscal 2010. Our total revenue in the nine months ended December 31, 2011 increased by ¥2,303.7 million, 155.6% to ¥3,784.0 million, while our total operating expense increased by only ¥874.3 million, or 86.1%. As a result, our operating income increased by ¥1,429.4 million, or 307.3% and our net income (after an effective increase in income taxes of ¥850.2 million) increased by ¥598.6 million, or 130.5%.

How We Generate Revenue

        We generate the great majority of our revenue from the sale of eDiscovery support services and a small minority of our revenue from computer forensic investigation services, the sale of forensic tools and training, and a variety of other services. In fiscal 2010, revenue from the sale of eDiscovery support services increased to ¥2,529.8 million ($32.9 million), or 94.2% of total revenue of ¥2,686.1 million ($34.9 million), while all revenue from sales of forensic services, forensic tools and training, and other services and products totaled ¥156.3 million ($2.0 million), or 5.8%. This pattern was replicated in the nine months ended December 31, 2011, in which revenue from the sale of eDiscovery support services increased to ¥3,614.5 million ($47.0 million), or 95.5%, out of total revenue of ¥3,784.0 million ($49.2 million), while all revenue from sales of forensic services, forensic tools and training, and other services and products totaled ¥169.5 million ($2.2 million), or 4.5%.

Key Metrics

Currency fluctuations

        Our reporting currency is the Japanese yen. In fiscal 2010, 74.4% of our revenue was generated in yen, while 25.6% was generated in dollars. In fiscal 2010 we incurred 63.6% of our costs in yen and 36.4% in dollars. For the nine months ended December 31, 2011, 69.5% of our revenue was generated in Japanese yen, while 30.5% was generated in dollars. In that same period, we incurred 81.9% of our costs in yen and 18.1% in dollars. As a result, we have both transaction and translation currency exposure to the dollar. We have not entered into any agreements to hedge this exposure.

Total Revenue

        Total revenue is comprised of revenue, which is, itself, composed of proceeds from the sale of eDiscovery support services and from computer forensic investigation services, the sale of forensic tools and training, and a variety of other services, including operating revenue from reimbursed direct costs. The latter category represented only 0.4% of total revenue, or ¥4.6 million and ¥9.9 million, in the years ended March 31, 2010 and 2011, respectively, and only 0.3% and 0.2% of total revenue, or ¥5.0 million and ¥7.9 million, in the nine months ended December 31, 2010 and 2011, respectively. In addition, operating revenue from reimbursed direct cost essentially represented a "pass through" of expenses incurred on behalf of clients and was completely offset by the related expense line.

Total Operating Expense

  Cost of revenue

        Cost of revenue consists primarily of costs related to personnel, customer support, amortization of software, depreciation of equipment and outsourcing expenses. Personnel costs include salaries, bonuses, social and health insurance, other employee benefits and share-based compensation for personnel. Software costs are amortized, beginning in the period each module or component of the product is ready for its intended use, on a straight-line basis over the estimated useful life of the product, mainly five years, depreciation of equipment is as well. Outsourcing cost is mainly temporary staff cost to review eDiscovery materials identified by electronic means.

  Reimbursed Direct Costs

        As noted above, reimbursed direct costs constitute a component of total operating expense, but are completely offset by the reciprocal revenue line item.

  Selling, general and administrative expenses

        We classify our selling, general and administrative expenses into three categories: sales and marketing, research and development, and general and administration. These categories correspond to different departments within our company.

        Our operating expenses primarily consist of personnel costs, marketing costs, professional service fees and depreciation and amortization costs. Personnel costs for each category of operating expenses include salaries, bonuses, social and health insurance, other employee benefits and share-based compensation for personnel in that category, as well as an allocation of our facilities costs. We allocate share-based compensation expense resulting from the amortization of the fair value of options granted. We allocate overhead, such as rent, computer and other technology costs, to each expense category based on worldwide headcount in that category.

  Sales and marketing

        Sales and marketing expense primarily consists of personnel costs for our sales, marketing, business development and customer support employees and executives; and commissions earned by our sales personnel. In addition, during each period, we incurred expenses related to the expansion of our sales operations in the United States and, to the less extent, in Korea and Taiwan.

  General and administration

        General and administration expense primarily consists of personnel costs for our executive, information technology, finance, legal, human resources, corporate development and administrative personnel, as well as legal, accounting and other professional service fees and other corporate expenses that are charged to the profit and loss account, and depreciation and amortization. We expect to increase general and administrative expense, as a percentage of revenue and on an absolute basis, reflecting investments in our public company infrastructure.

  Research and development

        Research and development costs that are included in SG&A relate primarily to costs incurred in the research and development of new internal use software products and enhancements to our existing internal use software products that are used by us principally to provide our services and solutions to clients and do not meet the criteria for capitalization. These costs are expensed as incurred.

  Income taxes

        Income tax expense consists of the taxes we pay in several countries on our taxable income as well as deferred taxes that reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes and tax loss carryforwards. For further information on the breakdown of our income tax components, see "Note 13" in our consolidated financial statements included in this prospectus beginning on page F-1 as well as additional information on recent developments in our tax position.

Results of Operations

        The following table summarizes our consolidated statements of operations for the periods indicated in thousands of yen and as a percentage of total revenues, which represented ¥1,098.2 million and ¥2,686.1 million in the twelve months ended March 31, 2010 and 2011, respectively, and

¥1,480.3 million and ¥3,784.0 million in the nine-months ended December 31, 2010 and 2011, respectively.

	Year ended March 31,				Nine months ended December 31,
Consolidated Statements of Operations Data	2010		2011		2010		2011
	(thousands of yen, except percentages)
					(unaudited)
Revenue	¥1,013,490	92.3%	¥2,635,430	98.1%	¥1,447,366	97.8%	3,754,013	99.2%
Revenue from a related party	80,072	7.3	40,764	1.5	27,926	1.9	22,002	0.6
Operating revenue from reimbursed direct costs	4,605	0.4	9,899	0.4	5,034	0.3	7,943	0.2

Total Revenue	1,098,167	100.0	2,686,093	100.0	1,480,326	100.0	3,783,958	100.0

Cost of revenue	703,010	64.0	966,352	36.0	533,589	36.0	1,205,360	31.9
Reimbursed direct costs	4,605	0.4	9,899	0.4	5,034	0.3	7,943	0.2
Selling, general and administrative expenses	574,001	52.3	669,742	24.9	476,613	32.2	676,192	17.9

Total operating expense	1,281,616	116.7	1,645,993	61.3	1,015,236	68.6	1,889,495	49.9

Operating income (loss)	(183,449)	(16.7)	1,040,100	38.7	465,090	31.4	1,894,463	50.1
Interest income	3,441	0.3	3,410	0.1	2,633	0.2	1,638	*
Interest expense	(13,247)	(1.2)	(14,262)	(0.5)	(11,809)	(0.8)	(8,264)	(0.2)
Foreign currency exchange losses	(14,384)	(1.3)	(39,942)	(1.5)	(48,264)	(3.3)	(35,590)	(0.9)
Impairment losses on investments in securities	(108,540)	(9.9)	—	*	—	*	—	*
Other—net	94	*	1,296	*	941	0.1	5,211	0.1

Income (loss) before income taxes	(316,085)	(28.8)	990,602	36.9	408,591	27.6	1,857,458	49.1
Income taxes (benefit)	102,213	9.3	202,827	7.6	(50,120)	(3.4)	800,115	21.1

Net income (loss)	(418,298)	(38.1)	787,775	29.3	458,711	31.0	1,057,343	27.9
Less: Net income (loss) attributable to noncontrolling interests	—		(933)	*	(678)	*	2,613	0.1

Net income (loss) attributable to UBIC, Inc. shareholders	¥(418,298)	38.1	¥788,708	29.4	¥459,389	31.0	1,054,730	27.9

*
Less than 0.1%.

Nine months ended December 31, 2010 and 2011

  Total Revenue

	Nine months ended December 31,		Change
	2010	2011	In yen	Percentage
	(unaudited, in thousands, except percentages)
Revenue	¥1,447,366	¥3,754,013	¥2,306,647	159.4%
Revenue from a related party	¥27,926	¥22,002	¥(5,924)	(21.2)%
Operating revenue from reimbursed direct costs	¥5,034	¥7,943	¥2,909	57.8%

Total revenue	¥1,480,326	¥3,783,958	¥2,303,632	155.6%

        Total revenue in the nine months ended December 31, 2011 increased by ¥2,303.6 million, or 155.6%, to ¥3,784.0 million ($49.2 million) from ¥1,480.3 million in the nine months ended December 31, 2010. This was also ¥1,097.9 million more than our total revenue for the year ended March 31, 2011. Our revenue in the nine months ended December 31, 2011, most of which was attributable to our core eDiscovery business, increased by ¥2,306.5 million, or 159.4%, to ¥3,754.0 million from ¥1,447.4 million in the nine months ended December 31, 2010. This increase in our revenue and total revenue was primarily attributable to the expansion of our eDiscovery operations. Revenue in the nine months ended December 31, 2011 reflected the receipt of large and midsize orders associated with continuing growth in the number of international government investigations begun in the previous year and the expanding scope of these investigations. Our revenue from a related party in the nine months ended December 31, 2011 decreased by ¥5.9 million, or 21.2%, to ¥22.0 million from ¥27.9 million in the nine months ended December 31, 2010. This decrease in our revenue from a related party is primarily attributable to a decrease in sales of forensic tools by the related party. Our operating revenue from reimbursed direct costs in the nine months ended December 31, 2011 increased by 57.8% to ¥7.9 million from ¥5.0 million in the nine months ended December 31, 2010. Operating revenue from reimbursed direct costs represents costs incurred on behalf of a customer that are subsequently reimbursed and is completely offset by the equivalent component of operating expense.

        As discussed in "Our Business—Our Growth Strategy," our goals in implementing our growth strategy include expansion of our global operations, notably in the United States. We believe that, if we continue to be successful in implementing our growth strategy, the expansion of our total revenue will be sustainable and will continue in the last quarter of fiscal 2011 and through fiscal 2012. However, we cannot assure you that the pace of our revenue growth (the driver of our plans to increase total revenue) will be maintained, even if our strategy is successfully implemented.

  Total operating expense

	Nine months ended December 31,		Change
	2010	2011	In yen	Percentage
	(unaudited, in thousands, except percentages)
Cost of revenue	¥533,589	¥1,205,360	¥671,771	125.9%
Reimbursed direct costs	¥5,034	¥7,943	¥2,909	57.8%
Selling, general and administrative expenses	¥476,613	¥676,192	¥199,579	41.9%

Total operating expense	¥1,015,236	¥1,889,495	¥874,259	86.1%
Percentage of total revenue	68.6%	49.9%

        Our cost of revenue in the nine months ended December 31, 2011 increased by ¥671.8 million, or 125.9%, to ¥1,205.4 million from ¥533.6 million in the nine months ended December 31, 2010. This increase was primarily attributable to the growth in our operations, especially in the area of eDiscovery, reflected in the rapid growth of our revenue in the nine months ended December 31, 2011 compared with the nine months ended December 31, 2010.

        While we were successful in reducing our total operating expense as a percentage of total revenue to 49.9% in the nine months ended December 31, 2011 from 68.6% in the nine months ended December 31, 2010 and intend to continue these efforts going forward, it may be difficult to achieve the same level of percentage reductions in the future and we cannot assure you that this trend in cost reduction, both in absolute terms and as a percentage of total revenue, may not be attenuated or reversed.

        Our reimbursed direct costs in the nine months ended December 31, 2011 increased by 57.8% to ¥7.9 million from ¥5.0 million in the nine months ended December 31, 2010. Reimbursed direct costs represent costs incurred on behalf of a customer that are subsequently reimbursed. Therefore, this increase in our reimbursed direct costs was completely offset by related revenue and remained largely insignificant to our overall results.

        Our selling, general and administrative expenses in the nine months ended December 31, 2011 increased by ¥199.6 million, or 41.9%, to ¥676.2 million from ¥476.6 million in the nine months ended December 31, 2010. This increase was primarily attributable to an increase in payroll costs, which increased by ¥58.8 million, or 51.7%, to ¥172.5 million from ¥113.7 million. The increased marketing spend reflects our commitment to brand advertising and to increasing recognition among potential customers of our capabilities and is anticipated to continue through the fourth quarter of fiscal 2011 and into fiscal 2012. This increase also reflects our efforts to strengthen our management and execution team in order to meet the demands of our expanded operations.

        The considerable increase in our total operating expense in the nine months ended December 31, 2011 compared with the nine months ended December 31, 2010 in absolute terms of ¥874.3 million, or 86.1%, was moderate in comparison with the related increase in total revenue of ¥2,303.6 million, or 155.6%. In the nine months ended December 31, 2011, compared with the nine months ended December 31, 2010, total operating expense, as a percentage of total revenue, decreased to 49.9% from 68.6%.

  Operating income

	Nine months ended December 31,		Change
	2010	2011	In yen	Percentage
	(unaudited, in thousands, except percentages)
Operating income	¥465,090	¥1,894,463	¥1,429,373	307.3%
Percentage of total revenue	31.4%	50.1%

        As a result of the above factors, our operating income in the nine months ended December 31, 2011 more than tripled to ¥1,894.5 million ($24.6 million) from ¥465.1 million compared with the nine months ended December 31, 2010 and increased as a percentage of total revenue to 50.1% from 31.4%. This represents a 59.6% improvement in the ratio of operating income to total revenue in the nine months ended December 31, 2011 compared with the earlier period. Operating income in the nine month period was also ¥854.4 million, or 82.1%, higher than the ¥1,040.1 million recorded in the entire year ended March 31, 2011.

  Total other expense—net

	Nine months ended December 31,		Change
	2010	2011	In yen	Percentage
	(unaudited, in thousands, except percentages)
Interest income	¥2,633	¥1,638	¥(995)	(37.8)%
Interest expense	¥(11,809)	¥(8,264)	¥3,545	(30.0)%
Foreign currency exchange losses	¥(48,264)	¥(35,590)	¥12,674	(26.3)%
Impairment losses on investment in securities	¥—	¥—	¥—	—
Other—net	¥941	¥5,211	¥4,270	453.8%

Total other expense—net	¥(56,499)	¥(37,005)	¥19,494	34.5%
Percentage of total revenue	(3.8)%	(1.0)%

        Our interest income in the nine months ended December 31, 2011 decreased by 37.8% to ¥1.6 million from ¥2.6 million in the nine months ended December 31, 2010. This decrease in our interest income was primarily attributable to a lower valuation difference on a swap transaction in the nine months ended December 31, 2011 compared with the nine months ended December 31, 2010.

        Our interest expense in the nine months ended December 31, 2011 decreased by 30.0% to ¥8.3 million from ¥11.8 million in the nine months ended December 31, 2010. This decrease in our interest expense was primarily attributable to our lower level of outstanding debt during a majority of the period in 2011 as compared with the period in 2010.

        Our foreign currency exchange losses in the nine months ended December 31, 2011 decreased by 26.3% to ¥35.6 million from ¥48.3 million in the nine months ended December 31, 2010. This decrease in foreign exchange losses was primarily attributable to a smaller fluctuation of exchange rates in the 2011 period than in the 2010 period.

        Other-net in the nine months ended December 31, 2011 increased to ¥5.2 million from ¥0.9 million in the nine months ended December 31, 2010. This was primarily attributable to dividend income of ¥4.5 million related to investments in securities.

  Income before income taxes

	Nine months ended December 31,		Change
	2010	2011	In yen	Percentage
	(unaudited, in thousands, except percentages)
Income before income taxes	¥408,591	¥1,857,458	¥1,448,867	354.6%
Percentage of total revenue	27.6%	49.1%

        Our income before income taxes in the nine months ended December 31, 2011 increased by 354.6% to ¥1,857.5 million from ¥408.6 million in the nine months ended December 31, 2010. This represents a 77.9% increase in the ratio of income before income taxes to total revenue in the nine months ended December 31, 2011 compared with the earlier period.

Income taxes (benefit)

	Nine months ended December 31,		Change
	2010	2011	In yen	Percentage
	(unaudited, in thousands, except percentages)
Income taxes (benefit)	¥(50,120)	¥800,115	¥850,235	N.A.
Percentage of total revenue	(3.4)%	21.1%
Percentage of income (loss) before income taxes	(12.3)%	43.1%

        Our income taxes (benefit) is comprised of current income taxes, partially (and in the periods considered, insignificantly) reduced by deferred income taxes. Income taxes (benefit) in the nine months ended December 31, 2011 increased by 1,694.6% to ¥800.1 million from ¥(50.1) million in the nine months ended December 31, 2010. This increase was primarily attributable to the ¥1,448.9 million increase in income before income taxes in the nine months ended December 31, 2011.

  Net income

	Nine months ended December 31,		Change
	2010	2011	In yen	Percentage
	(unaudited, in thousands, except percentages)
Net income	¥458,711	¥1,057,343	¥598,632	130.5%
Percentage of total revenue	31.0%	27.9%

        Our net income in the nine months ended December 31, 2011 increased by 130.5% to ¥1,057.3 million from ¥458.7 million in the nine months ended December 31, 2010. This increase in net income was primarily attributable to the rapid growth of our eDiscovery revenue, which was only partially offset by a much more moderate increase in related operating expense.

  Operating segments

        Our operating segments are defined as components of our company that engage in business activities from which we earn revenues and incur expense and for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. We provide our solutions and services directly through UBIC to domestic (Japanese) customers and to our subsidiaries. We provide our solutions and services to customers based outside of Japan, including in the United States, Korea and Taiwan through our subsidiaries and our revenues and expense with respect to such operations are paid through UBIC North America, Inc., our U.S.-based wholly-owned subsidiary. Our operations in Japan and the U.S. have been identified as our two operating segments. Our Chief Executive Officer, who is also our chief operating decision maker, regularly reviews the performance of the two operating segments and makes decisions regarding allocation of resources. Our chief operating decision maker utilizes various measurements prepared based on Japanese GAAP, including revenue, operating income or loss and segment assets to assess segment performance and allocate resources to segments.

        Our reportable segments are the same as our operating segments. It should be noted that some of our customers located outside of the United States have chosen to pay amounts due to UBIC North America, even if some or all of the work we produced was performed in Japan or in other Asian countries. Therefore, an unspecified portion of the revenue in the United States segment does not constitute work actually performed by for U.S.-based customers.

        Segment information for the nine months ended December 31, 2010 and 2011 is as follows:

  Revenue

	December 31 2010	December 31, 2011	December 31, 2011
	(thousands of yen)		(thousands of dollars)
Japan
Outside customers	¥957,776	¥3,348,652	$43,500
Intersegment	297,830	195,696	2,541

Total	1,255,606	3,544,348	46,041
U.S.
Outside customers	523,211	289,885	3,766
Intersegment	29,643	29,453	383

Total	552,854	319,338	4,149
Elimination	(327,473)	(225,149)	(2,924)

Total revenue after eliminations	1,480,987	3,638,537	47,266
Adjustments*(1)	(661)	145,421	1,889

Total consolidated revenue	¥1,480,326	¥3,783,958	$49,155

*(1)
These amounts primarily represent the net impact of adjustments arising from the differences in timing of the revenue recognition under U.S. GAAP and Japanese GAAP.

  Segment Performance Measure:

	December 31, 2010	December 31, 2011	December 31, 2011
	(thousands of yen)		(thousands of dollars)
Segment profit (loss)
Japan	¥430,534	¥1,853,804	$24,082
U.S.	45,474	(67,691)	(879)

Total segment operating income (loss) after eliminations	476,008	1,786,113	23,203
Adjustments(1)	(10,918)	108,350	1,407

Total consolidated operating income (loss)	465,090	1,894,463	24,610
Unallocated amounts:
Interest income	2,633	1,638	21
Interest expense	(11,809)	(8,264)	(108)
Foreign currency exchange losses	(48,264)	(35,590)	(462)
Other—net	941	5,211	68

Total consolidated income (loss) before income taxes	¥408,591	¥1,857,458	$24,129

(1)
Adjustments primarily relate to the differences between U.S. GAAP and Japanese GAAP with respect to revenue recognition, depreciation and amortization, and accrued compensated absences.

  Segment Assets:

	March 31, 2011	December 31 2011	December 31, 2011
	(thousands of yen)		(thousands of dollars)
Segment assets
Japan	¥2,300,299	¥4,231,648	$54,971
U.S.	451,012	388,919	5,052
Elimination	(434,500)	(489,225)	(6,356)

Total segment assets after eliminations	2,316,811	4,131,342	53,667
Adjustments(1)	56,785	51,321	666

Total consolidated assets	¥2,373,596	¥4,182,663	$54,333

(1)
Adjustments primarily relate to the differences between U.S. GAAP and Japanese GAAP with respect to revenue recognition, depreciation and amortization and deferred tax assets.

Years ended March 31, 2010 and 2011

  Total Revenue

	Year ended March 31,			Change 2011 vs. 2010
	2010	2011	2011	In yen	Percentage
			(in thousands, except percentages)
Revenue	¥1,013,490	¥2,635,430	$34,235	¥1,621,940	160.0%
Revenue from a related party	¥80,072	¥40,764	$530	¥(39,308)	(49.1)%
Operating revenue from reimbursed direct costs	¥4,605	¥9,899	$129	¥5,294	115.0%

Total revenue	¥1,098,167	¥2,686,093	$34,894	¥1,587,926	144.6%

        Our total revenue in fiscal 2010 increased by ¥1,587.9 million, or 144.6%, to ¥2,686.1 million from ¥1,098.2 million in fiscal 2009. Our revenue in fiscal 2010 increased by ¥1,621.9 million, or 160.0% to ¥2,635.4 million from ¥1,013.5 million in fiscal 2009. This increase in our revenue and total revenue was primarily attributable to expansion of our eDiscovery operations. The market for these services benefited from a rapid increase in the number of lawsuits filed and investigations commenced in the United States against Japanese multinational corporations which involved patents, intellectual property, product safety, price cartels, the U.S. Foreign Corrupt Practices Act and other issues. Our revenue from a related party in fiscal 2010 decreased by ¥39.3 million, or 49.1%, to ¥40.8 million from ¥80.1 million in fiscal 2009. This decrease in our revenue from a related party is primarily attributable to a decrease in sales of forensic tools by the related party. Our operating revenue from reimbursed direct costs in fiscal 2010 increased by ¥5.3 million, or 115.0%, to ¥9.9 million from ¥4.6 million in fiscal 2009 and represents costs incurred on behalf of a customer that were subsequently reimbursed. This increase in our operating revenue from reimbursed direct costs was primarily attributable to expansion of our eDiscovery operations, but had no impact on our results of operations, since it was completely offset by the related line item in operating expense.

  Total operating expense

	Year ended March 31,			Change 2011 vs. 2010
	2010	2011	2011	In yen	Percentage
		(in thousands, except percentages
Cost of revenue	¥703,010	¥966,352	$12,554	¥263,342	37.5%
Reimbursed direct costs	¥4,605	¥9,899	$129	¥5,294	115.0%
Selling, general and administrative expenses	¥574,001	¥669,742	$8,700	¥95,741	16.7%

Total operating expense	¥1,281,616	¥1,645,993	$21,383	¥364,377	28.4%
Percentage of total revenue	116.7%	61.3%

        Our cost of revenue in fiscal 2010 increased by ¥263.3 million, or 37.5%, to ¥966.3 million from ¥703.0 million in fiscal 2009. This increase in our cost of revenue was primarily attributable to costs and expenses incurred in producing the very significant increase in our revenue in fiscal 2010. However, this increase in cost of revenue of 37.5% was far below the growth in revenue of 160.0% and reflected both increased efficiencies and the investments made in fiscal 2009 and previous years.

        Our reimbursed direct costs in fiscal 2010 increased by ¥5.3 million, or 115.0%, to ¥9.9 million from ¥4.6 million in fiscal 2009. Reimbursed direct costs represent costs incurred on behalf of a customer that are subsequently reimbursed. This increase in our reimbursed direct costs was primarily attributable to increased activity but had no impact on our results of operations, since it was completely offset by the related revenue line item.

        Our selling, general and administrative expenses in fiscal 2010 increased by ¥95.7 million, or 16.7%, to ¥669.7 million from ¥574.0 million in fiscal 2009. This increase was primarily attributable to expenses incurred related to the very significant growth in revenue during fiscal 2010. However, this reflected considerable and successful efforts to restrain expenses, as demonstrated by the relationship to the 160.0% increase in revenue during the same 2010 period. We anticipate the higher levels of general and administration expenditure that we have recently experienced to continue as we expand our international and Japanese operations.

        As a result of the factors described above, our total operating expense increased by ¥364.4 million, or 28.4%, in fiscal 2010 to ¥1,646.0 million from ¥1,281.6 million in fiscal 2009. Although our total operating expense grew as our volume of sales increased, our operating income and related margins increased significantly. We anticipate that it may be difficult for us to continue to increase our total revenue while curtailing costs at these rates in coming years and we believe that it may be difficult for us to maintain this tendency in future years.

  Operating income (loss)

	Year ended March 31,			Change 2011 vs. 2010
	2010	2011	2011	In yen	Percentage
	(in thousands, except percentages)
Operating income (loss)	¥(183,449)	¥1,040,100	$13,511	¥1,223,549	N.A.
Percentage of total revenue	(16.7)%	38.7%

        Our operating income in fiscal 2010 compared to fiscal 2009 increased by ¥1,223.5 million, to operating income of ¥1,040.1 million from an operating loss of ¥183.4 million. This increase was primarily attributable to the growth in our operations reflected in the rapid growth of our total revenue. This increase in operating income was far above the growth in total revenues of 160.0%. We anticipate that it may be difficult for us to continue to increase our operating income at this rate in coming years and we cannot assure you that the rate of growth in our operating income will be maintained in future years.

  Total other expense—net

	Year ended March 31,			Change 2011 vs. 2010
	2010	2011	2011	In yen	Percentage
	(in thousands, except percentages)
Interest income	¥3,441	¥3,410	$44	¥(31)	0.9%
Interest expense	¥(13,247)	¥(14,262)	$(185)	¥(1,015)	(7.7)%
Foreign currency exchange losses	¥(14,384)	¥(39,942)	$(519)	¥(25,558)	(177.7)%
Impairment losses on investments in securities	¥(108,540)	¥—	$—	¥108,540	100.0%
Other—net	¥94	¥1,296	$17	¥1,202	1,278.7%

Total other expense—net	¥(132,636)	¥(49,498)	$(643)	¥83,138	62.7%
Percentage of total revenue	(12.1)%	(1.8)%

        Our interest income in fiscal 2010 remained virtually stable compared with in fiscal 2009 at ¥3.4 million.

        Our interest expense in fiscal 2010 increased by ¥1.0 million, or 7.7%, to ¥14.3 million from ¥13.3 million in fiscal 2009. This overall stability in our interest expense was primarily attributable to the fact that our overall debt remained substantially unchanged, at ¥466.2 million as of March 31, 2011, compared with ¥445.7 million as of March 31, 2010.

        Our foreign currency exchange losses in fiscal 2010 increased by ¥25.6 million, or 177.7%, to ¥39.9 million from ¥14.4 million in fiscal 2009. This increase in foreign currency exchange losses was primarily attributable to the larger range of fluctuation of exchange rates in fiscal 2010 compared with fiscal 2009.

        We recorded impairment losses on investments in securities in fiscal 2009 of ¥108.5 million. No impairment loss was incurred in fiscal 2010. Losses on impairment of investments in certain marketable equity securities were recognized to reflect the decline in value considered to be other-than-temporary, which were ¥108.5 million for the year ended March 31, 2010.

        As a result of the factors described above, our total other expense—net in fiscal 2010 decreased by ¥83.1 million, or 62.7%, to ¥49.5 million from ¥132.6 million in fiscal 2009.

  Income (loss) before income taxes

	Year ended March 31,			Change 2011 vs. 2010
	2010	2011	2011	In yen	Percentage
	(in thousands, except percentages)
Income (loss) before income taxes	¥(316,085)	¥990,602	$12,868	¥1,306,687	N.A.
Percentage of total revenue	(28.8)%	36.9%

        Our income (loss) before income taxes in fiscal 2010 increased by ¥1,306.7 million to income of ¥990.6 million from a loss of ¥316.1 million in fiscal 2009. This represented a very significant improvement in the relationship of income (loss) before income taxes to total revenue in fiscal 2010 compared with the previous year.

  Income taxes

	Year ended March 31,			Change 2011 vs. 2010
	2010	2011	2011	In yen	Percentage
	(in thousands, except percentages)
Income taxes	¥102,213	¥202,827	$2,634	¥100,614	98.4%
Percentage of total revenue	9.3%	7.6%
Percentage of income (loss) before income taxes	(32.3)%	20.5%

        Our income taxes are comprised of income taxes-current, partially (and in the periods considered, insignificantly) reduced by income taxes-deferred. Our income taxes in fiscal 2010 increased by ¥100.6 million, 98.4%, to ¥202.8 million from ¥102.2 million in fiscal 2009. This increase was attributable to the ¥1,306.7 million increase in income (loss) before income taxes in fiscal 2010 compared with the previous year offset.

  Net income (loss)

	Year ended March 31,			Change 2011 vs. 2010
	2010	2011	2011	In yen	Percentage
	(in thousands, except percentages)
Net income (loss)	¥(418,298)	¥787,775	$10,234	¥1,206,073	N.A.
Percentage of total revenue	(38.1)%	29.3%

        Our net income (loss) in fiscal 2010 increased by ¥1,206.1 million to income of ¥ 787.8 million from a loss of ¥418.3 million in fiscal 2009. This increase was primarily attributable to the rapid growth of our revenue, reflecting the expansion of our business, particularly in the eDiscovery space, which was partially offset by increases in our costs and expenses, notably in selling, general and administrative expenses. However, these costs and expenses increased at a far lower pace in fiscal 2010 than the related revenues.

  Operating segments

        Our operating segments are defined as components of our company that engage in business activities from which we earn revenues and incur expense and for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. We provide our solutions and services directly through UBIC to domestic (Japanese) customers and to our subsidiaries. We provide our solutions and services to customers based outside of Japan, including in the United States, Korea and Taiwan through our subsidiaries and our revenues and expense with respect to such operations are paid through UBIC

North America, Inc., our U.S.-based wholly-owned subsidiary. Our operations in Japan and the U.S. have been identified as our two operating segments. Our Chief Executive Officer, who is also our chief operating decision maker, regularly reviews the performance of the two operating segments and makes decisions regarding allocation of resources. Our chief operating decision maker utilizes various measurements prepared based on Japanese GAAP, including revenue, operating income or loss and segment assets to assess segment performance and allocate resources to segments.

        Our reportable segments are the same as our operating segments. It should be noted that some of our customers located outside of the United States have chosen to pay amounts due to UBIC North America, even if some or all of the work we produced was performed in Japan or in other Asian countries. Therefore, an unspecified portion of the revenue in the United States segment does not constitute work actually performed for U.S.-based customers.

        Segment information for the years ended March 31, 2010 and 2011 is as follows:

  Revenue

	2010	2011	2011
	(thousands of yen)		(thousands of dollars)
Japan
Outside customers	¥507,201	¥1,937,434	$25,168
Intersegment	¥258,355	¥450,210	$5,848

Total	¥765,556	¥2,387,644	$31,016
U.S.
Outside customers	¥438,253	¥804,494	$10,451
Intersegment	¥25,605	¥49,668	$645

Total	¥463,858	¥854,162	$11,096
Elimination	¥(283,960)	¥(499,878)	$(6,493)

Total revenue after eliminations	¥945,454	¥2,741,928	$35,619
Adjustments(1)	¥152,713	¥(55,835)	$(725)

Total consolidated revenue	¥1,098,167	¥2,686,093	$34,894

(1)
These amounts primarily represent the net impact of adjustments arising from the differences in timing of the revenue recognition under U.S. GAAP and Japanese GAAP.

  Segment Performance Measure:

	2010	2011	2011
	(thousands of yen)		(thousands of dollars)
Segment profit (loss)
Japan	¥(125,573)	¥1,019,194	$13,240
U.S.	¥(57,214)	¥77,946	$1,012

Total segment profit (loss) after eliminations	¥(182,787)	¥1,097,140	$14,252
Adjustments(1)	¥(662)	¥(57,040)	$(741)

Total consolidated operating income (loss)	¥(183,449)	¥1,040,100	$13,511
Unallocated amounts:
Interest income	¥3,441	¥3,410	$44
Interest expense	¥(13,247)	¥(14,262)	$(185)
Foreign currency exchange losses	¥(14,384)	¥(39,942)	$(519)
Impairment losses on investments in securities	¥(108,540)	¥—	$—
Other-net	¥94	¥1,296	$17

Total consolidated income (loss) before income taxes	¥(316,085)	¥990,602	$12,868

(1)
Adjustments primarily related to the differences between U.S. GAAP and Japanese GAAP with respect to revenue recognition, depreciation and amortization, and accrued compensated absences.

  Segment Assets:

	2010	2011	2011
	(thousands of yen)		(thousands of dollars)
Segment assets
Japan	¥789,239	¥2,300,299	$29,882
U.S.	¥145,399	¥451,012	$5,859
Elimination	¥(131,465)	¥(434,500)	$(5,645)

Total segment assets after eliminations	¥803,173	¥2,316,811	$30,096
Adjustments(1)	¥46,083	¥56,785	$738

Total consolidated assets	¥849,256	¥2,373,596	$30,834

(1)
Adjustments primarily related to the differences between U.S. GAAP and Japanese GAAP with respect to revenue recognition, depreciation and amortization and deferred tax assets.

  Capital expenditures on long-lived assets:

	2010	2011	2011
	(thousands of yen)		(thousands of dollars)
Capital expenditures
Japan	¥100,795	¥249,406	$3,240
U.S.	¥1,153	¥917	$12
Adjustments	¥310	¥(1,986)	$(26)

Total consolidated capital expenditures	¥102,258	¥248,337	$3,226

        Capital expenditures related to property and equipment, capitalized computer software costs and other intangible assets on an accrual basis.

  Other Significant Items:

	2010	2011	2011
	(thousands of yen)		(thousands of dollars)
Depreciation and amortization
Japan	¥74,298	¥51,986	$676
U.S.	¥881	¥955	$12

Total depreciation and amortization	¥75,179	¥52,941	$688
Adjustments	¥138,605	¥5,272	$68

Total consolidated depreciation and amortization	¥213,784	¥58,213	$756

  Entity-Wide Information:

        For the year ended March 31, 2010, revenue from Sanyo Electric Co., Ltd. amounted to ¥343.0 million, representing approximately 31.2 percent of our total revenue. For the year ended March 31, 2011, revenue from Panasonic Corporation, Aisin Seiki, Yazaki Corporation, and TMI Associates amounted to ¥594.1 million ($7.7 million), ¥379.8 million ($4.9 million), ¥372.1 million ($4.8 million), and ¥311.3 million ($4.0 million), respectively, representing approximately 22.1 percent, 14.1 percent, 13.9 percent, and 11.6 percent, respectively, of our total revenue. All of these customers and the related revenue amounts are attributable to the Japan segment, except Sanyo Electric Co., Ltd. and the ¥343.0 million of related revenue in the year ended March 31, 2010 and Aisin Seiki and the ¥379.8 million of related revenue in the year ended March 31, 2011, each of which was attributable to the United States segment.

        The information concerning revenue by service categories for the years ended March 31, 2010 and 2011 is presented below:

	2010	2011	2011
	(thousands of yen)		(thousands of dollars)
eDiscovery	¥835,608	¥2,529,778	$32,863
Investigation	¥122,102	¥44,061	$573
Sales of forensic tools	¥79,795	¥49,208	$639
Forensic training	¥46,913	¥38,252	$497
Other	¥13,749	¥24,794	$322

Total revenue	¥1,098,167	¥2,686,093	$34,894

        Long-lived assets held in Japan and in the U.S. as of March 31, 2010 were ¥103.1 million and ¥2.2 million, respectively. Long-lived assets held in Japan and in the U.S. as of March 31, 2011 were ¥112.0 million ($1.5 million) and ¥2.2 million ($28 thousand), respectively. Long-lived assets include net property and equipment.

Liquidity and Capital Resources

Capital Resources

        Our principle sources of liquidity are our cash and cash equivalents, cash flows from operating activities, and issuances of short-term and long-term bank borrowings, convertible notes and equity securities. As of March 31 and December 31, 2011, we had cash and cash equivalents of ¥675.2 million and ¥2,422.9 million, respectively.

        Short-term and long-term bank borrowing:    Short-term and long-term bank borrowings provide us with an important source of funds for maintaining an adequate level of working capital, acquisition of data servers and development of internal-use software.

        As of December 31, 2011, our short-term bank borrowings amounted to ¥137.5 million with a weighted average interest rate of 0.7%. As of March 31, 2011, we had no outstanding short-term bank borrowings.

        As of March 31 and December 31, 2011, our long-term bank borrowings amounted to ¥251.7 million and ¥490.0 million with a weighted average interest rate of 2.5% and 1.6%, respectively. Their maturities are at various dates through 2016.

        Under a ¥700.0 million, five-year syndicated loan arrangement entered into with a consortium of banks on September 27, 2011, we borrowed ¥350.0 million during the nine months ended December 31, 2011. The remaining ¥350.0 million available under this syndicated loan can be drawn through September 30, 2012. There are restrictive covenants related to the five-year syndicated loan including requirements to maintain a minimum level of net assets and ordinary income in our stand-alone and consolidated financial statements, measured under accounting principles generally accepted in Japan. We are required to maintain net assets at a level which is at least 75% of the higher of (a) net assets as of March 31, 2011 or (b) net assets as of the end of the year immediately preceding the date of calculation. The ordinary income covenant also requires that we shall not record ordinary losses in any two consecutive fiscal years. We are in compliance with these restrictive covenants at December 31, 2011.

        As of March 31 and December 31, 2011, we pledged available-for-sale securities with carrying value of ¥223.2 million and ¥245.3 million respectively as security for borrowings from banks of ¥350.0 million and ¥230.0 million, respectively.

        Overdraft arrangement:    We entered into an overdraft arrangement with a Japanese bank for which the unutilized balance as of March 31, 2011 was ¥50.0 million.

        Bank of Tokyo Mitsubishi UFJ has been our main financing bank since our founding. Bank of Tokyo Mitsubishi UFJ arranged our syndicated loan and overdraft arrangement.

        Convertible notes:    In April 2010, we issued zero coupon convertible notes due April 2015 in the aggregate face amount of ¥300.0 million for ¥285.0 million. As of March 31 and December 31, 2011, the outstanding carrying amount of our convertible notes, including amortized discount, amounted to ¥211.2 million and ¥212.9 million respectively. On February 28, 2012, an investor converted convertible notes with a face amount of ¥110.0 million into 281,150 of our shares of common stock. On May 15, an investor converted convertible notes with a face amount of ¥110.0 million into 281,114 shares of our common stock. After this most recent conversion, none of our convertible notes due April 2015 remain outstanding.

        Cash flows from operating activities:    We generated ¥452.8 million and ¥1,796.5 million from operating activities for the year ended March 31, 2011 and nine months ended December 31, 2011, respectively. See Consolidated Statements of Cash Flows.

Cash Flows

        The following table sets out information on our cash flows for the periods indicated:

	Year ended March 31,		Nine months ended December 31,
	2010	2011	2010	2011
	(thousands of yen)
Net cash provided by (used in) operating activities	(933)	452,800	(160,453)	1,796,487
Net cash used in investing activities	(69,214)	(227,712)	(158,580)	(401,511)
Net cash provided by financing activities	80,273	113,896	141,457	356,926
Effect of exchange rates	(12,633)	(8,922)	(11,693)	(4,250)

Net increase (decrease) in cash and cash equivalents	(2,507)	330,062	(189,269)	1,747,652

Cash and cash equivalents at the beginning of the year/period	347,657	345,150	345,150	675,212

Cash and cash equivalents at the end of the year/period	345,150	675,212	155,881	2,422,864

Nine months ended December 31, 2011 as compared to the nine months ended December 31, 2010

        Net cash provided by operating activities rose to ¥1,796.5 million in the nine months ended December 31, 2011, compared to cash used of ¥160.5 million in the nine months ended December 31, 2010, an increase in cash provided by operating activities of ¥1,957.0 million. The increase reflected an increase of ¥598.6 million in net income compared to the previous period, primarily due to an increase in sales of eDiscovery services. In addition, collection of outstanding trade accounts receivable held at the end of fiscal 2010 (the beginning of the interim period) contributed to the increase in cash provided by operating activities during the nine months ended December 31, 2011. Trade accounts receivable decreased by ¥339.1 million in the nine months ended December 31, 2011 while it increased by ¥828.2 million in the corresponding interim period in fiscal 2010.

        Net cash used in investing activities increased to ¥401.5 million in the nine months ended December 31, 2011 from ¥158.6 million in the nine months ended December 31, 2010, an increase of ¥242.9 million. This increase includes ¥228.8 million paid for the acquisition of additional data servers to support the expansion of the business in the nine months ended December 31, 2011 compared with ¥8.8 million paid during the corresponding interim period in fiscal 2010.

        Net cash provided by financing activities in the nine months ended December 31, 2011, was ¥356.9 million compared to ¥141.4 million in the nine months ended December 31, 2010, an increase of ¥215.5 million. This increase was primarily attributable to proceeds of ¥350.0 million from long-term borrowing and ¥137.5 million from short-term borrowings, offset in part by the repayment of ¥111.7 million of long-term borrowings as well as the payment of dividends of ¥19.7 million. Cash provided by financing activities in the nine months ended December 31, 2010 consisted of ¥285.0 million of proceeds from the issuance of our convertible notes, significantly offset by repayments of short-term borrowings of ¥30.0 million and long-term borrowings of ¥120.6 million.

Year ended March 31, 2011 as Compared to the Year Ended March 31, 2010

        Net cash provided by operating activities for the year ended March 31, 2011 was ¥452.8 million, an increase of ¥453.7 million compared to cash used of ¥0.9 million for the year ended March 31, 2010.

The increase was mainly due to the increase of ¥1,206.1 million in net income compared to the previous fiscal year. Net income increased primarily due to an increase in revenue from eDiscovery services. Total revenue for the year ended March 31, 2011 increased by ¥1,587.9 million compared to fiscal 2010.

        Net cash used in investing activities for the year ended March 31, 2011 was ¥227.7 million, an increase by ¥158.5 million from ¥69.2 million for the year ended March 31, 2010. The increase in net cash used in investing activities for the year ended March 31, 2011 was mainly due to an increase of ¥18.8 million in cash used for purchase of property and equipment and an increase of ¥138.3 million in cash spent for development of internal-use software.

        Net cash provided by financing activities for the year ended March 31, 2011 was ¥113.9 million, an increase by ¥33.6 million from ¥80.3 million for the year ended March 31, 2010. The increase in net cash provided by financing activities for the year ended March 31, 2011 was mainly due to the issuance of convertible notes for ¥285.0 million offset by a decrease of ¥180.0 million in proceeds from long-term borrowings.

Material Capital Requirements

        Our principal capital and liquidity needs in recent years have been for capital expenditures for the development of internal-use software and acquisition of property and equipment, mainly computers, lease payments, payments of principal and interest on outstanding borrowings and other working capital requirements.

        Capital Expenditures:    Our capital expenditures relate primarily to the development and expansion of data server storage and internal-use software for providing eDiscovery services. The table below shows our capital expenditures, which we define as amounts paid for development of internal-use software and purchases of property and equipment. Capital expenditures for the year ended March 31, 2011 were larger than the previous year primarily because we invested in the development of an upgrade for the Lit I View ("LIV") software used for providing eDiscovery services.

        Our capital expenditures for the years ended March 31, 2010 and 2011 and the nine months ended December 31, 2010 and 2011 were as follows:

	Year ended March 31		Nine months ended December 31
	2010	2011	2010	2011
	(thousands of yen)
Capital expenditures	¥69,214	¥226,324	¥157,953	¥400,259

        Our capital expenditures for the fiscal year ended March 31, 2012, for which financial statements are not currently available, relate to the acquisition of data storage servers and development of internal-use software are expected to be higher than the amount for the fiscal year ended March 31, 2011 and is estimated at ¥700 million. Higher capital expenditure is expected in future years as we grow our business and expand our network of offices in the United States, Korea and Taiwan.

        Short-term and long-term bank borrowing:    As of December 31, 2011, our short-term bank borrowings amounted to ¥137.5 million with a weighted average interest rate of 0.7%. As of March 31 and December 31, 2011, our long-term bank borrowings amounted to ¥251.7 million and ¥490.0 million with a weighted average interest rate of 2.5% and 1.6%, respectively. Their maturities are at various dates through 2016.

        As is customary in Japan, both short-term and long-term bank loans are made under general agreements that provide that securities and guarantees for present and future indebtedness will be given upon request of the bank, and that the bank shall have the right, as the obligations become due, or in the event of their default, to offset cash deposits against such obligations.

        Convertible notes:    In April 2010, we issued zero coupon convertible notes due April 2015 in the aggregate face amount of ¥300.0 million for proceeds of ¥285.0 million. As of March 31 and December 31, 2011, our outstanding carrying value of convertible notes, including amortized discount, amounted to ¥211.2 million and ¥212.9 million respectively.

        Working capital needs:    Our principal working capital requirements are for payments for outsourced activities, rent of data center facilities and office premises, and personnel expenses. We lease data center facilities and office premises under cancellable operating lease arrangements with mainly two-year lease periods. UBIC North America leases office premises under noncancellable operating lease arrangements. Lease expenses related to operating leases for the years ended March 31, 2010 and 2011 were approximately ¥107.2 million and ¥127.7 million, respectively. Lease expenses related to operating leases for nine months ended December 31, 2010 and 2011, were approximately ¥69.3 million and ¥128.8 million, respectively. Higher levels of working capital are expected in future years as we grow our business and expand our network of offices in the United States, Korea and Taiwan.

Indebtedness

        The following table shows our indebtedness as of the dates indicated:

	At March 31,		At December 31,
	2010	2011	2010	2011
	(thousands of yen)
Long-term debt:
Unsecured convertible note due 2015, zero coupon, net of unamortized discount of ¥8,800 thousand	—	211,200	287,250	212,850
Secured bank loans	350,000	230,000	260,000	140,000
Unsecured bank loans	60,960	21,700	30,400	350,000
Capital lease obligations	4,721	3,311	3,669	2,214
Less current portion of long-term debt	(160,670)	(143,171)	(151,855)	(138,393)

Long-term debt, net	255,011	323,040	429,494	566,671

Short-term debt:
Bank loans	30,000	—	—	137,500
Current portion of long-term debt	160,670	143,171	151,855	138,393

Total short-term debt	190,670	143,171	151,855	275,893

Total debt	445,681	466,211	581,349	842,564

Off-balance Sheet Arrangements

        Although we generally do not utilize off-balance sheet arrangements in our operation, we enter into operating leases in the normal course of business. Our operating lease obligations are disclosed below under "Contractual Obligations" and also in Note 5 to our consolidated financial statements included in this prospectus, beginning on page F-1.

Contractual Obligations

        The following table sets forth a summary of our contractual obligations and commitments as of March 31, 2011.

	Payments due by period (in thousands of yen)
Contractual Obligation	2012	2013	2014	2015	2016	Thereafter	Total
Long-term debt obligations	¥146,228	¥101,448	¥10,031	¥—	¥220,000	¥—	¥477,707
Interest rate swap	2,652	927	22	—	—	—	3,601
Capital lease obligations	1,580	1,483	412	—	—	—	3,475
Operating lease obligations	549	—	—	—	—	—	549
Retirement and severance benefits	813	1,077	1,323	1,598	1,621	7,632	14,064

Total(1)	¥151,822	¥104,935	¥11,788	¥1,598	¥221,621	¥7,632	¥499,396

(1)
The table above does not include short term borrowings. For short term borrowings, see "Liquidity and Capital Resource" above and Note 7 to our consolidated financial statements included in this Form F-1.

Critical Accounting Policies

        In reviewing our consolidated financial statements, you should consider the sensitivity of our reported financial condition and results of operations to changes in the conditions and assumptions underlying the estimates and judgments made by management in applying critical accounting policies.

        The preparation of financial statements requires the use of estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the periods presented. Actual results may differ from these estimates, judgments and assumptions. Note 1 to our consolidated financial statements includes a summary of the significant accounting policies used in the preparation of our financial statements. Certain accounting policies are particularly critical because of their significance to our reported results and because of the possibility that future events may differ significantly from the conditions and assumptions underlying the estimates used and judgments made by management in preparing our financial statements.

        We have discussed the development and selection of critical accounting policies and estimates with our Board of Directors, and the Board of Directors has reviewed the disclosure relating to these, which are included in this "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." For all of these policies, we caution that future events rarely develop exactly as forecast, and even the best estimates may require adjustment.

Revenue recognition

        We have agreements with customers pursuant to which we perform various services. A majority of our revenue relates to fees earned for the month-to-month performance of eDiscovery and forensic services. Such services include data collection, data processing, data hosting, data review, and document production services. The fees that we earn and bill for these services vary primarily based on the hours of service provided, the volume of documents reviewed or produced, the amount of data processed or stored. While the unit prices for providing the services are agreed in advance, the scope and volume of services to be performed can change depending on customers' requests, which are made on an optional and "as needed" basis, and customers may choose not to request performance of additional services or may obtain similar services from other service providers.

        We recognize revenue for eDiscovery and forensic services based on the agreed-upon prices and volume of services performed during the period. For these contractual arrangements, we have identified each deliverable service element. Based on management's evaluation of each element, it was determined that each element delivered has standalone value to the customers because we or other vendors sell such services separately from any other services/deliverables. Accordingly, each of the service elements in the multiple element case qualifies as a separate unit of accounting. We use the best estimate of sales price based on the price we charge when we sell an element on a standalone basis, which is generally consistent with the stated prices in the arrangements, and allocate revenue to the various units of accounting in the arrangements based on the stated prices. We recognize revenue for each separate unit of accounting when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured based on evidence of an arrangement.

        We have revenue related to the reimbursement of certain direct costs by customers, primarily transportation. Reimbursed transportation and other reimbursable direct costs are recorded gross in the consolidated statements of operations as "Operating revenue from reimbursed direct costs" and as "Reimbursed direct costs."

Useful lives of property and equipment

        Property and equipment, net, recorded on our balance sheet was ¥114.2 million as of March 31, 2011, representing 4.8% of our total assets. The values of our property and equipment, including assets under capital leases which are primarily office equipment, are recorded in our financial statements at cost, and depreciation and amortization are computed using the straight-line method based on either the estimated useful lives of assets or the lease period, whichever is shorter. Our depreciation expenses for property and equipment for the years ended March 31, 2010 and 2011 were ¥30.2 million and ¥27.8 million, respectively.

        We estimate the useful lives of property and equipment in order to determine the amount of depreciation and amortization expense to be recorded in each fiscal year. We determine the useful lives of our assets at the time the assets are acquired and base our determinations on expected use, experience with similar assets as well as taking into account anticipated technological or other changes. Estimated useful lives by major asset classes as of March 31, 2011, were as follows:

Leasehold improvements	5 to 15 years
Furniture and fixtures	4 to 20 years
Computers	5 years
Asses under capital leases, primarily office equipment	5 years

        If technological or other changes were to occur more rapidly or in a different form than anticipated or the intended use changes, the useful lives assigned to these assets may need to be shortened, or we may need to sell or write off the assets, resulting in recognition of increased depreciation and amortization or losses in future periods.

        A one-year change in the useful life of these assets would have increased depreciation expense by approximately ¥3.3 million.

Useful lives of capitalized computer software

        Capitalized computer software costs, net recorded on our balance sheet were ¥252.3 million as of March 31, 2011, representing 10.6% of our total assets. The values of our capitalized computer software costs are recorded in our financial statements at cost, and amortization is computed using the straight-line method based on the estimated useful life of the software.

        Certain internal software development costs incurred in the creation of computer software products for internal use are capitalized when the preliminary project phase is completed and when management, with the relevant authority, authorizes and commits funding to the project and it is probable that the project will be completed and the software will be used to perform the function intended. Amortization of capitalized computer software costs begins in the period each module or component of the product is ready for its intended use. Our amortization expense for capitalized computer software costs for the fiscal years ended March 31, 2010 and 2011 was ¥183.6 million and ¥30.4 million, respectively.

        A one-year change in the useful life of capitalized computer software would have increased amortization expense by approximately ¥6.3 million.

Valuation of investments

        We have investments in securities, and the valuation of such investments requires us to make judgments using information that is generally uncertain at the time, such as assumptions regarding near-term prospects. As of March 31, 2011, we had available-for-sale securities of ¥223.2 million and cost method investments of ¥15 thousand. We routinely assess the impairment of our investments by considering whether any decline in value is other-than-temporary. The factors we consider are:

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  the duration of the decline in value of the security and the severity of the decline,

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  the financial condition and near term prospects of the investee, and

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  our intention and ability to hold the equity security until forecasted recovery.

        Losses on impairment of investments in certain marketable equity securities were recognized to reflect the decline in value considered to be other-than-temporary, which were ¥108.5 million for the year ended March 31, 2010.

        Investments in equity securities that have readily determinable fair value and are classified as available-for-sale securities are accounted for at fair value with unrealized gains and losses excluded from earnings. The changes in fair value of investment in equity securities which are reported in other comprehensive income (loss), net of tax are ¥ 68.1 million and ¥14.6 million for the year ended March 31, 2011 and for the nine months ended December 31, 2011, respectively.

Share-Based Compensation

        We measure the cost of employee services received in exchange for an award of equity instruments at the fair value of the award on the grant-date and recognize the cost over the period which the employee is required to provide services in exchange for the award. Compensation expenses are recognized on a straight-line basis over the requisite service period of the awards which are expected to vest.

        Management uses the Black-Scholes valuation model to determine the fair value of our stock option awards and related share-based compensation expense. Determining the fair value of share-based awards at the grant date requires judgment. The determination of the grant date fair value of options using an option-pricing model is affected by common stock price at grant date as well as assumptions regarding a number of other complex and subjective variables. If any of the assumptions used in the Black-Scholes valuation model changes significantly, share-based compensation for future awards may differ materially compared with the awards granted previously. In valuing our options, we make assumptions about risk-free interest rates, expected dividend yields, expected volatility, and expected term, including estimated forfeiture rates of the options.

  Risk-free interest rate:    Risk-free interest rates are derived from the government bond interest rate for the expected term as of the option grant date.

  Expected dividend yields:    Expected dividend yields are based on actual dividend payments and expected payments in the future.

  Expected Volatility:    Expected volatility is estimated based upon the historical volatility of our share price for the last three years adjusted for the effect of changes expected in the future.

  Expected term:    The expected term of the stock options is estimated as the average of the vesting term and the original contractual term, since we do not have sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected term.

  Forfeiture rate:    On the grant date, we estimate the number of forfeitures prior to vesting. The effect of subsequent changes in estimated forfeitures is recognized through a cumulative adjustment in the period in which the forfeitures occurs.

        The following table presents the weighted-average assumptions used to estimate the fair value of options granted during the periods presented:

	March 31, 2010	March 31, 2011	Nine Months Ended December 31, 2011
Expected life of stock option (years)	—	4.5	4.5
Expected volatility	—	83.5%	120.8%
Risk-free interest rate	—	0.5%	0.5%
Expected dividend yield	—	0%	0%

        Valuation of Stock Options.    The following table summarizes by grant date the number of shares subject to stock options granted since April 1, 2010, the associated per share exercise price, and the associated fair value per share as of the date of the grant:

Grant Date	Options granted	Exercise price per share	Fair value per share
June 17, 2010	20,000	¥391	¥204
April 28, 2011	80,000	¥2,203	¥1,767

  June 17, 2010

        The stock options granted on this date have an exercise price of ¥391 per share. Our Board of Directors determined the price by multiplying by 1.05 the average closing price of our common stock on the market during the month prior to the month in which the relevant stock options are granted (excluding the days on which no effective trades take place)

        The fair value per share of ¥204 was determined using the Black-Scholes valuation model, and the following inputs were assumed: time to exercise of 4.5 years, risk free rate of 0.5%; volatility of 83.5%.

  April 28, 2011

        The stock options granted on this date have an exercise price of ¥2,203 per share. Our Board of Directors determined the price by multiplying by 1.05 the average closing price of our common stock on the market during the month prior to the month in which the relevant stock options are granted (excluding the days on which no effective trades take place).

        The fair value per share of ¥1,767 was determined using the Black-Scholes valuation model, and the following inputs were assumed: time to exercise of 4.5 years, risk free rate of 0.5%; volatility of 120.8%.

Income Taxes

        Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes and tax loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforwards are expected to reverse. Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized. We recognize the financial statement effect of uncertain tax positions when it is more likely than not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Accrued interest and penalties related to the unrecognized tax benefits are included in income tax expense in the consolidated statements of operations.

Quantitative and Qualitative Disclosure on Market Risk

        The principal market risks to which we are exposed include fluctuations in interest rates on long-term bank borrowing, equity market price and foreign currency exchange rates giving rise to translation gain/loss.

Interest Rate Risk

        Interest on secured long-term bank borrowings of ¥130.0 million and ¥100.0 million as of March 31, 2011 is based on the Tokyo InterBank Offered Rate, or TIBOR, plus 0.55% and TIBOR plus 1.2%, respectively. We enter into interest rate swaps to manage fluctuation in cash flows of interest payment for the secured bank borrowings. Under the interest rate swaps, we receive variable interest rate payments on the same amount of the secured bank borrowing and make fixed interest rate payments, thereby effectively creating fixed interest rate long-term borrowings.

        Interest on unsecured long-term bank borrowings is based on the fixed rate. As of March 31, 2011, our interest rate risk on the unsecured long-term bank borrowings is not material since the outstanding balance of the borrowing is not material (¥21.7 million as of March 31, 2011). The weighted average interest rate as of March 31, 2011 is reasonably low (2.2%) and we do not expect interest rates to rise sharply in the near future.

Equity Market Price Risk

        The fair value of our investments in marketable equity securities exposes us to equity market price risks. As of March 31, 2011, the fair value of such investments was ¥223.2 million. The potential loss in fair value resulting from a 10% adverse change in equity market prices would be approximately ¥22.3 million as of March 31, 2011. See Note 2 to our consolidated financial statements, included in this Form F-1.

Foreign Currency Risk

        We have operations outside of Japan, therefore, a portion of our revenues and expenses are incurred in a currency other than Japanese yen. We do not utilize hedge instruments to manage the exposures associated with fluctuating currency exchange rates. Our operating results are exposed to changes in exchange rates between our functional currency, the Japanese yen, and the currency of the countries where we have operations. When Japanese yen weakens against foreign currencies, the Japanese yen value of revenues and expenses denominated in foreign currencies increases. When the Japanese yen strengthens, the opposite situation occurs.

        We performed a sensitivity analysis assuming a hypothetical 1% increase in foreign currency exchange rates applied to our historical fiscal 2010 results of operations. For the year ended March 31, 2011, the analysis indicated that such a movement would have decreased our revenues by approximately ¥8.2 million and would not have had a material effect on our operating income or net income.

Recent Accounting Pronouncements

  Recently Adopted Accounting Pronouncements

        In October 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2009-13, "Revenue Recognition: Multiple-Deliverable Revenue Arrangements," which amends the criteria for when to evaluate individual delivered items in a multiple-deliverable arrangement and the method of allocating consideration received. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. We retrospectively adopted this ASU in fiscal 2009. The adoption of this ASU did not have a material impact on our financial position or results of operations.

        In October 2009, the FASB issued ASU No. 2009-14, "Certain Revenue Arrangements That Include Software Elements." This ASU affects how entities account for revenue arrangements that contain both tangible products and software elements. Currently, arrangements containing both tangible products and software are accounted for based on the provisions regarding revenue recognition included in ASC 985, "Software," if the software is considered more than incidental to the product or service. This ASU changes revenue recognition for tangible products containing software elements and non-software elements that function together to deliver the tangible product's essential functionality by eliminating them from the scope of ASC 985. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. We retrospectively adopted this ASU in fiscal year 2009. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In January 2010, the FASB issued ASU No. 2010-06, "Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements," which adds disclosure requirements about transfers in and out of Levels 1 and 2 and separate disclosures about activity relating to Level 3 measurements and clarifies input and valuation techniques. This ASU was effective for the annual reporting period beginning after December 15, 2009 and we adopted this ASU in the first quarter of fiscal 2010. The adoption of this ASU did not have a material impact on our financial position or results of operations.

        In February 2010, FASB issued ASU 2010-9 "Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements." This ASU amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC's requirements. ASU 2010-9 is effective for interim and annual periods ending after June 15, 2010. Our disclosure on subsequent events in Note 21 is made in accordance with this ASU.

        In July 2010, the FASB issued ASU No. 2010-20, "Receivables: Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses," which requires new disclosures and enhances existing disclosures about the credit quality of financing receivables and the allowance for credit losses. The disclosures as of the end of a reporting period were effective for interim and annual reporting periods which ended on or after December 15, 2010 and we adopted this ASU in the third quarter of fiscal 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. We adopted this

ASU in the fourth quarter of fiscal 2010. The adoption of these ASU did not have a material impact on our financial position or results of operations.

        In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income: Presentation of Comprehensive Income," which improves the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. This ASU requires an entity to report comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is permitted. We adopted this ASU in fiscal 2010, other than the adoption of the presentation of reclassifications of items out of accumulated comprehensive income which has been deferred. The adoption of these ASU did not have a material impact on our financial position or results of operations.

  Accounting Pronouncements Not Yet Adopted

        In December 2010, the FASB issued ASU No. 2010-29, "Business Combinations," which clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures in business combination when comparative financial statements are presented and improves the usefulness of the pro forma revenue and earnings disclosure. This ASU is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this ASU is not expected to have a material impact on our financial position or results of operations.

        In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement," which amends some of the wording used to describe requirements for measuring fair value and for disclosing information about fair value measurements. This ASU is effective for the interim or annual period beginning after December 15, 2011. Early application is prohibited. The application of this ASU is not expected to have a material impact on our financial position or results of operations.

BUSINESS

Company Overview

        We are a leading provider of Asian-language eDiscovery solutions and services. We have extensive experience and expertise in Japanese, Korean and Chinese, as well as English, eDiscovery and electronic data forensic investigations. From our offices in Japan, the United States, Korea, Taiwan and Hong Kong, we assist our clients in cross-border litigation, administrative proceedings and internal investigations, including those related to the Foreign Corrupt Practices Act (FCPA), international cartel investigations, intellectual property (IP) litigation and product liability (PL) investigations. Our main strengths include our specialized Asian-language support capabilities and our independently developed Lit i View™ eDiscovery solution.

        Our proprietary, advanced technology platform, Lit i View™, Version 4.0, is an innovative eDiscovery solution that accurately handles Asian-language characters, encoding schemes and native file systems. We also recently launched our flexible and customizable Legal Cloud™ service to address the problem of rising costs associated with the growth and dispersion of electronic data volumes across the globe, along with prolonged investigations and litigations.

        With flexible, customizable end-to-end solutions and services covering the entire electronic discovery reference model (EDRM) life-cycle for corporate litigation strategy and crisis management, we have assisted customers in more than 250 administrative and legal proceedings in the United States, including Department of Justice (DOJ), International Trade Commission (ITC) and Securities and Exchange Commission (SEC) investigations, and more than 500 corporate investigations in Japan, Korea, China and Singapore. Assisted by highly experienced, U.S.-licensed litigation attorneys, we provide a range of services facilitating fact discovery, patent management, security, corporate risk audit and regulatory compliance that can provide significant cost savings to our clients.

        We have achieved strong and significantly improved financial results, with total revenue increasing to ¥2,686.1 million (or $34.9 million) in the year ended March 31, 2011, or fiscal 2010, compared with ¥1,098.2 million (or $14.3 million) in fiscal 2009. Our revenue in the nine months ended December 31, 2011 was ¥3,784.0 million (or $49.2 million), compared to ¥1,480.3 million (or $19.2 million) for the nine months ended December 31, 2010, an increase of 155.6%. We have also achieved increased profitability, with net income increasing to ¥787.8 million (or $10.2 million) in the year ended March 31, 2010, or fiscal 2010, from a loss of ¥418.3 million (or $5.4 million) in fiscal 2009. Our net income in the nine months ended December 31, 2011 was ¥1,057.3 million (or $13.7 million), compared to ¥458.7 million (or $6.0 million) for the nine months ended December 31, 2010, an increase of 130.5%.

        In fiscal 2011, 94.2% of our revenues were derived from our eDiscovery business, while the remaining 5.8% of our revenues were derived from our legal and compliance professional services business, including electronic data forensic investigations. In fiscal 2010, 76.1% of our revenues were derived from our eDiscovery business, while the remaining 23.9% of our revenues were derived from our legal and compliance professional services business, including electronic data forensic investigations.

Company Background

        We were formed in 2003 and initially focused on importing and selling computer forensic tools within Japan, including to domestic customers such as the National Police Agency and Japan's Ministry of Defense. We obtained the rights to customize these tools to Japanese requirements from U.S.-based Intelligent Computer Solutions, Access Data Corp. and Digital Intelligence Inc.

        We entered the eDiscovery and electronic data forensic investigations markets in 2005 by leveraging the skills we had developed and refined through the application of our computer forensic tools. Our forensic software tools are used to analyze whether any confidential data has been leaked or falsified. Our eDiscovery solutions and services enable the preservation, processing, review and production of Electronically Stored Information (ESI), and our electronic data forensic investigation solutions and services enable the preservation, analysis, processing and production of ESI in connection with efforts to prevent fraud and corporate information leakage.

        In 2007, we listed shares of UBIC, Inc. on the Mothers market of the Tokyo Stock Exchange (TSE), which is the primary market for high-growth and emerging technology companies on the TSE. In that year, we established UBIC North America, Inc. with offices in Silicon Valley. In 2009, we opened our office in Seoul, Korea and opened an office in Hong Kong. In 2010, we established Payment Card Forensics, Inc., as our subsidiary in Japan, in which we have a 60% ownership interest. In 2011, we established UBIC Risk Consulting, Inc., as our subsidiary in Japan, in which we have an 80% ownership interest. In 2011, we opened our office in Reston, Virginia, and also established UBIC Korea, Inc. and UBIC Taiwan, Inc. with offices in Taipei City, Taiwan. In 2012, we opened our newest office in New York City.

        Launched in 2009 and recently updated in 2012, our proprietary, advanced technology platform, Lit i View™, Version 4.0, is an innovative eDiscovery solution that accurately handles Asian-language characters, encoding schemes and native file systems. Developed entirely in-house at UBIC, Lit i View™ incorporates processing and filtering software specifically for Asian encoding schemes and language sets as well as for information stored in English. We also recently launched our flexible and customizable Legal Cloud™ service to address the problem of rising costs associated with the growth and dispersion of electronic data volumes across the globe, along with prolonged investigations and litigations.

Industry Overview

        eDiscovery solutions enable organizations to identify, preserve, collect, process, review, analyze and produce data in order to meet compliance, records management and/or legal discovery requirements. Data is collected from numerous sources that include email, text documents, images, databases, audio files, web sites, computer applications and other corporate repositories. The growth of data among businesses has continued to rise at an exponential rate. While email remains the primary application driving eDiscovery growth, there is also dramatic growth being driven by content from Microsoft SharePoint, social media services, instant messaging (IM) and SMS text messaging.

        eDiscovery is fundamentally different from paper-based evidence discovery primarily because of the much higher volume of electronic information compared to paper-based evidence. It has been estimated that enterprise information stored in one computer is equivalent to four truckloads of printed material. In addition to documents, emails and data files generated by software applications also need to be analyzed. It is therefore impossible to investigate archives of electronic information manually. If an attorney wants to achieve success in a lawsuit and avoid sanctions, an automated process must be utilized to identify and provide all relevant documents that are stored together with a far larger collection of irrelevant documents. Providing relevant documents is also a very important concern for the enterprise, which generally would strongly prefer to maintain confidentiality of those documents and other materials it is not legally required to produce.

        The majority of eDiscovery solutions deployed are in response to a specific investigation or lawsuit; however, there is a growing number of proactive enterprises that are deploying eDiscovery solutions to provide better readiness and ongoing protection against potential legal issues. In addition, some enterprises have begun to show more interest in Cloud-based eDiscovery services. While historically most organizations have tended to prefer to deploy eDiscovery solutions on-site, concerns regarding data safety and accessibility have begun to diminish.

        The various stages of the eDiscovery process are referred to as the electronic discovery reference model (EDRM) and are set forth below:

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  Identification Management—Refers to the storage infrastructure and organization of Electronically Stored Information (ESI) prior to litigation or investigation.

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  Identification—The ability to identify all potential sources of data that may be relevant to a case.

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  Preservation—The securing of data against deletion or modification.

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  Collection—Gathering of data from all of the locations it has been stored.

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  Processing—Relevant data is tagged and made available for further review or production.

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  Review—Data is evaluated for relevance and privilege.

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  Analysis—Data is classified depending on key themes, patterns, topics, and people.

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  Production—The delivery of data in appropriate forms to the necessary parties.

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  Presentation—Data is presented before an audience (at deposition, trial, hearing, etc.).

        Many eDiscovery solution providers are unable to offer end-to-end coverage of the EDRM, and instead focus on one or more of identification, preservation, collection, and processing, review and analysis of data. Other eDiscovery solution providers are able to offer end-to-end coverage of the EDRM, either on their own or by utilizing technology partnerships to offer full coverage of all phases of the EDRM.

        Industry analysts estimate that total eDiscovery revenue relating to U.S. lawsuits was $3.3 billion in 2009, and will grow to an estimated $5.7 billion in 2013, or a compound annual growth rate (CAGR) of approximately 14.6%. The Gartner, Inc. 2011 Magic Quadrant for E-Discovery Software report estimates that the world's enterprise eDiscovery software market (excluding value added services) was $889 million in 2009, and will grow to an estimated $1.5 billion in 2013, or a CAGR of approximately 12.3%. In addition to these software revenues, Gartner also estimates that by 2013, value added services represented by software-as-a-service (SaaS) and business process utilities will account for 75% of the total revenue derived from the processing, review, analysis and production of electronically stored information (ESI). We participate primarily in the value added services portion of the eDiscovery market.

        Similarly, the Radicati Group, Inc. 2011 eDiscovery Market, 2011-2015 report estimates that the eDiscovery solutions market for advanced electronic data identification, collection, analysis and presentation tools (excluding value added services) to grow from an estimated $840 million in 2011, to an estimated $1.67 billion in 2015, or a CAGR of approximately 15.8%.

        Gartner suggests that the eDiscovery is a pressing issue for most companies because (i) ESI in all its many forms dominates in legal proceedings because modern business is mostly conducted using electronic communications and electronic records, (ii) government regulators require this ESI to be archived for proof of compliance, and (iii) governments of all nations also produce and disseminate information primarily through electronic channels. Gartner also suggests that the need to ingest, organize, search and produce ESI quickly for legal purposes has focused eDiscovery providers on creating solutions and services that can cope with the volume velocity and variety of data that companies and their lawyers must quickly identify and sort.

Challenges in Electronic Data

  eDiscovery

        In April 2006, the United States Supreme Court approved certain amendments to the Federal Rules of Civil Procedure (FRCP) regarding the discovery in litigation of certain Electronically Stored Information (ESI). These amendments have placed a substantial burden on organizations to produce ESI in a very limited time period. Given the fact that complying with such discovery requests may cost in excess of a $1.0 million in a single matter and multinational corporations may be involved in dozens of such lawsuits at any given time, organizations feel an urgency to contain the escalating costs of such discovery.

        In recent years, the amount of data created by companies which may be deemed ESI has increased greatly and such data will continue to grow. The cost of ESI discovery (eDiscovery) is directly proportional to the volume of data to be collected, processed, reviewed and produced for litigation. The problem is compounded by the fact that many plaintiffs' lawyers deliberately request discovery in such a broad a manner so as to impose prohibitive eDiscovery costs, in the hope that many organizations will simply prefer to settle than incur such costs. In addition, there has also been a dramatic increase in overall eDiscovery cost in situations where data needs to be collected overseas, searched, reviewed, produced in a foreign language and translated by bi-lingual attorneys and paralegals.

        Because compliance with even the most basic eDiscovery request is expensive, organizations need to identify the appropriate technology and service providers in order to reduce costs and stay within their budget. The overall cost of eDiscovery is directly related to the number of documents to be reviewed for relevance and privilege. The overall cost of eDiscovery can be dramatically reduced if the right technology is used to conduct automated first level review before the more costly human review of such information. The skill and experience to select appropriate keywords while searching electronic documents and the facility of a forensic lab where it is possible to process and sort a huge amount of electronic data safely are crucial. In addition to managing costs, organizations need to utilize products and solutions that limit the eDiscovery production to disclosure which is relevant and responsive to the eDiscovery request, thereby reducing disclosure and leakage of valuable information which is not germane to the lawsuit.

  Electronic Data Forensic Investigations

        Electronic data forensic investigations are employed to collect and analyze data from computer systems, networks, wireless communications, and storage devices. Enterprises often need to identify sources of confidential information leakage, corporate espionage, internal fraud and other similar problems. This requires investigation into the identity of the person and device at the source of these practices. From mobile phones to personal computers to servers, digital devices are used throughout an enterprise. A large amount of electronic data exists in this digital infrastructure. Electronic data forensic investigations are used to identify responsible persons and also to clear accusations against innocent parties. These investigations are also used to produce evidence that can be indispensable in a criminal investigation against an accused person at the time of a trial.

        Electronic data forensic investigations are also used in connection with corporate mergers and acquisitions, and other new business investments which require an accurate assessment of the target company or market.

        Two basic types of digital data need to be collected and analyzed in electronic data forensic investigations. "Persistent" data is the data that is stored on a local hard drive (or another medium) and is preserved when the computer is turned off. "Volatile" data is any data that is stored in memory, or exists in transit, that will be lost when the computer loses power or is turned off. Volatile data resides in registries, cache, and random access memory (RAM). Since volatile data is ephemeral, it is essential an investigator knows reliable ways to capture it. System administrators and security personnel must also have a basic understanding of how routine computer and network administrative tasks can affect both the forensic investigation process and the subsequent ability to recover data that may be critical to the identification and analysis of a security incident.

UBIC's Competitive Advantages

        We have designed our solutions and services to provide a comprehensive solution to meet the challenges of managing eDiscovery and electronic data forensic investigations. The principal ways in which our solution addresses these challenges include:

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  Accurate Processing of Asian-language Characters. Our predictive coding solution based on our proprietary text mining technology, allows us to accurately handle Asian-language (as well as English) characters, encoding schemes and native file systems; our solutions and services allow us to accurately assess and convert Asian character sets such as Kanji, Hiragana, Katakana, Cantonese, Mandarin and Korean, into the traditional Unicode Transformation Format (UTF), but also into several other complex encoding schemes such as Extended Unix Code (EUC), International Organization for Standardization (ISO), American Standard Code for Information Interchange (ASCII) and others, thus maintaining the fidelity of the search methodology.

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  Automated Identification of Relevant Text and Documents. Our solutions and services enable a process that permits the automated identification of relevant text and documents in Asian languages, including Japanese, Chinese and Korean, thus reducing the number of steps in the review process and thereby providing significant savings in time and cost of document review; because our solutions more accurately identify Asian characters and documents responsive to the search, we reduce the number of documents that need to be manually handled and reviewed by persons, and we are less likely to fail to identify an important document.

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  Seamless Interaction with Numerous Software Applications. Our solutions and services have been continuously expanded, tested, improved and refined as a result of our extensive experience and technical knowledge and skills accumulated in analyzing electronic data of Asian companies since our inception in 2003; because we are able to detect, extract and index all character codes which express Asian languages, and our solutions works seamlessly with more than 20 software applications, including unique email applications other than Outlook, we are able to produce documents without garbled text and also capture responsive documents that would be missed by many of our competitors. This is particularly important to Asian clients because there is a much larger range of email and office software programs and protocols in general use in Asia than in the United States.

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  Multiple Convenient Data Processing Sites. We believe we are the only eDiscovery provider with a data processing center in each of Japan, Korea and Taiwan. Thus, we can conduct the entire process of eDiscovery in Asia and therefore avoid sending non-responsive electronic data to law firms or other parties in the United States and potentially making such confidential and proprietary data subject to the jurisdiction of U.S. courts.

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  Flexible Cloud Hosting Service. Our solutions include a flexible and customizable Cloud data hosting service to address the problem of rising costs associated with the growth and dispersion of electronic data volumes across the globe, along with prolonged investigations and litigations. Because we are experienced in handling large volumes of data in connection with our eDiscovery solutions, we are able to host litigation data in a flexible and cost-efficient manner.

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  Expanded Electronic Data Forensic Investigations. We have adapted the technology that we developed in the area of electronic data forensic investigations, including the provision of solutions and services to government, police and military agencies, to create powerful eDiscovery solutions and services; and in turn, the lessons we have learned in our eDiscovery business, such as how to construct electronic searches that yield the most accurate and complete results, have enabled us to further develop our consulting and audit services and to improve our electronic data forensic investigations, tools and training.

Our Growth Strategy

        Our objective is to enhance our position as a leading provider of eDiscovery and electronic data forensics solutions and services in Asia, as well as significantly increase our provision of these solutions and services in the United States, the world's largest and most advanced market for these services. Key elements of our strategy include:

  Expand our presence and direct sales in the United States

        Our most important corporate priority is to expand our business in the United States. We plan to continue to increase our marketing and business development efforts in the United States in order to make UBIC a recognized brand in the United States litigation and eDiscovery business, not only for our current target market of Asian companies operating in the United States, but also for U.S. companies with Asian subsidiaries and operations.

        In 2007, we opened our first office in the United States in Silicon Valley. Subsequently in 2011 and 2012 respectively, we opened offices in Reston, Virginia to serve the Washington DC area, and New York City to further serve the concentration of law firms in Manhattan. From our United States offices, our most senior executives and sales personnel, including our Executive Vice-President, Chief Operating Officer and Director, Naritomo Ikeue, are executing on this most important corporate priority of expanding our United States business. We currently have approximately 16 employees based in the United States.

  Broaden and develop strategic relationships

        We plan to continue to expand our existing relationships and develop new relationships with United States and international law firms, litigation consultants and other providers of eDiscovery and electronic data forensics solutions and services that would benefit from our leading technology solutions for Asian-language characters, encoding schemes and native file systems. We believe that these types of strategic relationships with United States and international law firms will allow us to expand our reach with global enterprises, especially those based in the United States, and improve our insight into emerging industry trends. We believe that there are many potential partners, and we plan on developing several strategic relationships in the near term.

  Extend our technology leadership and solution management services

        We plan to enhance our existing solutions and introduce and improve our solutions and services to address emerging trends and regulatory requirements, and target new market opportunities. We have made and will continue to make significant investments in research and development to introduce new versions of our solutions that incorporate innovative features, improved functionality and address unique business requirements. We also plan to continue to create, refine and deliver innovative management service offerings that provide faster deployment of our solutions and services, and more accurate and complete results, and thus add more value to our customers.

        While we believe that Lit i View™, Version 4.0, is the leading solution for Asian-language eDiscovery, we plan to continue to enhance our solution. We also recently launched our flexible and customizable Legal Cloud™ service to address the problem of rising costs associated with the growth and dispersion of electronic data volumes across the globe, along with prolonged investigations and litigations. We are also working to achieve cost reductions in connection with eDiscovery by improving upon the current efficiency of reviewing data through new analytic capabilities relying on techniques borrowed from artificial intelligence research.

  Expand to new geographies

        Given the success of our expansion beyond Japan to the United States, Hong Kong, Korea and Taiwan, we plan to use our resources to expand our sales and marketing efforts to new geographies, including the European Union and China. Global business expansion has increased the incidence of investigations and lawsuits related to such matters as antitrust, intellectual property infringement and other data intensive matters. While most countries do not have the same eDiscovery mandates of the United States, enterprises located throughout the European Union, China and other regions conduct their business in such a manner as to become subject to the reach of United States' lawsuits and the antitrust authorities of the United States and the European Union. In particular, the competition and antitrust departments of the European Union have become increasingly active and are demanding access to a broader range of documents as part of their investigations.

  Pursue strategic opportunities

        We may pursue acquisitions that we believe will provide solutions and/or technologies that are complementary to our current offerings. We continually seek to enhance and expand the functionality of our solution and in the future we may pursue acquisitions that will enable us to offer more comprehensive functionality to customers. We currently have no plans, proposals or arrangements with respect to any acquisition.

Our Solutions and Services

        Our eDiscovery and electronic data forensics solutions and services help our customers employ a series of scientific investigation methods that conducts evidence preservation and investigation analysis for incident response or litigation, as well as research to detect falsification and damage of electronic data. Our solutions and services also retroactively identify acts which result in unauthorized use of computer or network resources, service obstruction, and unintentional disclosure of information. Our solutions and services are depicted in the following diagram:

  eDiscovery Business

        Our eDiscovery solutions and services enable the preservation, processing, review and production of Electronically Stored Information (ESI). Our solutions (i) copy electronic data from personal computers and servers, (ii) search and identify relevant documents and evidence, (iii) permit the inspection of evidence and on-line hosting for review and translation, and (iv) produce the final disclosure of evidence in the court-requested format.

        In civil lawsuits, the plaintiff and the defendant disclose evidence before commencement of the trial. Pursuant to the Federal Rules of Civil Procedure (FRCP)) in the United States, disclosure of electronic evidence in electronic format through "eDiscovery" has been mandated, and more than 90% of enterprise information is typically stored in electronic format. Our eDiscovery support service ensures secure and effective information disclosure. We additionally offer paper discovery and document review service of paper based evidence, taking special precautions to avoid loss of information in the process of digitizing the data.

        Our online review system makes it possible for corporate and outside counsel to review electronic evidence. Our eDiscovery system ensures that only necessary information is disclosed through a disclosure approval process undertaken by assigned lawyers. The inherent risk of information leakage in an eDiscovery process is a concern for enterprises. Using our solution, only those files identified as containing evidence are hosted to the inspection servers, and the remainder of the information is stored in our local secure data centers in Tokyo, Seoul, Taipei City, Silicon Valley and New York to ensure the safety and confidentiality of critical data.

        We believe that we are the only eDiscovery provider with a data processing center in each of Japan, Korea and Taiwan, and thus we can conduct the entire process of eDiscovery in Asia. This allows us to avoid sending non-responsive electronic data to law firms or other parties in the United States and potentially making such confidential and proprietary data subject to the jurisdiction of the courts.

        Though typically more than 90% of enterprise data is available in electronic formats, the volume of paper documents may also be significant. We perform paper based evidence discovery by scanning and subsequently digitizing the documents, utilizing Optical Character Recognition (OCR) techniques. We utilize methods to avoid loss of potentially responsive evidence. Once available in digital formats, the techniques followed for analysis of these documents follows identical methods employed for digital documents.

        Set forth below are four representative case studies of our services:

Type of lawsuit	Antitrust law-related	Type of lawsuit	Class action
	Preservation, processing/extraction,		Preservation, processing/extraction,
Work carried out	online hosting, review, translation,	Work carried out	online hosting, review, translation,
	submission to court		submission to court
No. of custodians	About 20	No. of custodians	About 150
Preserved data	1TB	Preserved data	4TB
Processed/extracted data	200GB	Processed/extracted data	150GB
Online hosting	50GB	Online hosting	75GB
No. of reviewers	22	No. of reviewers	22
No. of translated files	5,000	No. of translated files	-
No. of pages submitted to court	500,000 pages	No. of pages submitted to court	250,000 pages

Type of lawsuit	Patent-related	Type of lawsuit	Antitrust law-related
Work carried out	Preservation, processing/extraction, scanning of paper documents, online hosting, submission to court	Work carried out	Preservation, scanning of paper documents, review, translation
No. of custodians	About 50	No. of custodians	More than 110
Preserved data	3TB	Preserved data	2TB
Processed/extracted data	500GB	Viewed data	1,000,000 pages
Online hosting	200GB	Online hosting	-
No. of reviewers	-	No. of reviewers	75
No. of scanned pages	500,000 pages	No. of translated files	-
No. of pages submitted to court	-	No. of pages submitted to court	-

  Lit i View™ Solution

        Our proprietary, advanced technology platform, Lit i View™, Version 4.0, is an innovative eDiscovery solution that accurately handles Asian-language characters, encoding schemes and native file systems. Developed entirely in-house at UBIC, Lit i View™ incorporates processing and filtering software specifically for Asian encoding schemes and language sets as well as for information stored in English. Lit i View™ allows the enterprise or its legal advisors to work efficiently and effectively by handling Chinese, Japanese, Korean and English information conveniently at a remote location or on-site in the enterprise offices.

        Lit i View™ more accurately identifies Asian characters and documents responsive to the eDiscovery search, and thus we reduce the number of documents that need to be handled and reviewed by persons, and we are less likely to fail to identify an important document. Lit i View™ works seamlessly with more than 20 software applications, including unique email applications other than Outlook, and thus we are able to produce documents without garbled text and also capture responsive documents that would be missed by many of our competitors.

        Lit i View™ incorporates new artificial intelligence (AI) language capabilities such as "concept search," which searches not only words, but also general concepts, similar meanings and relevant categorizations. Searches conducted in Asian languages are more difficult because Asian languages typically contain no spaces between words. In addition, because there are numerous ways to express different words and their combinations, keyword searches are usually insufficient to find all relevant documents. Lit i View™'s use of concept searches can be very useful because we can take a case-by-case approach to determine what will be the most effective search tools.

        Lit i View™ also permits the extracted data to be reviewed simultaneously by UBIC's reviewers, UBIC's clients, and the clients' law firm or legal team. We believe this facilitates faster and more accurate analysis of the produced data. Based upon our experience and knowledge gained by working cooperatively with U.S. eDiscovery vendors, we believe that our "productivity" (defined as the number of relevant documents produced per hour) is significantly higher than U.S. vendors. We believe that our management of the review process, coupled with our superior technology platform, drives our productivity advantage depicted in the chart below:

  Legal Cloud™ Solution

        We recently launched our flexible and customizable Legal Cloud™ solution to address the problem of rising costs associated with the growth and dispersion of electronic data volumes across the globe, along with prolonged investigations and litigations. We believe that the current Cloud hosting services available are not experienced and capable of hosting the large volume of data produced by litigation. We also believe that because current Cloud hosting services typically handle a more limited amount of data, their cost structure is expensive when it comes to handling the large volume of data produced by litigation. Because we are experienced in handling large volumes of data in connection with our eDiscovery solutions, we are both equipped and experienced in dealing with these materials and are able to host litigation data in a flexible and cost-efficient manner.

        Because large enterprises are generating electronic data at a rapid rate, there are a growing number of proactive enterprises that are seeking to deploy data hosting solutions to provide better readiness and ongoing protection against potential eDiscovery issues. Some enterprises have begun to show increasing interest in Cloud-based data hosting. While historically most organizations have tended to prefer to host data on-site in local servers, concerns regarding data preservation, confidentiality and accessibility of Cloud-based services have begun to diminish. In addition to moving data into the Cloud in connection with a specific investigation or lawsuit, enterprises are choosing to host data in a medium that allows for rapid preservation, collection, processing and review. Our Legal Cloud™ solution allows us to maintain customer data during and after a particular litigation or investigation, and to maintain the data and documents in the relational database along with all of the tagging and coding that was completed in connection with such project. This permits the customer to rapidly access relevant data and documents for future litigations, investigations and other corporate needs.

  Legal / Compliance Professional Services

  Forensic Investigations

        Our electronic data forensic investigation solutions and services enable the preservation, analysis, processing and production of ESI in connection with efforts to prevent fraud and corporate information leakage. We work with a large number of enterprises and their law firms to investigate corporate violations, such as leakage of sensitive information or illegal trading, handle them in a timely manner and in accordance with relevant laws, and provide objective analysis to the stakeholders.

        In most instances of evidence gathering, solutions emerge by making proper inferences from detailed information. Often such information may not be clearly visible or even readily identifiable or available within the enterprise. Meticulously sifting through digital data by employing computer forensics enhances an enterprise's ability to infer intelligently and make evidence gathering more efficient.

        Corporate mergers and acquisitions as well as new business investments require accurate assessment of the target company or market. We perform due diligence investigations in such situations, including computer forensic analysis where necessary.

  Consulting and Corporate Risk Audit

        Enterprises today consider compliance and corporate social responsibility measures as important steps in building accountability, implementing crisis management systems, and improving risk mitigation processes. Based on extensive litigation support experience, we are able to help customers create document management procedures, conduct corporate risk audits, and comply with legal requirements to provide information to relevant stakeholders.

        Storage of enterprise information in electronic format raises the risk of corporate fraud and information leakage. Putting preventive processes in place is therefore an important corporate objective. Unlike measures such as forensic analysis, which are performed after a fraud has been detected, corporate risk audit is a defensive strategy against fraud before it happens. We institute regular corporate risk audit mechanisms for identifying and monitoring the flow of confidential enterprise information out of the company by departing employees.

  Forensic Tools

        Besides computer forensic investigation for our clients, we also sell the necessary hardware and software. We offer forensic tools to deal with our customers' computer forensic related needs, such as acquisition of proof, data analysis, establishment or the provision of a forensic laboratory. Additionally, we also sell imported litigation infrastructure from international vendors.

  Forensic Training

        Successful computer forensics entails practical knowledge and relevant skills. For clients conducting the process themselves, training is essential. We make available continuous training for conducting computer forensics. We provide training to government administrative officers (including employees of law enforcement agencies), employees of public enterprises, and other investigation experts that take part in various investigations in the United States and Europe, and are leaders in the field of computer forensics. Our investigation specialists, whose acquired capability meets international standards, offer world class training to such investigators in Japan to help them achieve their goals.

Customers

        We provide solutions and services to enterprises, government agencies, law firms and other organizations in the United States and Asia. Since our inception, more than 150 customers have purchased our solutions and services. Our target markets are not confined to certain industries as we are focused on providing eDiscovery and electronic data forensics solutions and services that meet the needs of any organization. We have historically focused our efforts on organizations that utilize Asian-language characters, encoding schemes and native file systems. Our customers that represented more than 10% of our total revenue during one or more of the last two fiscal years include Sanyo Electric Co., Ltd., Asahi Kasei Pharma Corp., Panasonic Corporation, Aisin Seiki, Yazaki Corporation and TMI Associates. Because we are retained by these customers for specific projects as they arise, we expect that we will have different major customers from year to year. In the future, the expansion of our Legal Cloud solution may provide an opportunity to develop ongoing and more stable customer relationships.

Sales and Marketing

        Our sales executives market our solutions and services directly to prospective customers and referral law firms through on-site sales calls and longstanding relationships. We focus on attracting and retaining customers by providing superior integrated technology solutions and exceptional customer service. Our client support specialists are responsible for providing ongoing support services for existing customers.

        We focus our marketing efforts on increasing brand awareness and communicating solution and service advantages. Our employees attend industry trade shows, publish articles, and conduct direct mail campaigns and advertise in trade journals and additionally, we maintain a website that clients and potential clients may access to obtain additional information related to solutions we offer. We believe that our hosting of educational seminars with respect to eDiscovery topics for legal professionals has been very beneficial to our brand awareness and sales and marketing efforts generally.

Research and Development

        Our ability to compete in the highly competitive eDiscovery and digital forensics solutions and services markets depend in part on our continuous commitment to research and development and our ability to timely introduce new solutions, technologies, features and functionality. Our research and development personnel are responsible for the design, development, testing and certification of our software solutions. Our research and development efforts are focused on developing new solutions and core technologies and further enhancing the functionality, reliability, performance and flexibility of existing solutions. A primary goal of our research and development is to anticipate customer demands and bring new solutions and new versions of existing solutions to market quickly in order to remain competitive in the marketplace. Our research and development activities are directed by individuals with significant expertise and industry experience.

Intellectual Property

        The proprietary nature of, and protection for, our solutions, solution candidates, processes and know-how are important to our business. To protect our intellectual property, both in Japan and abroad, we rely on a combination of patents, copyrights, trademarks, service marks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. We have established and continue to build proprietary positions for our solution candidates and technology in the Japan and abroad. We have two issued patents in Japan and four patent applications pending in Japan, and two patent applications in process in the United States, relating generally to our forensics systems, forensics method and forensics program. We also have six registered trademarks in Japan, including UBIC™, , Payment Card Forensics™, Lit i View™, Asian eDiscovery™ and Legal Cloud™. We are also seeking to register UBIC™ and Lit i View™ in the United States.

        We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any patents that may be granted to us in the future will be commercially useful in protecting our technology. In addition, despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy aspects of our solutions or obtain and use information that we regard as proprietary. While we cannot determine the extent to which piracy of our software solutions occurs, we expect software piracy could be a problem. For this and more comprehensive risks related to our intellectual property, please see "Risk Factors—Our failure to protect our intellectual property rights may undermine our competitive position, and subject us to costly litigation to protect our intellectual property rights."

Competition

        The eDiscovery and digital forensics solutions and services markets in the United States and Asia are intensely competitive, highly fragmented and characterized by rapidly changing technology, frequent solution introductions, changes in customer demands and evolving industry standards. Competitors vary in size, scope and breadth of solutions and services offered. Competitors include FTI Consulting, Inc., Kroll Ontrack (Altegrity Inc.), First Advantage, KPMG, Deloitte, Catalyst Repository Systems, Epiq Systems, Inc., Capital Legal Solutions, Symantec Corporation (Clearwell Systems), Nuix, kCura (Relativity), Hewlett-Packard (Stratify), Access Data Group and Guidance Software (EnCase eDiscovery). Many of our primary competitors have longer operating histories and substantially greater financial, technical, sales, marketing and other resources than we do, as well as greater name recognition and broader solution offerings. These competitors can devote greater resources to the development, promotion, sale and support of their solutions than we can.

        In addition to the competitors mentioned above, certain law firms, accounting firms, management consultant firms, turnaround specialists, and crisis management firms offer solutions and services that compete with our solutions and services.

        We believe the principal competitive factors in the eDiscovery and electronic data forensics solutions and services markets include:

  •
  performance, scalability, functionality, flexibility and reliability of the solution offerings;

  •
  ease of integration with existing applications and infrastructure;

  •
  price and the cost efficiency of deployment and ongoing support;

  •
  quality of professional services, as well as customer support and maintenance; and

  •
  name recognition and reputation.

        Although many of our competitors have greater resources and greater name recognition, we believe we compete favorably on the basis of the other competitive factors listed above. We believe our solutions and services enable a process that permits the automated identification of relevant text in Asian languages, thus reducing the number of steps in the review process and thereby providing significant savings in time and cost of document review. Specifically, we believe that our predictive coding solution based on our proprietary text mining technology, allows us to accurately handle English- and Asian-language characters, encoding schemes and native file systems, and provides us with a significant competitive advantage over our competition, including those with greater financial resources, a higher level of name recognition and broader solution offerings.

Government Regulation

        Our industry and our solutions and services are not directly regulated by any governmental authorities. However, our customers must comply with certain governmental and judicial requirements. Class action and mass tort cases, as well as eDiscovery requirements related to litigation, are subject to various federal and state laws, as well as rules of evidence and rules of procedure established by the courts.

        For example, in April 2006, the United States Supreme Court approved certain amendments to the Federal Rules of Civil Procedure regarding the discovery in litigation of certain electronically stored information. These amendments became effective on December 1, 2006. Among other things, these amendments (i) require early attention by parties in litigation to meet and confer regarding discovery issues and to develop a discovery plan that identifies and addresses the parties' electronically stored information, (ii) expand the reach of federal court subpoenas to include electronically stored information, (iii) allow for parties to object to production of electronically stored information that is not reasonably accessible due to the undue burden or cost associated with such retrieval, and (iv) provide a "safe harbor" to parties unable to provide electronically stored information lost or destroyed as a result of the routine, good-faith operation of an electronic information system.

        While these federal rules do not apply in state court proceedings, the civil procedure rules of many states have been closely modeled on these provisions. We anticipate the federal and state court discovery rules relating to electronic documents and information will continue to evolve and affect the way we develop and implement technology and service solutions to those changing discovery rules.

Facilities

        Our corporate headquarters are located in Tokyo, Japan, where we lease approximately 14,412 square feet of commercial space under a lease that expires in 2014. We use this space for our principal sales, research and development, customer service and administrative purposes.

        In connection with our global sales and marketing efforts, we lease office space typically on a short-term renewable basis in the United States in New York, New York; Redwood City (Silicon Valley), California; and Reston, Virginia; and internationally in Seoul, South Korea; Taipei, Taiwan; and Hong Kong.

        We believe that our facilities are generally suitable to meet our needs for the foreseeable future and could be replaced with difficulty at similar cost; however, we will continue to seek additional space as needed to satisfy our growth.

Employees

        As of December 31, 2011, we had 75 employees worldwide, including 21 in sales and marketing, nine in research and development, 25 in professional services and support and 20 in general administration. None of our employees is represented by a union. We believe that we have good relations with our employees.

Legal Proceedings

        From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, operating results, financial condition or cash flows.

MANAGEMENT

        Our current directors and executive officers as of the date of this prospectus are as follows:

Directors and Executive Officers

        The following table sets forth information regarding our directors, director appointees and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Masahiro Morimoto	46	Chief Executive Officer and Chairman of the Board
Akihiro Okumura	42	Chief Financial Officer
Naritomo Ikeue	39	Executive Vice-President, Chief Operating Officer and Director
Makoto Funahashi	66	Director
Hirooki Kirisawa	45	Director
Kyoichi Kihara	40	Director of Sales
Yoshikatsu Shirai	48	Director of Technology Group

        Masahiro Morimoto:    Mr. Masahiro Morimoto founded the Company in August 2003 and has served as our Chairman and Chief Executive Officer since that date. Mr. Morimoto has also served in various senior executive positions at our principal subsidiary, UBIC North America, since its creation in 2007 and has served as its Chief Executive Officer and Chairman since March 2011. Prior to establishing the Company, Mr. Morimoto worked in various professional positions for the Japan Maritime Self-Defense Force from 1989 to 1995 and in various capacities at Applied Materials Japan from 1995 to 2003.

        Akihiro Okumura:    Mr. Akihiro Okumura has served as our Chief Financial Officer since August 2011. Prior to joining UBIC in his current capacity, Mr. Okumura was Vice President, Fund Closing and Finance of Simplex Investment Advisors, Inc. from September 2008 to July 2011. From November 2005 to August 2008, Mr. Okumura served as Vice President, Fund Closing and Finance of Asset Managers, Inc.

        Naritomo Ikeue:    Mr. Naritomo Ikeue has served as our Executive Vice President, Chief Operating Officer since November 2007 and has been a director of UBIC, Inc. since December, 2003. In addition, Mr. Ikeue serves as President of our principal subsidiary, UBIC North America, since March 2011 and has been a director of that subsidiary since June, 2010. Before becoming our Executive Vice President, Mr. Ikeue served as our Director of Administration from our founding to November, 2007. Prior to joining UBIC, from 1996 to 2003 Mr. Ikeue served in various capacities at Applied Materials, Inc.

        Makoto Funahashi:    Mr. Funahashi has served as our independent Director since June 2008. Prior to joining UBIC, Inc., Mr. Funahashi served in various senior capacities with the National Police Agency of Japan from 1968 to 2001, including as Deputy Minister for police technology from 1999 to his retirement. From March 2001 to April 2003, Mr. Funahashi served as special advisor to USE, Inc., a company in the information technology industry. From 2003 to March 2011, he served in various capacities at NTT Data i and its predecessor, NTT Data Creation, including as a director from 2003 to 2008, as an executive officer from 2007 to 2008, and a senior advisor from 2008 to March 2011. We believe that Mr. Funahashi is qualified to serve on our Board of Directors due to his extensive management experience in the public sector and his technological expertise.

        Hirooki Kirisawa:    Mr. Kirisawa as served as our independent director since June 2010. Prior to becoming one of our directors, Mr. Kirisawa served as one of our statutory auditors from August 2005 to June 2010. Mr. Kirisawa founded Kirisawa Tax Accounting Office in 2004 and has served as its

Chairman since that date. We believe that Mr. Kirisawa is qualified to serve on our Board of Directors due to his extensive accounting and business background and experience.

        Yoshikatsu Shirai:    Mr. Shirai has been our Director of Technology Group from January 2008 until the present. Prior to joining UBIC, Inc., Mr. Shiria served in various management positions at Applied Materials Japan, Inc., including as an engineering manager and a product manager, from 1996 through December 2007.

        Kyoichi Kihara:    Mr. Kihara joined our company in January 2008 and has served as our Director of Sales since May 2010. Prior to joining UBIC, Inc., Mr. Kihara was the marketing manager of G-Plan, Inc. from January 2006 to January 2008.

Board of Directors

        As a foreign private issuer, we are generally permitted to, and do, follow the corporate governance requirements of the Companies Act of Japan, or the Companies Act, rather than those of U.S. law. Upon completion of this offering, our Board of Directors will consist of Messrs. Masahiro Morimoto, Naritomo Ikeue, Makoto Funahashi, and Hirooki Kirisawa. Our Board of Directors has determined that Messrs. Funahashi and Kirisawa qualify as independent directors under Nasdaq rules. Our Board of Directors directs the management of our business and affairs and conducts its business through meetings of the Board of Directors. Consistent with the Companies Act, the rules of the Tokyo Stock Exchange and corporate practice in Japan, we do not have any standing committees. Our Board of Directors as a whole performs the functions of a compensation committee and a nominating and corporate governance committee. From time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

        No director has been the subject of any order, judgment or decree of any governmental agency or administrator or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority of such person or of any corporation in which he or she is a director or executive officer, to engage in normal business activities of such person or corporation.

Terms of Directors

        Each of our directors' terms of office terminate at the conclusion of the annual shareholders meeting following the end of our second business year of the date of their election. Our directors automatically retire from office (unless vacated sooner) upon the expiration of that term, unless elected for an additional term. Directors may be removed from office by an extraordinary resolution of two-thirds of the shareholders in attendance at a meeting. A director will be removed from office automatically if, among other things, the director becomes bankrupt or makes any arrangement or composition with his creditors or becomes of unsound mind. Our officers are nominated by and serve at the discretion of our Board of Directors.

        Our directors have the power to appoint any person as a director either to fill a vacancy or as an addition to our board. Any director so appointed may hold office only until the next following annual general meeting and will then be eligible for re-election.

        Since we qualify as a foreign private issuer under current Nasdaq rules, our Board of Directors is not required to have a majority of independent directors.

        Our Board of Directors may receive such remuneration as determined by at the annual meeting of our shareholders.

Duties of Directors

        Under applicable Japanese law, our directors have a duty of loyalty to act honestly, in good faith and with a view to the best interests of our company. Our directors also have a duty to exercise the skill and care of a reasonably diligent person having both (a) the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same actions as are carried out by that director in relation to the company and (b) the general knowledge, skill and experience that that particular director has. In fulfilling their duty of care to us, our directors must act in accordance with our memorandum and articles of association. A shareholder has the right to seek damages if a duty owed by our directors is breached.

        The functions and powers of our Board of Directors include, among others:

  •
  convening shareholders' annual general meetings and reporting on its work and our operations to shareholders at such meetings;

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  declaring interim dividends and distributions;

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  appointing and determining the term of office of officers; and

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  borrowing money and mortgaging our property.

Interested Transactions

        There is no provision in our articles of incorporation as to a director's power to vote on a proposal, arrangement or contract in which the director is materially interested, but the Companies Act provides that such director is required to refrain from voting on such matters at meetings of the Board of Directors. Therefore, our directors will abstain from any discussion or vote on transactions in which they are interested.

        There are no family relationships between any of the named directors and executive officers.

Remuneration

        Our shareholders determine the total amount of remuneration to be paid to our directors. The Board of Directors then determines the actual remuneration to be paid to each director. The compensation committee assists the directors in reviewing and approving the compensation structure for the directors. See "—Committees of our Board of Directors—Compensation Committee."

Power To Obligate our Company

        The directors may raise or borrow money and mortgage or charge all or any part of its undertaking, property and assets (present and future) and uncalled capital, and to issue debentures, bonds or other securities whether outright or as collateral security for any debt liability or obligations of our company or of any third party.

Qualification

        There is no shareholding qualification for directors.

Indemnification Agreements

        We may enter into indemnification agreements that will provide our directors, statutory auditors and executive officers with contractual rights to indemnification and rights to advances against certain expenses. These could include legal fees and other expenses actually and reasonably incurred in connection with pending or threatened legal proceedings because of such director's, statutory auditor's or executive officer's position with us or another entity that the director serves at our request, subject to various conditions. We may obtain D&O liability insurance to cover some of these potential liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the indemnification agreements, we have been informed that in the opinion of the staff of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Compensation Committee

        Our Board of Directors acts as our compensation committee. In such capacity, it reviews and approves our compensation structure, including all forms of compensation, relating to our directors and executive officers. Among other things, our Board of Directors:

  •
  reviews and approves the total compensation package for our five most senior executives;

  •
  reviews and determines the compensation of each director's compensation; and

  •
  periodically reviews and approves any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee

        Our Board of Directors acts as our corporate governance and nominating committee. In that capacity, subject to the approval of the shareholders, the board selects individuals qualified to become our directors, fills vacancies and adds directors between shareholders' meetings. Among other things, our Board of Directors:

  •
  identifies and nominates qualified candidates as directors for election by the shareholders to the Board of Directors;

  •
  reviews the current composition of the Board of Directors with regard to characteristics such as independence, age, skills, experience and availability of service to us;

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  considers significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations on all matters of corporate governance and determines any remedial actions to be taken; and

  •
  monitors compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Board of Statutory Auditors

        Consistent with applicable Japanese law and regulation and the rules of the Tokyo Stock Exchange, we have a separate board of statutory auditors elected by our shareholders, which includes one statutory auditor and two independent statutory auditors. Neither of our outside statutory auditors is, may be, or has been a director, officer or employee of UBIC, Inc. or any of our subsidiaries. At least one of the statutory auditors, in our case, Mr. Shibata, must be appointed as a full-time statutory auditor by the board of statutory auditors. Among other functions, the board of statutory auditors prepares an audit report, appoints and removes the full-time statutory auditor(s) and establishes audit policies. We have determined that this board of statutory auditors satisfies the "independence" requirements for audit committees under current Nasdaq rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. At least one of the members of our board of statutory auditors qualifies as an "audit committee financial expert" under applicable SEC rules. The board of statutory auditors oversees our accounting and financial reporting processes and audits of the financial statements of our company. The board of statutory auditors is responsible for, among other things:

  •
  pre-approving the independent auditors to be proposed for election at shareholders' meetings;

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  reviewing with the independent auditors any audit problems or difficulties and management's response to issues raised by them;

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  reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act, regardless of the dollar amount involved in such transactions;

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  reviewing our audited financial statements and our interim financial statements with management and the independent auditors;

  •
  reviewing the adequacy of our internal controls and any special audit steps adopted in light of any material control deficiencies;

  •
  annually reviewing and reassessing the adequacy of our audit committee charter; and

  •
  meeting separately and periodically with management and the independent auditors.

        In addition, our statutory auditors participate in all meetings of our Board of Directors.

        Our board of statutory auditors is comprised of the following members:

Name	Age	Title
Toyohiko Shibata	68	Statutory Auditor
Takeharu Yasumoto	58	Outside Statutory Auditor
Kunihiro Sudo	67	Outside Statutory Auditor

        Toyohiko Shibata:    Mr. Shibata has served as our statutory auditor since January 2010. Before becoming one of our statutory auditors, Mr. Shibata served in our internal audit department from September 2008 to December 2009. Prior to that, Mr. Shibata managed our committee which drove internal education and implementation of Japanese regulation from October 2007 to September 2008.

        Takeharu Yasumoto:    Mr. Yasumoto has served as one of our outside statutory auditors since June 2010. Mr. Yasumoto has also served as a statutory auditor of Fast Retailing Co., Ltd. from June 1993 to the present. In addition, Mr. Yasumoto served as a special professor in the International Financing research school of Chuo University in Tokyo, Japan.

        Kunihiro Sudo:    Mr. Sudo has served as one of our outside statutory auditors since April 2011. Prior to becoming one of our auditors, Mr. Sudo served as an advisor to XING Co. from March 2007 to August 2007. In August 2007, Mr. Sudo joined Aqua Cast Co. as an advisor and became a director of Aqua Cast Co. in October of 2007. In January 2008, Mr. Sudo retired from Aqua Cast Co..

Compensation of Directors and Executive Officers

        For the fiscal year ended March 31, 2011, the aggregate cash compensation that we paid to our directors and executive officers included in the list under the heading "—Directors and Executive Officers" was ¥167 million, all of which was comprised of base salary. We do not have a requirement to, and have not, set aside pension or retirement benefits for our officers or directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        At March 31, 2011, Focus Systems owned approximately 15.8% of our outstanding common shares. Focus Systems has entered into an agency agreement in sales of our eDiscovery and forensic tool and services from January 1, 2006. In addition, Focus Systems entered into an agreement with us on February 1, 2010, to design and develop software that we use internally to deliver services to customers. Furthermore, Focus Systems purchased unsecured convertible notes with face amount of ¥80,000 thousand in the amount of ¥76,000 thousand that UBIC issued on April 1, 2010. Focus Systems converted the notes to 204,472 shares on March 14, 2011. No director or executive officer of Focus Systems is one of our officers or directors and none of our officers or directors is an officer or director of Focus Systems.

        The balances as of March 31, 2010 and 2011, and transactions of the Company with Focus Systems for years ended March 31, 2010 and 2011, are summarized as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Capitalized computer software	¥42,192	—	—
Trade accounts receivable	20,784	8,038	104
Prepaid expense	1,159	—	—
Other accounts receivable	3	—	—
Advance receipt	9,384	¥10,141	$131
Other accounts payable	2,779	—	—
Revenue	80,072	40,764	529
Cost of revenue (maintenance costs)	14,648	—	—
Selling, general and administrative expense (outsourcing costs, storage fee, etc.)	40,753	19,537	254

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2012 on a fully diluted basis, assuming conversion of all of our convertible bonds into shares of common stock and the exercise of all stock options to purchase common stock within 60 days of the date of this prospectus, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security.

        Shares of common stock subject to options or convertible securities exercisable or convertible within 60 days of the date hereof are deemed outstanding for computing the percentage of the person or entity holding such options or convertible securities but are not deemed outstanding for computing the percentage of any other person. To the best of our knowledge, subject to community and martial property laws, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. Percentage of shares owned prior to the offering is based upon 3,193,136 shares of our common stock outstanding as of April 1, 2012. Percentage of shares owned after the offering is based on                ADSs, representing                shares being offered hereby. No ADSs are being sold by any selling shareholder.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owners(1)	Number	Percent	Number	Percent
Executive Officers and Directors
Masahiro Morimoto	692,040	21.67	692,040
Akihiro Okumura	—	—	—
Naritomo Ikeue	272,240	8.53	272,240
Kyoichi Kihara	—	—	—
Yoshikatsu Shirai	—	—	—
Makoto Funahashi	—	—	—
Hirooki Kirisawa	8,160	*	8,160
All directors and executive officers as a group (7 persons)	972,440	30.45	987,440
5% Shareholders
Focus Systems Corporation	335,472	10.51	335,472
Japan Trustee Services Bank, Ltd.	192,120	6.02	192,120
Olympus Corporation(2)	281,114	8.80	281,114

*
less than 1%

(1)
Unless otherwise noted, the address for each of the named beneficial owners is: Meisan Takahama Building, 7th Floor 2-12-23, Kounan, Minato-ku, Tokyo 108-0075, Japan.

(2)
Represents shares issuable upon the exercise, at Olympus Corporation's option, of the right to convert ¥110.0 million aggregate face amount of our unsecured convertible notes due 2015 at a conversion price of ¥391.30 per share. On May 15, 2012, Olympus converted all of its outstanding convertible notes. After giving effect to this conversion, none of our convertible notes due 2015 remain outstanding.

DESCRIPTION OF SHARE CAPITAL

Description of Our Common Stock

        Following this offering, our authorized capital stock will consist of 7,200,000 shares of common stock, and there will be                 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock underlying the ADSs to be issued upon consummation of this offering will be fully paid and non-assessable.

  Share Units

        Our shares are organized into units comprised of tens shares of common stock each. Shareholders who hold less than one unit's worth of our common shares have access to a restricted set of shareholder rights, as described below.

  Voting Rights

        The holders of our common shares are entitled to one vote for each ten shares held of record on all matters submitted to a vote of stockholders. Upon the consummation of this offering, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Shareholders who hold less than one unit's worth of our common shares are not entitled to vote.

  Dividend Rights

        Holders of our common shares are entitled to receive ratably any dividend declared at a shareholders' meeting or by the Board of Directors.

  Rights Upon Liquidation

        In the event of a liquidation, dissolution or winding up of the company, holders of common shares are entitled to share ratably in the assets remaining after payment of liabilities. Shareholders who hold less than one unit's worth of our common shares are not entitled to any rights upon liquidation.

  Other Rights and Preferences

        Holders of our common shares have no preemptive, conversion or redemption rights.

  Listing

        We intend to apply to list our common stock on the Nasdaq Global Market under the symbol "UBIC."

  Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Mitsubishi UFJ Trust.

Limitations on Liability

        Our articles of incorporation, which will be in effect upon consummation of this offering, limit the liability of our directors to the fullest extent permitted by Japanese law. The effect of these provisions is to eliminate our rights and those of our stockholders, through stockholders' derivative suits on behalf of our company, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director. We may enter into indemnification agreements with our directors, statutory auditors and executive officers. If we do so, we expect that these agreements would require us to indemnify these individuals to the fullest extent permitted under Japanese law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also may obtain directors and officers liability insurance.

Memorandum and Articles of Association

Organization

        UBIC, Inc. is a joint stock corporation (kabushiki kaisha) incorporated in Japan under the Companies Act. It is registered in the Commercial Register (shogyo tokibo) maintained by the Legal Affairs Bureau.

Objects and Purposes in Our Articles of Incorporation

        Article 2 of our articles of incorporation slates our objects and purposes:

  •
  To sell, export and import electronic data forensic products;

  •
  To develop, manufacture, sell, export and import products with electronic data forensic technology;

  •
  To undertake electronic data forensic investigations;

  •
  To invest, research, educate, train, guide, advise and consult regarding electronic data forensic investigations;

  •
  To support information asset management; and

  •
  To support strategic, preventive legal management.

Provisions Regarding Our Directors

        There is no provision in our articles of incorporation as to a director's power to vote on a proposal, arrangement or contract in which the director is materially interested, but the Companies Act provides that such director is required to refrain from voting on such matters at the Board of Director's meetings.

        The Companies Act provides that compensation for directors is determined at a general meeting of shareholders of a company. Within the upper limit approved by the shareholders' meeting, the board of directors will determine the amount of compensation for each director. The board of directors may. by its resolution, leave such decision to the president's discretion.

        The Companies Act provides that a significant loan from third party by a company should be approved by the board of directors. We have adopted this policy.

        There is no mandatory retirement age for directors under the Companies Act or our articles of incorporation

        There is no requirement concerning the number of shares one individual must hold in order to qualify him or her as a director under the Companies Act or our articles of incorporation.

Rights of Shareholders of our Common Stock

        We have issued only one class of shares, our common stock. Rights of holders of shares of our common stock have under the Companies Act and our articles of incorporation include:

  •
  the right to receive dividends when the payment of dividends has been approved at a shareholders' meeting, with this right lapsing three full years after the due date for payment according to a provision in our articles of incorporation,

  •
  the right to receive interim dividends as provided for in our articles of incorporation, with this right lapsing three full years after the due date for payment according to a provision in our articles of incorporation,

  •
  the right to vote at a shareholders' meeting (cumulative voting for directors is not allowed under our articles of incorporation).

  •
  the right to receive surplus in the event of liquidation, and

  •
  the right to require us to purchase shares subject to certain requirements under the Companies Act when a shareholder opposes certain resolutions including (i) the transfer of all or material part of the business, (ii) an amendment of the articles or incorporation to establish a restriction on share transfer, (iii) a share exchange or share transfer to establish a holding company, (iv) company split or (v) merger, all of which must in principle, be approved by a special resolution of a shareholders' meeting.

        Under the Companies Act, a company is permitted to make distribution of surplus to the extent that the aggregate book value of the assets to be distributed to shareholders does not exceed the Distributable Amount provided for under the Companies Act and the Ordinance of the Ministry of Justice as of the effective date of such distribution of surplus.

        The amount of surplus at any given time shall be the amount of a company's assets and the book value of company's treasury stock alter subtracting and adding the amounts of the items provided for under the Companies Act and the applicable Ordinance of the Ministry of Justice.

        A shareholder is generally entitled to one vote for each unit of ten of our shares at a shareholders' meeting. In general, under the Companies Act and our articles of incorporation, a shareholders' meeting may adopt a resolution by a majority of the voting rights represented at the meeting. The Companies Act and our articles of incorporation require a quorum for the election of directors and statutory auditors of not less than one-third of the total number of voting rights held by all shareholders who can exercise their voting rights. A corporate shareholder, having more than one-quarter of its voting rights directly or indirectly held by us, does not have voting rights. We have no voting rights with respect to our own common stock. Shareholders may exercise their voting rights through proxies, provided that a shareholder may appoint only one shareholder who has a voting right as its proxy. Our Board of Directors shall entitle our shareholders to cast their votes in writing. Our Board of Directors may also entitle our shareholders to cast their votes by electronic devices.

        While the Companies Act, in general, requires a quorum of the majority of voting rights and approval of two-thirds of the voting rights presented at the meeting of any material corporate actions, it allows a company to reduce the quorum for such special resolutions by its articles of incorporation to not less than one-third of the total number of voting rights held by all shareholders who can exercise their voting rights. We adopted a quorum of not less than one-third of the total number of voting rights in our articles of incorporation for special resolutions for material corporate actions, such as:

  •
  a reduction of the stated capital, (expect when a company reduces the stated capital within certain amount provided for under the Companies Act concurrently with a share issue),

  •
  amendment of our articles of incorporation (except amendments that the Board of Directors are authorized to make under the Companies Act).

  •
  establishment of a 100% parent-subsidiary relationship through a share exchange or share transfer requiring shareholders' approval,

  •
  a dissolution, merger or consolidation requiring shareholders' approval,

  •
  a company split requiring shareholders' approval,

  •
  a transfer of the whole or an important part of our business.

  •
  the taking over of the whole of the business of any other corporation requiring shareholders' approval, and

  •
  issuance of new shares at a specially favorable price, or issuance of stock acquisition rights or bonds with stock acquisition rights with specially favorable conditions to persons other than shareholders.

        The Companies Act provides additional specific rights for shareholders owning a substantial number of voting rights.

        Shareholders holding 10% or more of the total number of voting rights of all shareholders (or 10% or more of the total number of our outstanding shares) have the right to apply to a court of competent jurisdiction for our dissolution.

        Shareholders who have held 3% or more of the total number of voting rights of all shareholders (or 3% or more of the total number of our outstanding shares) for six months or more have certain rights under the Companies Act which includes the right to:

  •
  demand the convening of a general meeting of shareholders.

  •
  apply to a competent court for removal of a director or a statutory auditor, and

  •
  apply to a competent court for removal of a liquidator.

        Shareholders holding 3% or more of the total number of voting rights of all shareholders (or 3% or more of the total number of our outstanding shares) have certain rights under the Companies Act, which include the right to:

  •
  examine our accounting books and documents and make copies of them,

  •
  apply to a competent court for appointment of an inspector to inspect our operation or financial condition, and

  •
  to refuse exculpation of a director from liability.

        Shareholders who have held 1% or more of the total number of voting rights of all shareholders for six months or more have the right to apply to a competent court for appointment of an inspector to review the correctness of the convocation and voting procedures of a general meeting of shareholders.

        Shareholders who have held 1% or more of the total number of voting rights of all shareholders or 300 or more voting rights for six months or more have the right to demand that certain matters be added to the agenda items at a general meeting of shareholders.

        Shareholders who have held any number of shares for six months or more have the right to demand that we take certain actions under the Companies Act which include the rights to demand:

  •
  the institution of an action to enforce the liability of one of our directors or statutory auditors,

  •
  the institution of an action to recover from a recipient the benefit of a proprietary nature given in relation to the exercise of the right of a shareholder, and

  •
  a director on our behalf for the cessation of an illegal or ultra vires action.

        There is no provision under the Companies Act or our articles of incorporation which forces shareholders to make additional contributions when requested by us,

        Under the Companies Act, in order to change the rights of shareholders which are stipulated and defined in our articles of incorporation, we must amend our articles of incorporation. Amendments must, in principle, be approved by a special resolution of shareholders.

        Annual general meetings and extraordinary general meetings of shareholders are convened by a representative director based on the determination of our Board of Directors. A shareholder having held 3% or more of our total outstanding shares for six months or more is entitled to demand the directors to convene a shareholders' meeting under the Companies Act. Under our articles of incorporation, shareholders of record as of March 31 of each year have the right to attend the annual general meeting of our shareholders. We may. by prescribing a Record Dale, determine the shareholders who are stated or recorded in the shareholder registry on the Record Dale as the shareholders entitled to extraordinary general meetings of our shareholders, and in this case, we are required to make a public notice of Record Date at least two weeks prior to the Record Date. A convocation notice will be sent to these shareholders at least two weeks prior to the date of the shareholders' meeting.

Acquisition of Own Shares

        Under applicable laws of Japan, we may acquire our own shares:

  •
  (i) through market transactions on a stock exchange on which our shares are listed or by way of tender offer (in either case pursuant to a resolution of the Board of Directors, which is currently authorized by our articles of incorporation);

  •
  (ii) from a specific shareholder other than any of our subsidiaries (pursuant to a special resolution of a general meeting of shareholders), or

  •
  (iii) from any of our subsidiaries (pursuant to a resolution of the Board of Directors).

        In case acquisition is made by way of (ii) above, any other shareholder may request within a certain period of time provided under the applicable Ordinance of the Ministry of Justice before a general meeting of shareholders that we also purchase our shares held by the requesting shareholder, unless the purchase price or any other consideration to be delivered in exchange for the acquisition of one of our shares does not exceed (he market price of one of our shares calculated by the method prescribed in the applicable Ordinance of the Ministry of Justice.

        Any acquisition by us of our own shares must satisfy certain oilier requirements, including that the total amount of the acquisition price may not exceed the Distributable Amount, as described above.

        We may hold the shares which we acquired by way of (i) through (iii) above, and may cancel such shares by a resolution of the Board of Directors. We may also dispose of such shares subject to a resolution of the Board of Directors and subject also to other requirements applicable to the issuance of shares under the Companies Act.

Restrictions on Holders of our Common Stock

        There is no restriction on non-resident or foreign shareholders on the holding of our shares or on the exercise of voting rights, except for filing requirements with respect to an acquisition of shares by Non-Resident of Japan under The Foreign Exchange and Foreign Trade Act of Japan and related rules and regulations. However, pursuant to a provision of our share handling regulations, a shareholder who does not have an address or residence in Japan is required to file its temporary address to receive notices in Japan or that of a standing proxy having any address or residence in Japan with our transfer agent.

        There is no provision in our articles of incorporation that would have the effect of delaying, deferring or preventing a change in control that would operate only with respect to a merger, acquisition or corporate restructuring involving us.

        There is no provision in our articles of incorporation or other subordinated rules regarding the ownership threshold, above which shareholder ownership must be disclosed. Pursuant to the Financial Instruments and Exchange Law of Japan and its related regulations, a shareholder who has become, solely or jointly, a holder more than 5% of the total issued shares in a company that is listed on any stock exchange in Japan is required to tile a report with the Finance Bureau of the Ministry of Finance, and. with certain exceptions, a similar report must also be filed in respect of any subsequent change of 1% or more in the holding or of any change in material matters set forth in any previously filed report.

        There is no provision in our articles of incorporation governing changes in the capital more stringent than is required by law.

        For a description of rights of holders of ADSs, please see the "Description of American Depositary Shares" included elsewhere in this prospectus.

Exchange Controls.

        The Foreign Exchange and Foreign Trade Act of Japan, as amended, and the cabinet orders and ministerial ordinances thereunder, or the "Foreign Exchange Regulations", regulate certain transactions involving a "Non-Resident of Japan" or a "Foreign Investor." including the issuance of securities by a resident of Japan outside of Japan, transfer of securities between a resident of Japan and a Non-Resident of Japan, "inward direct investment" by a Foreign Investor, and a payment from Japan to a foreign country or by a resident of Japan to a Non-Resident of Japan.

        "Non-Residents of Japan" is defined as individuals who are not resident in Japan and corporations whose principal offices are located outside of Japan Generally, branches and other offices of Japanese corporations which are located outside of Japan are regarded as Non-Residents of Japan, but branches and other offices of non-resident corporations which arc located within Japan are regarded as residents of Japan.

        "Foreign Investors" is defined as:

  •
  individuals who are Non-Residents of Japan;

  •
  corporations which are organized under the laws of foreign countries or whose principal offices are located outside of Japan; and

  •
  corporations (i) of which 50% or more of their voting rights are held by individuals who are Non-Residents of Japan and/or corporations which are organized under the laws of foreign countries or whose principal offices are located outside of Japan or (ii) a majority of whose officers, or officer) having the power of representation, are individuals who are Non-Residents of Japan.

        Under the Foreign Exchange Regulations, dividends paid on, and the proceeds of sales in Japan of, shares held by Non-Residents of Japan may in general be converted into any foreign currency and repatriated abroad.

        Under the Foreign Exchange Regulations, in general, a Non-Resident of Japan who acquires shares from a resident of Japan in a capital markets transaction is not subject to any prior filing requirement, although the Foreign Exchange Law empowers the Minister of Finance of Japan to require prior approval for any such acquisition in certain limited circumstances. While such prior approval is not required in general, in the case where a resident of Japan transfers shares of a Japanese company for consideration exceeding ¥100 million to a Non-Resident of Japan, the resident of Japan that transfers the shares is required to report the transfer to the Minister of Finance of Japan within 20 days from the date of the transfer, unless the transfer is made through a bank, securities company or financial futures trader licensed under Japanese law.

        If a Foreign Investor acquires our shares and. together with parties who have a special relationship with that Foreign Investor, holds 10% or more of our issued shares as a result of such acquisition, the Foreign Investor must, with certain limited exceptions, file a report of such acquisition with the Minister of Finance and any other competent Minister by the 15th day of the month immediately following the month in which such acquisition occurs. In certain limited circumstances, however, a prior notification of such acquisition must be filed with the Minister of Finance and any other competent Minister, who may modify or prohibit the proposed acquisition.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

                                , as depositary, will register and deliver the ADSs. Each ADS will represent beneficial ownership of                        one share of our common stock deposited with the office in                        of                         , as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at                        . The principal executive office of the depositary is located at                        .

        The Direct Registration System, or DRS, is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Our memorandum, articles of association and Japanese law govern our shareholders' rights. The depositary will be the registered holder of the common stock underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see "Where You Can Find More Information."

Holding the ADSs

How will I hold my ADSs?

        You may hold ADSs either (1) directly (a) by having an ADR which is a certificate evidencing a specific number of ADSs registered in your name or (b) by holding ADSs in the DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on common stock or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of common stock your ADSs represent as of the record date (which will be as close as practicable to the record date for our common stock) set by the depositary with respect to the ADSs.

  •
  Cash.  The depositary will convert any cash dividend or other cash distribution we pay on our common stock or any net proceeds from the sale of any common stock, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

  •
  Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary that must be paid, will be deducted. See "Taxation". It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

  •
  Shares.  The depositary may, upon our timely instruction, distribute additional ADSs representing any common stock we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. It will try to sell common stock which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common stock. The depositary may sell a portion of the distributed common stock sufficient to pay its fees and expenses in connection with that distribution.

  •
  Elective Distributions in Cash or Shares.  If we offer holders of our common stock the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the common stock for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing common stock in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of common stock.

  •
  Rights to Purchase Additional Shares.  If we offer holders of our common stock any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

        If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

        U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

  •
  Other Distributions.  Subject to receipt of timely notice from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker transfer common stock or deposit evidence of rights to receive common stock to, or with, the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

        Except for common stock deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180-day lock-up period is subject to adjustment under certain circumstances as described in the section entitled "Shares Eligible for Future Sale—Lock-up Agreements."

How do ADS holders cancel an American Depositary Share?

        You may turn in your ADSs at the depositary's corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will transfer the common stock and any other deposited securities underlying the ADSs to you or a person you designate. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        You may instruct the depositary to vote the deposited securities. Otherwise, you will not be able to exercise your right to vote unless you withdraw the common stock your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the common stock.

        If we ask for your instructions and upon timely notice from us, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the common stock or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given in accordance with the last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of Japan and the provisions of our constitutive documents, to vote or to have its agents vote the common stock or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exits or the matter materially and adversely affects the rights of holders of the common stock.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your common stock. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your common stock are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons Must Pay:	For:
$ (or less) per ADSs (or portion of ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$ (or less) per ADS	Any distribution of cash proceeds to you
A fee equivalent to the fee that would be payable if securities distributed to you had been common stock and the common stock had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$ (or less) per ADSs per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of common stock on our share register to or from the name of the depositary or its agent when you deposit or withdraw common stock
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, including any applicable interest and penalties thereon and any share transfer or other taxes or governmental charges, for example, share transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

                                , as depositary, has agreed to reimburse us for a portion of certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and stock exchange application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of ADSs. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of service fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the program are not known at this time.

        The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our common stock	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the common stock that are not distributed to you	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 60 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver common stock and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

        The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

        These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary (as well as the liability of our and the depositary's directors, officers, affiliates, employees and agents). We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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  are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond each of our control as set forth in the deposit agreement;

  •
  are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

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  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

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  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

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  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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  disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting common stock for deposit, holders and beneficial owners (or authorized representatives) of ADRs, or any person believed in good faith to be competent to give such advice or information;

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  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

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  disclaim any liability for any indirect, special, punitive or consequential damages.

        The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, common stock or deposited securities.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of common stock, the depositary may require:

  •
  payment of share transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common stock or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

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  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADRs

        You have the right to cancel your ADSs and withdraw the underlying common stock at any time except:

  •
  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of common stock is blocked to permit voting at a general meeting of shareholders; or (3) we are paying a dividend on our common stock;

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  when you owe money to pay fees, taxes and similar charges; or

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  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of common stock or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver common stock upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying common stock are delivered to the depositary. The depositary may receive ADSs instead of common stock to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the common stock or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such common stock or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such common stock or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such common stock or ADSs in its records, and (e) unconditionally guarantees to deliver such common stock or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers will provide it with substantially similar security; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by the DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on, and compliance with, instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

Transmission of Notices, Reports and Proxy Soliciting Materials to Shareholders

        We will promptly transmit to the depositary those communications that we make generally available to our shareholders together with annual and other reports prepared in accordance with applicable requirements of U.S. securities laws in English. Upon our request, and at our expense, subject to the distribution of any such communications being lawful and not in contravention of any regulatory restrictions or requirements if so distributed and made available to holders, the depositary will arrange for the timely mailing of copies of such communications to all ADS holders and will make a copy of such communications available for inspection at the depositary's corporate trust office, the office of the custodian or any other designated transfer office of the depositary.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon the completion of this offering, we will have outstanding ADSs representing approximately                        % of our issued and outstanding shares. All of the ADSs sold in this offering will be freely transferable by persons other than our affiliates without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect the prevailing market price of our ADSs. In addition, immediately following this offering, holders of our common stock, including our directors and executive officers will hold 3,193,136 shares of our common stock, including 281,114 shares issued by us upon conversion of all of the outstanding ¥110.0 million face amount of our convertible notes by Olympus Corporation on May 15, 2012. All of our outstanding shares of common stock, including shares underlying our ADSs, are freely tradable on the TSE. However, our directors and executive officers expect to enter into lock-up agreements with the representative as set forth below. Prior to this offering, there has been no public market for our ADSs, and, while we have applied for the ADSs to be listed on the Nasdaq Global Market, we cannot assure you that a regular trading market will develop in our ADSs.

        In addition, our articles of incorporation permits the issuance of up to an aggregate of                additional shares of our common stock. See "Description of Share Capital."

Lock-up Agreements

        We, our directors and executive officers expect to enter into lock-up agreements with the representative prior to the commencement of this offering, subject to certain exceptions, each of our directors and executive officers, for a period of 180 days, and we, for a period of 90 days, from the effective date of the registration statement of which this prospectus is a part will agree, without the prior written consent of the representative, not to, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock or ADSs or any securities convertible into or exercisable or exchangeable for shares of capital stock; (ii) file or caused to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of capital stock or ADSs or any securities convertible into or exercisable or exchangeable for shares of capital stock or ADS, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock or ADS, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock or ADS or such other securities, in cash or otherwise, other than the shares or ADSs to be sold hereunder, and shares issuable upon the exercise or conversion of outstanding securities, securities issued under any company stock or equity compensation plans.

        The lock-up period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Outstanding Common Stock

        Under applicable law and regulation, all shares of our common stock outstanding on the date hereof, and all shares of common stock underlying securities exercisable for or convertible into shares of our common stock are freely tradable on the TSE and generally will remain so after consummation of this offering. However, such shares held by our directors and executive officers will be subject to the lock-up agreements set forth above. Other holders of these securities, including holders of 5.0% or more of our outstanding common stock, have not agreed to enter into such lock-up agreements, and will be able to sell shares of common stock freely outside the United States, including over the Tokyo Stock Exchange.

Rule 144

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        In general, under Rule 144 as currently in effect, our affiliates, or persons selling shares on behalf of our affiliates, are entitled to sell, upon expiration of the lock-up agreements described above, or in accordance with the terms of the management shareholder agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

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  1% of the number of shares of our ordinary shares then outstanding, which will equal approximately                        shares immediately after this offering; or

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  the average weekly trading volume of our ADSs on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 by our affiliates, or persons selling shares on behalf of our affiliates, are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.                                        shares of our common stock are currently subject to Rule 144.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory share plan or other written agreement executed prior to the completion of this offering is eligible to resell such shares in reliance on Rule 144 but without compliance with some of the restrictions, including the holding period, contained in Rule 144. In particular, subject to any applicable lock-up agreements, Rule 701 provides that affiliates may sell their Rule 701 shares in accordance with Rule 144 beginning 90 days after the date of this prospectus without complying with the holding period requirement of Rule 144 and that non-affiliates may sell such shares in reliance on Rule 144 beginning 90 days after the date of this prospectus without complying with the holding period, public information, volume limitation or notice requirements of Rule 144. None of our common stock are currently subject to Rule 701.

TAXATION

        The following is a discussion of the material Japanese and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ADSs or ordinary shares.

Japanese Taxation

        The following is a discussion summarizing material Japanese tax consequences to an owner of shares or ADSs who is a non-resident of Japan or a non-Japanese corporation without a permanent establishment in Japan to which the relevant income is attributable. The statements regarding Japanese tax laws set forth below are based on the laws in force and as interpreted by the Japanese taxation authorities as al the date hereof. These statements arc subject to changes in the applicable Japanese laws or double taxation conventions occurring after that date. This summary is not exhaustive of all possible tax considerations which may apply to a particular investor. Potential investors should satisfy themselves as to.

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  the overall tax consequences of the acquisition, ownership and disposition of shares or ADSs, including specifically the tax consequences under Japanese law.

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  the laws of the jurisdiction of which they arc resident, and

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  any tax treaty between Japan and their country of residence, by consulting their own tax advisers.

        For purposes of the Convention (as defined below) and Japanese tax law, U.S. holders of ADRs will be treated as the owners of the shares underlying the ADSs evidenced by the ADRs.

        Generally, a non-resident individual of Japan or a non-Japanese corporation as a holder of shares or ADSs is subject to Japanese withholding tax on dividends paid by Japanese corporations. Stock splits, in general, are not subject to Japanese income tax.

        In the absence of any applicable tax treaty, convention or agreement reducing the maximum rate of withholding tax, the rate of Japanese withholding tax applicable to dividends paid by Japanese corporations to non-resident individual of Japan or a non-Japanese corporation is 20%. With respect to dividends paid on listed shares issued by Japanese Corporation (such as our shares) to non-resident individual of Japan or a non-Japanese corporation, the aforementioned 20% withholding tax rate is reduced to (i) 7% for dividends to be paid by December 31, 2013, and (ii) 15% for dividends to be paid thereafter, except for dividends paid to any individual shareholder who holds 5% or more of the issued shares of a company. As of date of this annual report, Japan has entered into income tax treaties, or conventions, whereby the above-mentioned withholding tax rate is reduced, in most cases to 15% or 10% for portfolio investors (15% under the income tax treaties with, among other countries, Belgium, Canada, Denmark, Finland. Germany. Ireland, Italy, Luxembourg, the Netherlands, New Zealand, Norway, Singapore, Spain, Sweden, and Switzerland, and 10% under the income tax treaties with Australia. France, the U.K. and the United States).

        Under the Convention between the Government of Japan and the Government of the United Stales of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the "Convention"), the maximum rate of Japanese withholding tax that may be imposed on dividends paid by a Japanese corporation to a U.S. holder that does not have a permanent establishment in Japan is limited to 10% for most of qualified portfolio investors and 5% if the beneficial owner is a qualified company that owns, directly or indirectly, on the date on which entitlement to the dividend is determined, at least 10% (but not more than 50% in certain cases) of the voting stock of the Japanese corporation. The Convention provides that no Japanese tax will be imposed on dividends paid to qualified pension fund that is a United States resident, if such dividends are not derived from the carrying on of a business, directly or indirectly, by such pension fund.

        Under Japanese tax law, the maximum rate applicable under the tax treaties conventions shall be applicable, subject to completion of below-described application procedures, except when such maximum rate is higher than the Japanese statutory rate in such case the Japanese statutory rate is applicable.

        Non-resident holders who are entitled to a reduced rate of Japanese withholding tax on payment of dividends by UBIC, Inc. must submit the required form in advance through UBIC, Inc. to the relevant tax authority before payment of dividends. The required form is the Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Dividends. A standing proxy for non-resident holders may provide such application service. With respect to ADSs, the reduced rate is applicable if                        , as depositary, or its agent submits in duplicate two Application Forms for Income Tax Convention (one is Form 4 subtitled "Extension of Time for Withholding of Tax on Dividends with respect to Foreign Depositary Receipt" to the payer of dividends, who has to file the original with the district director of the competent tax office for the place where the payer resides, by the day before the payment of dividends and the other is Form 5 subtitled "Relief from Japanese Income Tax on Dividends with respect to Foreign Depositary Receipt" to the district director of the competent tax office through the payer of dividends in eight months from the day following the base date of payment of dividends for application purposes for which Form 4 has been submitted). To claim the reduced rate, a non-resident holder of ADSs will be required to file proof of taxpayer status, residence and beneficial ownership, as applicable. The non-resident holder will also be required to provide information or documents clarifying its entitlement to the tax reduction as may be required by the depositary. A non-resident holder of shares or ADSs who does not submit an application in advance will be entitled to claim from the relevant Japanese tax authority a refund of withholding taxes withheld in excess of the rate of an applicable lax treaty.

        Gains derived from the sale of the shares or ADSs outside Japan, or from the sales of shares within Japan by a non-resident individual of Japan or a non-Japanese corporation are in general not subject to Japanese income or corporation taxes provided that such gains are from portfolio investments where the shareholding ratio is within certain prescribed level.

        An individual who has acquired shares or ADSs as a distributee, legatee or donee may have to pay Japanese inheritance and gift taxes at progressive rates.

U.S. Federal Income Tax Consequences

        The following is a summary of the material U.S. and Japanese federal income tax consequences to an investor of the acquisition, ownership and disposition of our ADSs purchased by the investor pursuant to this offering. As used in this discussion, references to "we", "our" and "us" refer only to UBIC, Inc.

        The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to a beneficial owner of our common stock that is for U.S. federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a beneficial owner of our common stock is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a "Non-U.S. Holder." The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading "Non-U.S. Holders."

        This summary is based on the Internal Revenue Code of 1986, as amended, or the "Code," its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder's individual circumstances. In particular, this discussion considers only holders that will own our common stock as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

  •
  financial institutions or financial services entities;

  •
  broker-dealers;

  •
  taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

  •
  tax-exempt entities;

  •
  governments or agencies or instrumentalities thereof;

  •
  insurance companies;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  certain expatriates or former long-term residents of the United States;

  •
  persons that actually or constructively own 5 percent or more of our voting stock;

  •
  persons that acquired our common stock pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

  •
  persons that hold our common stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

  •
  persons whose functional currency is not the U.S. dollar.

        This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our common stock. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distributions made (or deemed made) by us on our common stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our common stock will be in U.S. dollars.

        We have not sought, and will not seek, a ruling from the Internal Revenue Service ("IRS") or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

        THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Distributions

        A U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on the shares of our common stock. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such cash distribution in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder's adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock and will be treated as described under "—Taxation on the Disposition of Common stock" below.

        Any dividends we pay to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. Holder generally will constitute "qualified dividends" that will be subject to tax at the maximum regular tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the regular U.S. federal income tax rate applicable to dividends is scheduled to return to the regular tax rate generally applicable to ordinary income.

Taxation on the Disposition of Common Stock

        Upon a sale or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in the common stock.

        The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum regular rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder's holding period for the common stock exceeds one year. The deductibility of capital losses is subject to various limitations.

Additional Taxes After 2012

        The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum regular rate of 15% for taxable years beginning before January 1, 2011 (and, under current law, 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder's holding period for the common stock exceeds one year. The deductibility of capital losses is subject to various limitations.

Non-U.S. Holders

Taxation of Distributions

        Any cash distribution we make to a Non-U.S. Holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an "80/20 company" for U.S. federal income tax purposes, as described below, any such dividend paid to a Non-U.S. Holder with respect to shares of our common stock that is not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). In satisfying the foregoing withholding obligation with respect to a cash distribution, we may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder's adjusted tax basis in our common stock (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder's adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under "—Taxation on the Disposition of Common stock" below.

        There is a possibility that we may qualify as an "80/20 company" for U.S. federal income tax purposes. In general, a U.S. corporation is an 80/20 company if at least 80% of its gross income earned directly or from subsidiaries during an applicable testing period is "active foreign business income." The 80% test is applied on a periodic basis. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. [However, the current 80/20 company rules generally have been repealed for tax years beginning on or after January 1, 2011]. A Non-U.S. Holder should consult with its own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance.

        Cash dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder's conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. If the Non-U.S. Holder is a corporation, such dividends that are effectively connected income may also be subject to a "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Taxation on the Disposition of Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of our common stock, unless:

  •
  the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" ("USRPHC") for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder's holding period for the common stock disposed of, and, generally, in the case where our common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of our common stock at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder's holding period for the common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

        Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional "branch profits tax" at a 30% rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

        In connection with the third bullet point above, we generally will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of our "United States real property interests" equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Based on the current composition of the assets of us and our subsidiaries, we believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future). Non-U.S. Holders, particularly those Non-U.S. Holders that could be treated as actually or constructively holding more than 5% of our common stock, should consult their own tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our common stock.

Payments After 2012

        Effective generally for payments made after December 31, 2012, a Non-U.S. Holder may be subject to a U.S. federal withholding tax at a 30% rate with respect to dividends on, and the gross proceeds from the sale or other disposition of, our common stock if certain disclosure requirements related to the U.S. accounts maintained by, or the U.S. ownership of, the Non-U.S. Holder are not satisfied. If payment of such withholding taxes is required, a Non-U.S. Holder that is otherwise eligible for an exemption from, or a reduction of, U.S. withholding taxes with respect to such dividends and proceeds generally will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. Non-U.S. Holders should consult their own tax advisors regarding the effect, if any, of such withholding taxes on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

        We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

        In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. Holder who:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the IRS that backup withholding is required; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

        Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder's or a Non-U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

UNDERWRITING

        Rodman & Renshaw, LLC is acting as the representative of the underwriters named below. We have entered into an underwriting agreement, dated                        , 2012 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less underwriting discounts and commissions set forth on the cover page of this prospectus, the number of the ADSs listed next to its name in the following table.

Name of Underwriter	Number of ADSs
Rodman and Renshaw, LLC
Total

        The underwriters are committed to purchase all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters' obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

        The underwriters propose to offer the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority, or FINRA, at that price less a concession not in excess of $                        per share. Any such dealers may resell ADSs to certain other brokers or dealers at a discount of up to $                        per ADS from the public offering price. After the public offering of the ADSs, the offering price and other selling terms may be changed by the underwriters.

Discounts and Commissions

        We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

        The following table shows the per ADS and total public offering price, underwriting discounts and commissions to be paid to the underwriters by us, and proceeds, before expenses, assuming both no exercise and full exercise of the underwriters' option to purchase                        additional ADSs.

Total
	Per ADS	Without Over- Allotment Option	With Over- Allotment Option
Public offering price	$
Underwriting discount (7%)	$
Non-accountable expense allowance (1%)	$
Proceeds, before expenses, to us	$

        We have paid an expense deposit of $50,000 to the representative which will be applied against the non-accountable expenses that will be paid by us to the underwriters in connection with this offering.

        We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discount, will be approximately $                                                 .

Overallotment Option

        We have granted a 45-day option to the underwriters to purchase up to an additional shares of common stock sold on the date hereof, at the same price as the initial shares offered. If the underwriters fully exercise this option, the total public offering price (before expenses) and net proceeds to us will be approximately $         million based on a public offering price of $                        per ADS.

Lock-ups

        We, our directors and executive officers expect to enter into lock-up agreements with the representative prior to the commencement of this offering. Subject to certain exceptions, each of our directors and executive officers, for a period of 180 days, and we, for a period of 90 days from the effective date of the registration statement of which this prospectus is a part will agree, without the prior written consent of the representative, not to, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock or ADSs or any securities convertible into or exercisable or exchangeable for shares of capital stock; (ii) file or caused to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of capital stock or ADSs or any securities convertible into or exercisable or exchangeable for shares of capital stock or ADS, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock or ADS, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock or ADS or such other securities, in cash or otherwise, other than the shares or ADSs to be sold hereunder, and shares issuable upon the exercise or conversion of outstanding securities, securities issued under any company stock or equity compensation plans.

        The lock-up period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Electronic Offer, Sale and Distribution of Shares

        A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in the offering and one or more of the underwriters participating in this offering may distribute the prospectus electronically. The representative may agree to allocate a number of ADSs to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization

        In connection with the offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADS while this offering is in progress. These stabilizing transactions may include short sales of the ADS, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts or may be "naked" shorts. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. The underwriters may close out any covered short position by purchasing ADS in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADS in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M promulgated under the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADS, including the imposition of penalty bids. This means that if a representative of an underwriter purchases ADS in the open market in stabilizing transactions or to cover short sales, the underwriter can require the representative that sold those ADSs as part of this offering to repay the underwriting discount received by such representative.

        These activities may have the effect of raising or maintaining the market price of the ADS or preventing or retarding a decline in the market price of the ADS, and, as a result, the price of the ADS may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

        In determining the public offering price, we and the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the underwriters;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we, nor the underwriters can assure investors that an active trading market will develop for our ADS, or that the ADSs will trade in the public market at or above the public offering price.

        Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

  Other Terms

        In connection with this offering, the underwriters and certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

        Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees, however, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

        From time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        We have also agreed to pay the underwriter expenses relating to the offering, including but not limited to (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual, (b) all filing fees incurred in clearing this offering with FINRA, (c) up to $15,000 for the underwriters' expenses (including fees of counsel) incurred relating to registration or qualification of the shares under the "blue sky" securities laws, (d) up to $10,000 of accountable "road show" expenses and (e) up to $16,000 for the underwriters use of Ipreo's book-building, prospectus tracking and compliance software for this offering. We paid an advance of $50,000 to the underwriter, which will be applied against the non-accountable expense allowance (including an advance for the fees and expenses of the underwriter's counsel.) The total of any advanced payments will be refundable to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).

Offer Restrictions Outside the United States

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

  Australia

        This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the common stock under this prospectus is only made to persons to whom it is lawful to offer the common stock without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the common stock sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

  China

        The information in this document does not constitute a public offer of the common stock, whether by way of sale or subscription, in the People's Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The common stock may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to "qualified domestic institutional investors."

  European Economic Area—Belgium, Germany, Luxembourg and Netherlands

        The information in this document has been prepared on the basis that all offers of common stock will be made pursuant to an exemption under the Directive 2003/71/EC ("Prospectus Directive"), as implemented in Member States of the European Economic Area (each, a "Relevant Member State"), from the requirement to produce a prospectus for offers of securities.

        An offer to the public of common stock has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

  (a)
  to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of UBIC, Inc. or any underwriter for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by UBIC, Inc. of a prospectus pursuant to Article 3 of the Prospectus Directive.

  France

        This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers ("AMF"). The common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

        This document and any other offering material relating to the common stock have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

        Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d'investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

        Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common stock cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

  Ireland

        The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the "Prospectus Regulations"). The common stock have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

  Israel

        The common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such common stock been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale in Israel, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

  Italy

        The offering of the common stock in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ--$$--Aga e la Borsa, "CONSOB" pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common stock may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 ("Decree No. 58"), other than:

  •
  to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 ("Regulation no. 1197l") as amended ("Qualified Investors"); and

  •
  in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

        Any offer, sale or delivery of the common stock or distribution of any offer document relating to the common stock in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

  •
  made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

  •
  in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

        Any subsequent distribution of the common stock in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common stock being declared null and void and in the liability of the entity transferring the common stock for any damages suffered by the investors.

  Portugal

        This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common stock have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common stock in Portugal are limited to persons who are "qualified investors" (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

  Sweden

        This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common stock be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common stock in Sweden is limited to persons who are "qualified investors" (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

  Switzerland

        The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering material relating to the common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

        This document is personal to the recipient only and not for general circulation in Switzerland.

  United Arab Emirates

        Neither this document nor the common stock have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the

United Arab Emirates, nor has UBIC, Inc. received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common stock within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common stock, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by UBIC, Inc.

        No offer or invitation to subscribe for common stock is valid or permitted in the Dubai International Financial Centre.

  United Kingdom

        Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended ("FSMA")) has been published or is intended to be published in respect of the common stock. This document is issued on a confidential basis to "qualified investors" (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

        Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to UBIC, Inc.

        In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 ("FPO"), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together "relevant persons"). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

        The validity of the securities offered hereby has been passed upon for us by DLA Piper Tokyo Partnership, Tokyo, Japan. Certain legal matters in connection with this offering will be passed upon for us by DLA Piper LLP (US), Boston, Massachusetts. In addition, legal matters relating to Japan in connection with this offering will be passed upon for us by DLA Piper Tokyo Partnership, Tokyo, Japan. Reed Smith LLP, New York, New York is acting as United States counsel to the underwriters in this offering.                                     , is acting as Japanese counsel to the underwriters in this offering.

EXPERTS

        The consolidated financial statements of UBIC, Inc. as of March, 2010 and 2011, and for each of the two years in the period ended March 31, 2011, appearing in this prospectus and in the registration statement have been audited by Ernst & Young ShinNihon LLC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

        We are a limited liability, joint-stock corporation incorporated under the laws of Japan. Most of our directors, executive officers and statutory auditors reside in Japan. All or substantially all of our assets and the assets of these persons are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for U.S. investors to effect service of process within the United States upon us or these persons or to enforce against us or these persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. There is a concern as to the enforceability in Japan, in original actions or in actions for enforcement of judgment of U.S. courts, of liabilities predicated solely upon the federal securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the United States Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, a registration statement on Form F-1 under the Securities Act for the ADSs offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

        The registration statement and other information may be read and copied at the SEC's Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

        You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

UBIC, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of UBIC, Inc.

        We have audited the accompanying consolidated balance sheets of UBIC, Inc. and subsidiaries as of March 31, 2010 and 2011, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UBIC, Inc. and subsidiaries at March 31, 2010 and 2011, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

        We have also recomputed the translation of the consolidated financial statements as of and for the year ended March 31, 2011 into United States dollars. In our opinion, the consolidated financial statements expressed in Japanese yen have been translated into United States dollars on the basis described in Note 1.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan
May 24, 2012

UBIC, Inc. and subsidiaries

Consolidated Balance Sheets

March 31, 2010 and 2011

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2011	2011
ASSETS
Current Assets:
Cash and cash equivalents	¥345,150	¥675,212	$8,771
Trade receivables:
Trade accounts receivable	96,975	910,539	11,829
Receivables from related party	20,784	8,038	104
Prepaid expenses	22,220	28,593	371
Income tax receivable	10,327	—	—
Deferred tax assets	—	42,903	557
Other current assets	14,557	10,656	139

Total Current Assets	510,013	1,675,941	21,771

Property and equipment—net	105,330	114,206	1,483
Capitalized computer software costs—net	72,877	252,288	3,277
Other intangible assets—net	508	1,896	25
Investments in securities	107,565	223,215	2,900
Rental deposits	43,846	52,282	679
Deferred tax assets	—	48,251	627
Other assets, net of allowance for doubtful accounts of ¥4,983 thousand ($65 thousand) as of March 31, 2010 and 2011	9,117	5,517	72

TOTAL ASSETS	¥849,256	¥2,373,596	$30,834

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Balance Sheets (Continued)

March 31, 2010 and 2011

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2011	2011
LIABILITIES AND EQUITY
Current Liabilities:
Trade accounts payable	¥83,446	¥220,114	$2,859
Short-term debt	30,000	—	—
Current portion of long-term debt	160,670	143,171	1,860
Accrued income taxes	1,422	347,145	4,510
Accrued consumption taxes	—	43,229	562
Retirement and severance benefits—current	496	813	10
Other current liabilities	39,822	67,285	873

Total Current Liabilities	315,856	821,757	10,674

Noncurrent Liabilities:
Long-term debt	255,011	323,040	4,197
Retirement and severance benefits—noncurrent	5,989	7,214	94
Deferred tax liabilities	130	815	11
Other liabilities	22,617	18,526	240

Total Noncurrent Liabilities	283,747	349,595	4,542

COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock: Authorized 7,200,000 shares; Issued and outstanding, 2,324,000 shares and 2,630,872 shares at March 31, 2010 and 2011, respectively	605,987	805,624	10,465
Additional paid-in capital	456,043	345,115	4,483
Accumulated deficit	(807,986)	(19,278)	(250)
Accumulated other comprehensive income (loss)	(4,374)	63,742	828
Treasury stock, at cost—28 shares and 56 shares at March 31, 2010 and 2011, respectively	(17)	(26)	(0)

Total UBIC, Inc. shareholders' equity	249,653	1,195,177	15,526
NONCONTROLLING INTERESTS	—	7,067	92

Total Equity	249,653	1,202,244	15,618

TOTAL LIABILITIES AND EQUITY	¥849,256	¥2,373,596	$30,834

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Statements of Operations

Years ended March 31, 2010 and 2011

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2011	2011
Revenue	¥1,013,490	¥2,635,430	$34,235
Revenue from a related party	80,072	40,764	530
Operating revenue from reimbursed direct costs	4,605	9,899	129

Total revenue	1,098,167	2,686,093	34,894

Cost of revenue	703,010	966,352	12,554
Reimbursed direct costs	4,605	9,899	129
Selling, general and administrative expenses	574,001	669,742	8,700

Total operating expense	1,281,616	1,645,993	21,383

Operating income (loss)	(183,449)	1,040,100	13,511
Interest income	3,441	3,410	44
Interest expense	(13,247)	(14,262)	(185)
Foreign currency exchange losses	(14,384)	(39,942)	(519)
Impairment losses on investments in securities	(108,540)	—	—
Other—net	94	1,296	17

Income (loss) before income taxes	(316,085)	990,602	12,868
Income taxes	102,213	202,827	2,634

Net income (loss)	(418,298)	787,775	10,234
Less: Net loss attributable to noncontrolling interests	—	933	12

Net income (loss) attributable to UBIC, Inc. shareholders	¥(418,298)	¥788,708	$10,246

	Yen		U.S. Dollars
	2010	2011	2011
Net income (loss) attributable to UBIC, Inc. shareholders per share:
Basic	¥(182)	¥334	$4.3
Diluted	(182)	249	3.2

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Statements of Comprehensive Income

Years ended March 31, 2010 and 2011

	Thousands of Yen				Thousands of U.S. Dollars (Note 1)
	2010		2011		2011
Net income (loss)		¥(418,298)		¥787,775		$10,234
Other comprehensive income, net of tax:
Foreign currency translation adjustments		704		(894)		(12)
Unrealized holding gains (losses) on securities:
Amount arising during the period	¥(57,650)		¥68,592		$891
Less: Reclassification adjustments for losses included in net income	64,375	6,725	—	68,592	—	891

Adjustments related to retirement and severance benefits:
Amount arising during the period		(394)		418		5

Total other comprehensive income		7,035		68,116		884

Total comprehensive income (loss)		(411,263)		855,891		11,118
Less: Comprehensive loss attributable to noncontrolling interests		—		933		12

Total comprehensive income (loss) attributable to UBIC, Inc. shareholders		¥(411,263)		¥856,824		$11,130

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Statements of Equity

Years ended March 31, 2010 and 2011

	Thousands of Yen, except share data
	UBIC, Inc. Shareholders
	Shares of Common Stock Outstanding	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non- controlling Interests		Total Equity
Balance at April 1, 2009	2,276,000	¥539,153	¥516,912	¥(389,688)	¥(11,409)	¥(17)	¥		¥654,951
Comprehensive income (loss):
Net loss				(418,298)					(418,298)
Other comprehensive income, net of tax					7,035				7,035
Common stock issued under share-based compensation plans	48,000	66,834	(60,869)						5,965

Balance at March 31, 2010	2,324,000	605,987	456,043	(807,986)	(4,374)	(17)			249,653
Comprehensive income:
Net income				788,708				(933)	787,775
Other comprehensive income, net of tax					68,116				68,116
Conversion of convertible notes	204,472	38,000	36,808						74,808
Common stock issued under share-based compensation plans	102,400	161,637	(148,870)						12,767
Purchase of treasury stock						(9)			(9)
Shared-based compensation			1,134						1,134
Stock issuance by newly established subsidiary								8,000	8,000

Balance at March 31, 2011	2,630,872	¥805,624	¥345,115	¥(19,278)	¥63,742	¥(26)		¥7,067	¥1,202,244

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Statements of Equity (Continued)

Years ended March 31, 2010 and 2011

	Thousands of U.S. Dollars, except share data
	UBIC, Inc. Shareholders
	Shares of Common Stock Outstanding	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non- controlling Interests		Total Equity
Balance at April 1, 2010	2,324,000	$7,871	$5,924	$(10,496)	$(56)	$(0)	$		$3,243
Comprehensive income:
Net income				10,246				(12)	10,234
Other comprehensive income, net of tax					884				884
Conversion of convertible notes	204,472	494	478						972
Common stock issued under share-based compensation plans	102,400	2,100	(1,934)						166
Purchase of treasury stock						(0)			(0)
Shared-based compensation			15						15
Stock issuance by newly established subsidiary								104	104

Balance at March 31, 2011	2,630,872	$10,465	$4,483	$(250)	$828	$(0)		$92	$15,618

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Statements of Cash Flows

Years ended March 31, 2010 and 2011

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2011	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	¥(418,298)	¥787,775	$10,234
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	213,784	58,213	756
Deferred income taxes	112,247	(136,688)	(1,776)
Impairment losses on investments in securities	108,540	—	—
Foreign currency exchange losses	25,877	20,513	265
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	25,490	(828,196)	(10,759)
Decrease (increase) in receivables from related party	(16,210)	12,746	166
Decrease (increase) in prepaid expenses	5,080	(6,510)	(85)
Decrease (increase) in rental deposits	4,303	(8,778)	(114)
Increase (decrease) in trade accounts payable	(55,267)	118,820	1,544
Increase in accrued consumption taxes	—	46,570	605
Increase (decrease) in accrued income taxes	(335)	345,723	4,491
Other—net	(6,144)	42,612	555

Net cash provided by (used in) operating activities	(933)	452,800	5,882
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(800)	(19,623)	(255)
Capitalized computer software costs	(68,414)	(206,701)	(2,685)
Other—net	—	(1,388)	(18)

Net cash used in investing activities	(69,214)	(227,712)	(2,958)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt	30,000	—	—
Repayment of short-term debt	—	(30,000)	(390)
Proceeds from long-term bank borrowings	180,000	—	—
Repayment of long-term bank borrowings	(135,260)	(159,260)	(2,069)
Proceeds from issuance of common stock	5,965	11,575	150
Proceeds from issuance of convertible notes	—	285,000	3,702
Proceeds from issuance of common stock to noncontrolling shareholders by newly established subsidiary	—	8,000	104
Other—net	(432)	(1,419)	(18)

Net cash provided by financing activities	80,273	113,896	1,479

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(12,633)	(8,922)	(116)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,507)	330,062	4,287
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	347,657	345,150	4,484

CASH AND CASH EQUIVALENTS, END OF YEAR	¥345,150	¥675,212	$8,771

ADDITIONAL CASH FLOW INFORMATION:
Interest paid	¥10,004	¥8,489	$110
Income taxes paid/(refunds received)—net	560	(14,197)	(184)
NONCASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of assets under capital lease arrangements	¥5,153	¥—	$—
Conversion of convertible notes to common stock	—	74,808	972
Outstanding payments for acquisition of property and equipment, and capitalized computer software costs included in trade accounts payable	33,044	53,602	696

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations—UBIC, Inc. ("UBIC") is a Japanese corporation established on August 8, 2003, whose principal office is located in Japan. UBIC and its subsidiaries (collectively, the "Company") provide solutions, employing advanced technologies, for corporate litigation strategy and crisis management. The Company mainly offers eDiscovery and forensic services, such as data collection, data processing, data review and document production. The Company's customers include leading law firms, corporate legal departments, government agencies and other professional advisors who require innovative technology, responsive service and deep subject-matter expertise.

        Basis of Financial Statements—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Because the Company maintains its records and prepares its financial statements in accordance with accounting principles prevailing in the respective country of incorporation, certain adjustments have been made to conform to U.S. GAAP. The major adjustments include those relating to depreciation of property and equipment, share-based compensation, valuation of deferred tax assets and appropriation of accumulated deficit.

        Translation into U.S. Dollars—The accompanying consolidated financial statements are stated in Japanese yen, the currency of the country in which UBIC is incorporated and principally operates. The translation of Japanese yen amounts into U.S. dollar amounts for the year ended March 31, 2011 is included solely for the convenience of readers outside Japan and has been made at the rate of Yen76.98 = U.S. $1 (the official rate as of December 31, 2011 announced by the Federal Reserve Bank of New York). The translation should not be construed as a representation that the Japanese yen amounts could be converted into U.S. dollars at the above or any other rate.

        Principles of Consolidation—The consolidated financial statements include the accounts of UBIC and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

        Use of Estimates—The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions used are primarily in the areas of evaluation of investments, valuation of deferred tax assets, determination of fair values of stock options, and estimated useful lives of fixed assets and intangible assets with finite useful lives. Actual results could differ from those estimates.

        Foreign Currency Translation—The assets and liabilities of the foreign subsidiary with functional currency other than Japanese yen are translated into Japanese yen at the rate of exchange at the balance sheet date. Income and expense accounts are translated at the average rates of exchange for the respective reporting period. The resulting translation adjustments are included in other comprehensive income.

        Cash Equivalents—The Company defines cash equivalents as all highly liquid investments with insignificant risk of changes in value which have original maturities of three months or less at the time of purchase.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Allowance for Doubtful Accounts—Allowance for doubtful accounts is established in amounts considered to be appropriate based primarily upon an evaluation of potential losses in the outstanding receivables.

        Property and Equipment—Property and equipment are stated at cost. Depreciation and amortization of property and equipment, including assets under capital lease, are computed using the straight-line method based on either the estimated useful lives of the assets or the lease period, whichever is shorter.

        The useful lives for depreciation by major asset classes are as follows:

Leasehold improvements	5 to 15 years
Furniture and fixtures	4 to 20 years
Computers	5 years
Assets under capital leases, primarily office equipment	5 years

        Capitalized Computer Software Costs—The Company capitalizes costs of computer software developed and purchased for internal use. Costs incurred in the creation of computer software products for internal use are capitalized when the preliminary project phase is completed and when management, with the relevant authority, authorizes and commits funding to the project and it is probable that the project will be completed and the software will be used to perform the function intended. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Capitalized costs are amortized, beginning in the period each module or component of the product is ready for its intended use, on a straight-line basis over the estimated useful life of the product, mainly five years.

        Leases—Capital leases are capitalized at the inception of the lease at the present value of the minimum lease payments. All other leases are accounted for as operating leases. Lease payments for capital leases are apportioned to interest expense and a reduction of the lease obligation so as to achieve a constant rate of interest on the balance of the obligation. Operating lease payments are recognized as an expense on a straight-line basis over the lease term.

        Impairment of Long-lived Assets—The Company reviews the carrying value of long-lived assets or a related group of assets to be held and used, including intangible assets with finite useful lives, for impairment whenever events or circumstances occur that indicate that the carrying value of the assets may not be recoverable. The assets are considered to be impaired when the estimated undiscounted cash flows expected to result from the use of the assets and their eventual disposition are less than their carrying values. The impairment loss is measured as the amount by which the carrying value of the asset or asset group exceeds its fair value. In determining the fair value, the Company uses available quoted market prices and present value techniques, if appropriate, based on the estimated future cash flows expected to result from the use of the assets and its eventual disposition.

        Investments in Securities—The Company classifies investments in equity securities that have readily determinable fair values as available-for-sale securities, which are accounted for at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

income (loss) in equity on a net-of-tax basis. The cost of securities sold is determined based on the average cost method.

        The Company reviews the fair values of available-for-sale securities on a regular basis to determine if the fair value of any individual security has declined below its cost and if such decline is other than temporary. Fair value is determined based on quoted market prices. If the decline in fair value is judged to be other than temporary, the cost basis of the investment is written down to fair value. Other-than-temporary declines in fair value are determined taking into consideration the duration of the decline in fair value of the security and the severity of the decline, the financial condition and near term prospects of the investee and the intent and ability of the Company to hold the equity security until forecasted recovery. The resulting realized loss is included in the consolidated statements of operations in the period in which the decline is deemed to be other than temporary.

        Equity securities that do not have readily determinable fair values are carried at cost. For certain cost-method investments for which it is not practicable to estimate the fair value, if an event or change in circumstances occurs that may have a significant adverse effect on the fair value of the investment, the Company estimates the fair value of such investments. If the fair value of a security is estimated to have declined and such decline is judged to be other than temporary, the security is written down to the fair value. Other-than-temporary declines in fair value are determined taking into consideration the duration of the decline in fair value of the security and the severity of the decline, the financial condition and near term prospects of the investee and the intent and ability of the Company to hold the equity security until forecasted recovery.

        Retirement and Severance Benefits—The Company has defined benefit severance indemnities plans. The benefit obligation at March 31, the measurement date, is unfunded and recognized in the consolidated balance sheet. The benefit obligation is the projected benefit obligation, which represents the actuarial present value of benefits expected to be paid upon retirement based on employee services already rendered and estimated future compensation levels. Net periodic retirement cost is recorded in the consolidated statement of operations and includes service cost and interest cost. Service cost represents the actuarial present value of participant benefits earned in the current year. Interest cost represents the time value of money cost associated with the passage of time. Actuarial gains and losses included in accumulated other comprehensive income (loss) are amortized using the straight-line method over the average remaining service period of active employees if it exceeds the corridor, which is defined as 10 percent of the projected benefit obligation.

        Asset Retirement Obligations—The Company records asset retirement obligations when the obligation is incurred. The obligation is measured at fair value and included in other liabilities. When the liability is initially recorded, the Company capitalizes the related cost by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the asset's useful life.

        Convertible Notes—The Company accounts for convertible notes according to their stated redemption value net of discount. The Company classifies the convertible notes as liability or equity on the consolidated balance sheet according to the nature of the redemption feature. Discounts on convertible notes are amortized as interest expense over the redemption period.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Derivative Financial Instruments—The Company recognizes all derivative financial instruments, such as interest rate swap contracts, in the consolidated balance sheets as either assets or liabilities and they are measured at fair value regardless of the purpose or intent for using them.

        The Company does not designate derivative financial instruments as hedging instruments nor apply hedge accounting. Accordingly, changes in fair value of the derivative financial instruments are recognized in earnings immediately.

        Revenue Recognition—The Company has agreements with customers pursuant to which it performs various services. A majority of the Company's revenue relates to fees earned for the month-to-month performance of eDiscovery and forensic services. Such services include data collection, data processing, data hosting, data review, and document production services. The fees that the Company earns and bills for these services vary primarily based on the hours of service provided, the volume of documents reviewed or produced, the amount of data processed or stored. While the unit prices for providing the services are agreed in advance, the scope and volume of services to be performed can change depending on customers' requests, which are made on an optional and "as needed" basis, and customers may choose not to request performance of additional services or may obtain similar services from other service providers.

        The Company recognizes revenue for eDiscovery and forensic services based on the agreed-upon prices and volume of services performed during the period. For these contractual arrangements, the Company has identified each deliverable service element. Based on management's evaluation of each element, it was determined that each element delivered has standalone value to the customers because the Company or other vendors sell such services separately from any other services/deliverables. Accordingly, each of the service elements in the multiple element case qualifies as a separate unit of accounting. The Company uses the best estimate of sales price based on the price it charges when it sells an element on a standalone basis, which is generally consistent with the stated prices in the arrangements, and allocates revenue to the various units of accounting in the arrangements based on the stated prices. The Company recognizes revenue for each separate unit of accounting when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured based on evidence of an arrangement.

        The Company has revenue related to the reimbursement of certain direct costs by customers, primarily transportation. Reimbursed transportation and other reimbursable direct costs are recorded gross in the consolidated statements of operations as "Operating revenue from reimbursed direct costs" and as "Reimbursed direct costs."

        Consumption tax—Consumption tax collected and remitted to tax authorities is excluded from revenues, cost of sales and expenses in the consolidated statements of operations.

        Advertising—Advertising costs are expensed as incurred and are recorded in "Selling, general and administration expenses."

        Share-Based Compensation—The Company measures the cost of employee services received in exchange for an award of equity instruments at the fair value of the award on the grant-date and recognizes the cost over the period which the employee is required to provide services in exchange for

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the award. Compensation expenses are recognized on a straight-line basis over the requisite service period of the awards which are expected to be vested.

        Income Taxes—Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes and tax loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforwards are expected to reverse. Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized. The Company recognizes the financial statement effect of uncertain tax positions when they are more likely than not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Accrued interest and penalties related to the unrecognized tax benefits are included in income tax expense in the consolidated statements of operations.

        Net Income Attributable to UBIC, Inc. Shareholders Per Share—Basic net income attributable to UBIC, Inc. shareholders per share is computed using the weighted-average number of shares of common stock outstanding during each year. Diluted net income attributable to UBIC, Inc. shareholders per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

        Other Comprehensive Income—Other comprehensive income consists of translation adjustments resulting from the translation of financial statements of the foreign subsidiary, unrealized holding gains or losses on available-for-sale securities and adjustments related to retirement and severance benefits.

Recently Adopted Accounting Pronouncements

        In October 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2009-13, "Revenue Recognition: Multiple-Deliverable Revenue Arrangements," which amends the criteria for when to evaluate individual delivered items in a multiple-deliverable arrangement and the method of allocating consideration received. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. The Company retrospectively adopted this ASU in the fiscal year beginning April 1, 2009. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In October 2009, the FASB issued ASU No. 2009-14, "Certain Revenue Arrangements That Include Software Elements." This ASU affects how entities account for revenue arrangements that contain both tangible products and software elements. Currently, arrangements containing both tangible products and software are accounted for based on the provisions regarding revenue recognition included in ASC 985, "Software," if the software is considered more than incidental to the product or service. This ASU changes revenue recognition for tangible products containing software elements and non-software elements that function together to deliver the tangible product's essential functionality by eliminating them from the scope of ASC 985. This ASU is effective prospectively for revenue arrangements entered

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. The Company retrospectively adopted this ASU in the fiscal year beginning April 1, 2009. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In January 2010, the FASB issued ASU No. 2010-06, "Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements," which adds disclosure requirements about transfers in and out of Levels 1 and 2 and separate disclosures about activity relating to Level 3 measurements and clarifies input and valuation techniques. This ASU was effective for the annual reporting period beginning after December 15, 2009 and the Company adopted this ASU in the first quarter of fiscal year beginning April 1, 2010. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In February 2010, the FASB issued ASU 2010-9 "Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements." This ASU amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC's requirements. ASU 2010-9 is effective for interim and annual periods ending after June 15, 2010. The Company's disclosure on subsequent events in Note 21 is made in accordance with this ASU.

        In July 2010, the FASB issued ASU No. 2010-20, "Receivables: Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses," which requires new disclosures and enhances existing disclosures about the credit quality of financing receivables and the allowance for credit losses. The disclosures as of the end of a reporting period were effective for interim and annual reporting periods which ended on or after December 15, 2010 and the Company adopted this ASU in the third quarter of fiscal year beginning April 1, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December15, 2010. The Company adopted this ASU in the fourth quarter of fiscal year beginning April 1, 2010. The adoption of these ASU did not have a material impact on the Company's financial position or results of operations.

        In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income: Presentation of Comprehensive Income," which improves the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. This ASU requires an entity to report comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is permitted. The Company adopted this ASU in the fiscal year beginning April 1, 2010, other than the adoption of the presentation of reclassifications of items out of accumulated comprehensive income which has been deferred. The adoption of these ASU did not have a material impact on the Company's financial position or results of operations.

Recently Issued Accounting Pronouncements Not Yet Adopted

        In December 2010, the FASB issued ASU No. 2010-29, "Business Combinations," which clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures in

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

business combination when comparative financial statements are presented and improves the usefulness of the pro forma revenue and earnings disclosure. This ASU is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this ASU is not expected to have a material impact on the Company's financial position or results of operations.

        In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement," which amends some of the wording used to describe requirements for measuring fair value and for disclosing information about fair value measurements. This ASU is effective for the interim or annual period beginning after December 15, 2011. Early application is prohibited. The application of this ASU is not expected to have a material impact on the Company's financial position or results of operations.

2. INVESTMENTS IN SECURITIES

Available-for-sale securities

        Information regarding securities classified as available-for-sale securities as of March 31, 2010 and 2011 is as follows:

	Thousands of Yen
	Cost	Gross unrealized gain	Gross unrealized loss	Fair value
March 31, 2010
Available-for-sale securities:
Equity securities	¥107,550	¥—	—	¥107,550
March 31, 2011
Available-for-sale securities:
Equity securities	¥107,550	¥115,650	—	¥223,200

	Thousands of U.S. Dollars
	Cost	Gross unrealized gain	Gross unrealized loss	Fair value
March 31, 2011
Available-for-sale securities:
Equity securities	$1,398	$1,502	—	$2,900

        For the year ended March 31, 2010, the Company recorded other-than-temporary impairment losses of ¥108,540 thousand for the available-for-sale securities, which are included in "Impairment losses on investments in securities" in the consolidated statements of operations.

Cost-method investments

        The carrying amount of cost-method investments as of March 31, 2010 and 2011, was ¥15 thousand ($0 thousand) and is recorded in investments in securities in the consolidated balance sheets. On consideration of the carrying amount of these investments and cost-benefit factors, the Company determined that it is not practicable to estimate fair value of these investments.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. ALLOWANCE FOR DOUBTFUL ACCOUNTS

        An analysis of the movement in the allowance for doubtful accounts for the years ended March 31, 2010 and 2011 is as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Balance at the beginning of the year	¥4,983	¥4,983	$65

Balance at the end of the year	¥4,983	¥4,983	$65

4. PROPERTY AND EQUIPMENT

        Property and equipment recorded on the Company's consolidated balance sheets as of March 31, 2010 and 2011, consists of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Leasehold improvements	¥53,350	¥55,327	$719
Furniture and fixtures	61,606	94,576	1,228
Computers	61,794	63,427	824
Assets under capital lease, primarily office equipment	5,153	5,153	67

Total	181,903	218,483	2,838
Accumulated depreciation	(76,573)	(104,277)	(1,355)

Property and equipment—net	¥105,330	¥114,206	$1,483

5. LEASES

        The Company enters into various leases for data center facilities, office premises and office equipment in the normal course of business.

        Capital Leases—The Company uses office equipment leased under capital lease arrangements. The amount of leased assets at cost under capital leases and accumulated depreciation amounted to ¥5,153 thousand and ¥466 thousand, respectively, at March 31, 2010 and ¥5,153 thousand ($67 thousand) and ¥1,934 thousand ($25 thousand), respectively, at March 31, 2011.

        Operating Leases—UBIC leases its data center facilities and office premises under cancellable operating lease arrangements with mainly two-year lease period, for which refundable lease deposits are recorded as rental deposits. The U.S. based subsidiary leases office premises under noncancellable operating lease arrangements.

        Expenses related to operating leases for the years ended March 31, 2010 and 2011, were approximately ¥107,187 thousand and ¥127,709 thousand ($1,659 thousand), respectively, and are included in "Selling, general and administrative expenses."

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. LEASES (Continued)

        Future Minimum Lease Payments—As of March 31, 2011, the future minimum lease payments under noncancelable operating leases and capital leases are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
Years ending March 31	Operating Leases	Capital Leases	Operating Leases	Capital Leases
2012	¥549	¥1,580	$7	$21
2013	—	1,483	—	19
2014	—	412	—	5

Total minimum lease payments	¥549	3,475	¥7	45

Less amounts representing interest		164		2

Present value of minimum lease payments		3,311		43
Less current portion		1,471		19

Noncurrent portion		¥1,840		$24

6. CAPITALIZED COMPUTER SOFTWARE COSTS

        The Company capitalizes the cost of computer software developed or purchased for internal use.

        The following is a summary of capitalized computer software costs:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Balance at the beginning of the year	¥195,166	¥295,385	$3,837
Costs capitalized during the year	100,303	209,888	2,727
Foreign currency translation	(84)	(113)	(2)

Balance at the end of the year	295,385	505,160	6,562
Accumulated amortization, end of the year	(222,508)	(252,872)	(3,285)

Capitalized computer software costs—net	¥72,877	¥252,288	$3,277

        Included in the above are capitalized software costs for projects in progress of ¥15,855 thousand and ¥115,203 thousand ($1,497 thousand) at March 31, 2010 and 2011, respectively. For the years ended March 31, 2010 and 2011, the Company recognized amortization expenses related to capitalized software development costs of ¥183,612 thousand and ¥30,364 thousand ($394 thousand), respectively.

        For the year ended March 31, 2010, the Company determined that certain internal use software would be used for a shorter period than originally estimated as a formal plan to develop a new software was approved by management. The Company replaced the old software in March 2010.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. CAPITALIZED COMPUTER SOFTWARE COSTS (Continued)

Additional amortization of ¥137,283 thousand was recorded during the year ended March 31, 2010. The impact of the additional amortization for the year ended March 31, 2010 was as follows:

	Thousands of Yen, except per share data
	Before Change in Estimate	Effect of Change	As Reported
Cost of revenue	¥565,727	¥137,283	¥703,010
Operating loss	46,166	137,283	183,449
Net loss	281,015	137,283	418,298
Net loss attributable to UBIC, Inc. shareholders per share:
Basic	(122)	(60)	(182)
Diluted	(122)	(60)	(182)

        The following table shows the estimated amortization of capitalized computer software costs for the next five years:

Years ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2012	¥59,872	$778
2013	55,091	716
2014	50,311	654
2015	45,530	591
2016	40,749	529

        Research and development costs, which are included in "Selling, general and administrative expense" relate primarily to costs incurred in the research and development of new internal use software products and enhancements to existing internal use software products, which do not meet the criteria for capitalization. Such costs are expensed as incurred. Research and development costs incurred during the year ended March 31, 2010 amounted to ¥8,397 thousand. Research and development costs were not incurred during the year ended March 31, 2011.

7. SHORT-TERM AND LONG-TERM DEBT

        Short-term debt of ¥30,000 thousand as of March 31, 2010, consists of bank borrowings with a weighted average interest rate of 3.5 percent.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. SHORT-TERM AND LONG-TERM DEBT (Continued)

        The components of long-term debt as of March 31, 2010 and 2011, are summarized as follows:

	Thousands of Yen
					Thousands of U.S. Dollars
	2010 Weighted average interest rate		2011 Weighted average interest rate
		2010 Balance		2011 Balance	2011 Balance
Unsecured convertible notes due 2015, zero coupon, net of unamortized discount of ¥8,800 thousand	—	¥—	1.0%	¥211,200	$2,744
Bank borrowings:
Secured by equity securities, various rates and various maturities through 2013	2.5%	350,000	2.5%	230,000	2,988
Unsecured, various rates and various maturities through 2011	2.3%	60,960	2.2%	21,700	282
Capital lease obligations	4.1%	4,721	4.1%	3,311	43

		415,681		466,211	6,057
Less: current portion		160,670		143,171	1,860

		¥255,011		¥323,040	$4,197

        The aggregate annual maturities of long-term debt after March 31, 2011 are as follows:

Years ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2012	¥143,171	$1,860
2013	101,437	1,318
2014	10,403	135
2015	—	—
2016	211,200	2,744

	¥466,211	$6,057

        The Company pledged available-for-sale securities with carrying value of ¥107,550 thousand and ¥223,200 thousand ($2,900 thousand) as security for bank borrowings of ¥350,000 thousand and ¥230,000 thousand ($2,988 thousand) as of March 31, 2010 and 2011, respectively. As is customary in Japan, both short-term and long-term bank borrowings are made under general agreements that provide that securities and guarantees for present and future indebtedness will be given upon request of the bank, and that the bank shall have the right, as the obligations become due, or in the event of their default, to offset cash deposits against such obligations.

Credit Line

        The Company entered into an overdraft arrangement with a Japanese bank for which the unutilized balance as of March 31, 2011 was ¥50,000 thousand ($649 thousand).

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. SHORT-TERM AND LONG-TERM DEBT (Continued)

Convertible Notes

        In April 2010, the Company issued zero coupon convertible notes due April 2015 in the aggregate face amount of ¥300,000 thousand for ¥285,000 thousand. The notes were convertible to equity shares at the option of the holders at a price of ¥391 per share at any time on or after April 13, 2010. The Company was not required to bifurcate any of embedded features contained in the notes for accounting purposes. On March 14, 2011, prior to the maturity date, convertible notes with a face amount of ¥80,000 thousand ($1,039 thousand) were converted into 204,472 equity shares of the Company at a conversion price of ¥391 ($5) per share. UBIC recorded an increase of ¥38,000 thousand ($494 thousand) in "Common stock" and ¥36,808 thousand ($478 thousand), net of issuance cost of ¥1,192 thousand ($16 thousand) in "Additional paid-in capital." The carrying amount of these notes, with the accretion of discounts, is included in "Long-term debt" in the Company's consolidated balance sheets. For the year ended March 31, 2011, the Company recognized debt discount amortization of ¥2,200 thousand ($29 thousand).

8. RETIREMENT AND SEVERANCE BENEFITS

        The Company has unfunded defined benefits severance indemnities plans to provide retirement benefits to substantially all employees. Under the severance indemnities plans, employees are entitled to severance payments based on their earnings and the length of service till retirement or termination of employment for reasons other than dismissal for cause.

        Reconciliations of the beginning and ending balances of the benefit obligation for the years ended March 31, 2010 and 2011, are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Change in benefit obligation:
Benefit obligation at the beginning of the year	¥4,131	¥6,485	$84
Service cost	2,224	2,626	34
Interest cost	49	46	1
Actuarial loss (gain)	394	(434)	(6)
Benefits paid	(322)	(687)	(9)
Foreign currency exchange rate changes	9	(9)	(0)

Benefit obligation at the end of the year	¥6,485	¥8,027	$104

        The accumulated benefit obligations as of March 31, 2010 and 2011 are ¥5,949 thousand and ¥7,418 thousand ($96 thousand), respectively.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

8. RETIREMENT AND SEVERANCE BENEFITS (Continued)

        Amounts recognized in the consolidated balance sheets as of March 31, 2010 and 2011 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Accrued retirement cost—current	¥496	¥813	$10
Accrued retirement cost—noncurrent	5,989	7,214	94

Amount recognized	¥6,485	¥8,027	$104

        Net periodic retirement cost for the years ended March 31, 2010 and 2011 consists of the following components:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Service cost	¥2,224	¥2,626	$34
Interest cost	49	46	1

Net periodic retirement cost	¥2,273	¥2,672	$35

        Amounts recognized in other comprehensive income (loss) for the years ended March 31, 2010 and 2011 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Actuarial (loss) gain	¥(394)	¥418	$5

        Amounts recognized in accumulated other comprehensive income (loss) as of March 31, 2010 and 2011 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Accumulated actuarial (loss) gain	¥(394)	¥24	$0

        The Company uses its year-end as the measurement date for the benefit obligation. Weighted-average assumptions used to determine the year-end benefit obligations are as follows:

	2010	2011
Discount rate	0.75%	0.75%
Rate of compensation increase	1.50%	1.50%

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

8. RETIREMENT AND SEVERANCE BENEFITS (Continued)

        Weighted-average assumptions used to determine the net periodic retirement cost for the years ended March 31, 2010 and 2011, are as follows:

	2010	2011
Discount rate	1.25%	0.75%
Rate of compensation increase	1.50%	1.50%

        The expected future benefit payments, which reflect expected future service, are as follows:

Years ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2012	¥813	$11
2013	1,077	14
2014	1,323	17
2015	1,598	21
2016	1,621	21
2017 - 2021	7,632	99

9. ASSET RETIREMENT OBLIGATIONS

        The Company's asset retirement obligations, which are included in "Other liabilities" in the Company's consolidated balance sheets, are related to leasehold office premises which the Company is contractually obligated to restore at the end of the lease to its original condition. The movements in asset retirement obligations for the years ended March 31, 2010 and 2011 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Balance at the beginning of the year	¥9,740	¥9,919	$129
Accretion expense	179	182	2

Balance at the end of the year	¥9,919	¥10,101	$131

10. FINANCIAL INSTRUMENTS

        Fair value estimates and information about valuation methodologies regarding financial instruments are as follows:

        Quoted market prices, where available, are used to estimate the fair values of financial instruments. In the absence of quoted market prices, fair values for such financial instruments are estimated using an income approach, based on discounted cash flows, or other valuation techniques.

Cash and cash equivalents, Trade receivables, Trade accounts payable and Short-term debt

        The carrying amount approximates the fair value because of the short maturity of these instruments.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

10. FINANCIAL INSTRUMENTS (Continued)

Long-term debt

        The fair value of bank borrowings is estimated based on the present value of future cash flows using the Company's borrowing rate for the same contractual terms.

        The fair value of the convertible notes is estimated based on the quoted market price of the Company's equity shares multiplied by the number of equity shares issued if converted on the balance sheet date as the Company's share price was higher than the conversion price.

	Thousands of Yen				Thousands of U.S. Dollars
	2010		2011		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	¥345,150	¥345,150	¥675,212	¥675,212	$8,771	$8,771
Trade receivables:
Trade accounts receivable	96,975	96,975	910,539	910,539	11,829	11,829
Receivables from related party	20,784	20,784	8,038	8,038	104	104
Liabilities:
Trade accounts payable	83,446	83,446	220,114	220,114	2,859	2,859
Short-term debt	30,000	30,000	—	—	—	—
Long-term debt:
Bank borrowings	410,960	411,202	251,700	252,011	3,270	3,274
Convertible notes	—	—	211,200	1,372,012	2,744	17,823

        Refer to Note 12 for fair values of equity securities and derivative financial instruments.

        Significant Customers and Concentration of Credit Risk—Trade accounts receivable from three largest customers accounted for approximately 52.8% of the Company's trade accounts receivable as of March 31, 2011.

        The Company conducts business based on periodic evaluations of the customers' financial conditions and generally does not require collateral to secure their obligations to the Company. The Company does not believe a significant risk of loss exists from a concentration of credit.

11. DERIVATIVE FINANCIAL INSTRUMENTS

Interest Rate Swaps

        The Company's exposure to interest rate risk is related to underlying long-term bank borrowings. In order to minimize the variability caused by interest rate risk, the Company enters into interest rate swaps to manage fluctuations in cash flows. The interest rate swaps entered into are receive-variable, pay-fixed interest rate swaps. Under the interest rate swaps, the Company receives variable interest rate payments on long-term bank borrowings in the amount of ¥350,000 thousand and ¥230,000 thousand ($2,988 thousand) as of March 31, 2010 and 2011, respectively, and makes fixed interest rate payments, thereby effectively creating fixed interest rate long-term bank borrowings.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

        The Company does not designate the interest rate swap contracts as hedging instruments for the purpose of applying hedge accounting. Accordingly, all interest rate swap contracts are measured at fair value as either assets or liabilities and changes in their fair value are immediately recognized in earnings.

        As of March 31, 2010 and 2011, the fair values of interest rate swaps were ¥6,054 thousand and ¥2,954 thousand ($38 thousand), respectively and are included in "Other liabilities" in the consolidated balance sheets. Changes in the fair value of interest rate swaps resulted in the recognition of a loss of ¥170 thousand and a gain of ¥3,100 thousand ($40 thousand) for the years ended March 31, 2010 and 2011, respectively and are included in "Other—net" in the consolidated statements of operations. During the years ended March 31, 2010 and 2011, interest paid on the interest rate swap contracts was ¥4,057 thousand and ¥4,322 thousand ($56 thousand), respectively, and is included in "Interest expense" in the consolidated statements of operations.

12. FAIR VALUE MEASUREMENTS

        ASC Topic 820, "Fair Value Measurements" establishes a fair value hierarchy that prioritizes the use of observable inputs in markets over the use of unobservable inputs when measuring fair value as follows:

  Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities

  Level 2—Directly or indirectly observable inputs other than those included in Level 1, such as quoted market prices for similar assets and liabilities in active markets, quoted prices for identical assets in inactive markets, or inputs derived principally from or corroborated by observable market data

  Level 3—Unobservable inputs for which there is little or no market data, which require the Company to develop its own assumptions and best estimate of what inputs market participants would use in pricing an asset or liability

Investments in equity securities

        The Company has investments in certain equity securities for which quoted market prices are available to determine their fair value and are included in Level 1.

Derivative financial instruments

        Derivative financial instruments consist of interest rate swaps. The fair value of interest rate swaps is based on the present value of expected future cash flows using zero coupon rates, which is derived principally from observable market data. These interest rate swaps are included in Level 2.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. FAIR VALUE MEASUREMENTS (Continued)

Assets and liabilities measured at fair value on a recurring basis

        Assets and liabilities measured at fair value on a recurring basis as of March 31, 2010 and 2011, are as follows:

	Thousands of Yen
			Fair Value Hierarchy Classification
	Carrying Value	Total Fair Value
Items Measured at Fair Value on a Recurring Basis			Level 1	Level 2	Level 3
March 31, 2010:
Assets:
Available-for-sale securities:
Equity securities	¥107,550	¥107,550	¥107,550	¥—	¥—
Liabilities:
Derivatives—Interest rate swaps	6,054	6,054	—	6,054	—
March 31, 2011:
Assets:
Available-for-sale securities:
Equity securities	223,200	223,200	223,200	—	—
Liabilities:
Derivatives—Interest rate swaps	2,954	2,954	—	2,954	—

	Thousands of U.S. Dollars
			Fair Value Hierarchy Classification
	Carrying Value	Total Fair Value
Items Measured at Fair Value on a Recurring Basis			Level 1	Level 2	Level 3
March 31, 2011:
Assets:
Available-for-sale securities
Equity securities	$2,900	$2,900	$2,900	$—	$—
Liabilities:
Derivatives—Interest rate swaps	38	38	—	38	—

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. INCOME TAXES

        Income (loss) from operations before income taxes and income taxes for the years ended March 31, 2010 and 2011 consist of the following components:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Income (loss) from operations before income taxes:
Domestic	¥(402,700)	¥996,687	$12,947
Foreign	86,615	(6,085)	(79)

Total	¥(316,085)	¥990,602	$12,868

Income taxes-current
Domestic	¥554	¥339,470	$4,410
Foreign	(10,588)	45	0

Total	¥(10,034)	¥339,515	$4,410

Income taxes-deferred
Domestic	¥50,846	¥(137,411)	$(1,785)
Foreign	61,401	723	9

Total	¥112,247	¥(136,688)	$(1,776)

        For the years ended March 31, 2010 and 2011, ¥102,213 thousand and ¥202,827 thousand ($2,634 thousand) were recorded as income tax expenses attributable to operations and ¥4,615 thousand and ¥47,074 thousand ($612 thousand) were recognized as income tax expenses attributable to other comprehensive income.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. INCOME TAXES (Continued)

        The tax effects of temporary differences and operating loss carryforwards giving rise to deferred tax balances at March 31, 2010 and 2011 are as follows:

	Thousands of Yen				Thousands of U.S. Dollars
	2010		2011		2011
	Deferred Tax Asset	Deferred Tax Liability	Deferred Tax Asset	Deferred Tax Liability	Deferred Tax Asset	Deferred Tax Liability
Impairment loss on investments in securities	¥50,669	¥—	¥50,669	¥—	$658	$—
Depreciation and amortization	46,814	130	31,279	815	406	11
Accrued municipal governments tax	711	—	27,432	—	356	—
Research and development cost for internal use software	9,736	—	6,502	—	84	—
Deferred revenue	—	—	11,021	—	143	—
Accrued bonus	4,123	—	6,240	—	81	—
Accrued vacation	4,213	—	5,191	—	68	—
Asset retirement obligations	4,036	—	4,110	—	54	—
Operating loss carryforwards	102,838	—	9,235	—	120	—
Unrealized gain on available-for-sale securities	—	—	—	47,058	—	611
Others	14,401	8,365	15,521	6,057	202	79

Total	237,541	8,495	167,200	53,930	2,172	701
Valuation allowance	(229,176)	—	(22,931)	—	(298)	—

Total	¥8,365	¥8,495	¥144,269	¥53,930	$1,874	$701

        In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in specific tax jurisdictions during the period in which these deductible differences become deductible. Based on these factors, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance as of March 31, 2010 and 2011.

        As of March 31, 2010, the valuation allowance for deferred tax assets related primarily to operating loss carryforwards, impairment loss on available-for-sale securities and depreciation and amortization, was provided at the amounts which considered not more likely than not to be realized.

        For the year ended March 31, 2011, UBIC utilized operating loss carryforwards of ¥216,152 thousand ($2,808 thousand) to offset current taxable income. In addition, during the year ended March 31, 2011, the U.S. subsidiary filed a carryback claim and received a tax refund of ¥26,066 thousand ($339 thousand) related to operating losses.

        As of March 31, 2011, the valuation allowance for deferred tax assets related primarily to operating loss carryforwards of the U.S. subsidiary, and was provided at the amounts which are considered not more likely than not to be realized.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. INCOME TAXES (Continued)

        Realization of the remaining deferred tax assets at UBIC was determined to be more likely than not and the valuation allowance related to UBIC's net deferred tax assets was eliminated during the year ended March 31, 2011.

        An analysis of the movement in the valuation allowance for deferred tax assets for the years ended March 31, 2010 and 2011 is as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Balance at the beginning of the year	¥—	¥229,176	$2,977
Additions	229,176	14,608	190
Deductions	—	(220,853)	(2,869)

Balance at the end of the year	¥229,176	¥22,931	$298

        As of March 31, 2011, the U.S. subsidiary had operating loss carryforwards of ¥20,945 thousand ($272 thousand). These operating loss carryforwards are available to offset future taxable income and will expire in March 31, 2020 for the U.S. state taxes and in March 31, 2030 for the U.S. federal taxes.

        Income taxes imposed by the national, prefectural and municipal governments of Japan resulted in a statutory tax rate of approximately 40.69 percent for the years ended March 31, 2010 and 2011.

        Reconciliations between the amount of reported income taxes and the amount of income taxes computed using the normal statutory tax rate for the years ended March 31, 2010 and 2011 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Amount computed by using normal Japanese statutory tax rate	¥(128,615)	¥403,076	$5,236
Increase (decrease) in taxes resulting from:
Entertainment expenses not deductible for tax purpose	1,923	3,353	43
Change in valuation allowance*	229,015	(206,069)	(2,679)
Others-net	(110)	2,467	34

Income tax expense as reported	¥102,213	¥202,827	$2,634

*
Change in valuation allowance for the year ended March 31, 2011 includes a decrease of ¥87,952 thousand ($1,143 thousand) in the valuation allowance of UBIC as of March 31, 2010 for the deferred tax assets arising from UBIC's operating loss carryforwards that were utilized during the year.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. SHARE-BASED COMPENSATION

        In February 2005, the Company granted stock options to purchase a total of 100,000 equity shares to two employee/directors ("1st series Stock Option Grant"). Options to purchase 100,000 shares held by two employee/directors were vested on February 10, 2007 and were exercisable for three years from that date.

        In January 2006, the Company granted stock options to purchase a total of 112,000 equity shares to three employee/directors and two employees ("2nd series Stock Option Grant"). Options to purchase 112,000 shares were vested on January 27, 2008 and were exercisable for three years from that date.

        In March 2006, the Company granted stock options to purchase a total of 16,000 equity shares to one employee/director and five employees ("3rd series Stock Option Grant"). Options to purchase 14,400 shares were vested on March 16, 2008 and were exercisable for three years from that date. The remaining options were forfeited.

        In June 2010, the Company granted stock options to purchase a total of 68,000 equity shares to one employee/director and one employee ("4th series Stock Option Grant"). Options are vested three years after the grant date and will be exercisable for three years from the vesting date.

        The Company issues new shares upon the exercise of stock options.

        Share-based compensation is measured at the grant date, based on the fair value of the award, and the compensation expense is recognized on a straight-line basis over the vesting period. The following table presents total share-based compensation expense for the 4th series Stock Option Grant, which is a noncash charge, and included in the consolidated statements of operations for the years ended March 31, 2010 and 2011:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Selling, general and administrative expense	¥—	¥1,134	$15

Pre-tax share-based compensation expense	—	1,134	15
Income tax benefit	—	(461)	(6)

Total share-based compensation expense, net of tax	¥—	¥673	$9

        As the Company does not have enough historical data, the Company estimates the number of forfeitures prior to vesting at the grant date to be zero. The effect of a subsequent change in estimated forfeitures is recognized through a cumulative adjustment in the period which the forfeitures occur. As of March 31, 2011, the total unrecognized compensation expense related to the unvested portion of the 4th series Stock Option Grant was ¥2,948 thousands ($38 thousand). The expense will be recognized over a weighted-average period of 2.2 years.

        The estimated fair value of stock options is determined using the Black-Scholes valuation model. Key inputs and assumptions to estimate the fair value of stock options include the exercise price of the award, the expected option term, the volatility of the Company's share price, the risk-free interest rate and the Company's dividend yield. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by individuals who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. SHARE-BASED COMPENSATION (Continued)

        The following table presents the weighted-average assumptions used in estimating the fair value of options granted under the 4th series Stock Option Grant during the year ended March 31, 2011.

Expected life of stock option (years)	4.5
Expected volatility	83.5%
Risk-free interest rate	0.5%
Expected dividend yield	0%
Weighted-average grant-date fair value per option to purchase one share	¥204

        The Company has estimated the expected term of its stock options as middle of the exercise period of the stock options. The expected volatility is estimated based upon on the historical volatility of the Company's share price for the last three years adjusted for the effect of changes expected in the future. The expected risk-free interest rate is based on the government bond interest rate for the expected term. The expected dividend yield is based on the actual dividends paid and the expected payment in the future.

        A summary of stock option activity during the year ended March 31, 2011, is presented below:

	Shares	Weighted- average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (Thousands of Yen)
Outstanding—March 31, 2010	110,400	¥125	1
Granted	68,000	391
Exercised	(102,400)	125
Forfeited	(56,000)	353
Expired	—	—

Outstanding—March 31, 2011	20,000	¥391	5.2	40,980

Options vested and expected to vest—March 31, 2011	20,000	¥391	5.2	40,980

Options exercisable—March 31, 2011	—	—	—	—

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. SHARE-BASED COMPENSATION (Continued)

	Shares	Weighted- average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (Thousands of U.S Dollar)
Outstanding—March 31, 2010	110,400	$2	1
Granted	68,000	5
Exercised	(102,400)	2
Forfeited	(56,000)	5
Expired	—	—

Outstanding—March 31, 2011	20,000	$5	5.2	532

Options vested and expected to vest—March 31, 2011	20,000	$5	5.2	532

Options exercisable—March 31, 2011	—	—	—	—

        The aggregate intrinsic value was calculated using the difference between the market price and the exercise price as of March 31, 2011 for only those awards that have an exercise price that is less than the market price.

Exercises of Stock Options

        The total intrinsic value of stock options exercised during the years ended March 31, 2010 and 2011, was ¥17,660 thousand and ¥25,668 thousand ($333 thousand), respectively. During the years ended March 31, 2010 and 2011, the Company received cash of ¥6,000 thousand and ¥12,800 thousand ($166 thousand), respectively, being the exercise price for the exercised stock options. The cash received for payment of the exercise price is included as a component of cash flows from financing activities.

Nonvested Stock Options

        A summary of the status of the Company's nonvested stock options at March 31, 2011 is as follows:

	Shares	Weighted- Average Grant Date Fair Value
Nonvested—April 1, 2010
Granted	68,000	¥204
Vested	—	—
Forfeited	(48,000)	204
Expired	—	—

Outstanding—March 31, 2011	20,000	¥204

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. EQUITY

        Japanese companies are subject to the Companies Act of Japan (the "Companies Act"). The significant provisions in the Companies Act that affect financial and accounting matters are summarized below:

Dividend

        Under the Companies Act, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. For companies that meet certain criteria such as; (1) having a Board of Directors, (2) having independent auditors, (3) having a Board of Statutory Auditors, and (4) the term of service of the directors is prescribed as one year rather than two years of normal term by its articles of incorporation, the Board of Directors may declare dividends (except for dividends in kind) at any time during the fiscal year if the company has prescribed so in its articles of incorporation. However, the Company cannot do so because it does not meet criteria (4) above. The Companies Act permits companies to distribute dividends-in-kind (non-cash assets) to shareholders subject to certain limitations and additional requirements. Semiannual interim dividends may also be paid once a year upon resolution by the Board of Directors if the articles of incorporation of the company so stipulate. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3 million.

        At the Special Shareholders Meeting held on August 20, 2009, UBIC's shareholders approved a reduction of additional paid-in capital of ¥70,000 thousand to eliminate the accumulated deficit. This transaction is reflected only in the stand-alone financial statements of UBIC prepared for the purpose of reporting under the Companies Act and not reflected in these U.S. GAAP financial statements.

Increases / decreases and transfer of common stock, reserve and surplus

        The Companies Act requires that an amount equal to 10% of dividends must be appropriated as legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total of the aggregate amount of legal reserve and additional paid-in capital equals 25% of common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, and other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

        The amount of retained earnings available for dividends under the Companies Act is based on the amount of retained earnings recorded in the Company's general books of account prepared using accepted Japanese accounting practices. The adjustments included in the accompanying consolidated financial statements for U.S. GAAP purposes but not recorded in the general books of account have no effect on the determination of retained earnings available for dividends under the Companies Act. Retained earnings shown in UBIC's general books of account, as determined under accounting principles generally accepted in Japan ("J GAAP"), amounted to ¥273,002 thousand ($3,546 thousand) at March 31, 2011.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. OTHER COMPREHENSIVE INCOME

        The changes in each component of other comprehensive income (loss) for the years ended March 31, 2010 and 2011 were as follows:

	Thousands of Yen
	Foreign currency translation adjustments	Unrealized holding gain on securities	Adjustments related to retirement and severance benefits	Accumulated other comprehensive income (loss)
Balance at April 1, 2009	¥(4,684)	¥(6,725)	¥—	¥(11,409)
Period change	704	6,725	(394)	7,035

Balance at March 31, 2010	(3,980)	—	(394)	(4,374)
Period change	(894)	68,592	418	68,116

Balance at March 31, 2011	¥(4,874)	¥68,592	¥24	¥63,742

	Thousands of U.S. Dollars
	Foreign currency translation adjustments	Unrealized holding gain (loss) on securities	Adjustments related to retirement and severance benefits	Accumulated other comprehensive income (loss)
Balance at April 1, 2010	$(51)	$—	$(5)	$(56)
Period change	(12)	891	5	884

Balance at March 31, 2011	$(63)	$891	$0	$828

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. OTHER COMPREHENSIVE INCOME (Continued)

        The tax effects allocated to each component of other comprehensive income (loss) for the years ended March 31, 2010 and 2011 were as follows:

	Thousands of Yen
	2010
	Before Tax Amount	Tax (Expense) or Benefit	Net of Tax Amount
Foreign currency translation adjustments	¥704	¥—	¥704

Unrealized holding gain (loss) on securities:
Amount arising during the period	(97,200)	39,550	(57,650)
Less: Reclassification adjustments for losses included in net income	108,540	(44,165)	64,375

Net unrealized holding gain during the period	11,340	(4,615)	6,725

Adjustments related to retirement and severance benefits:
Amount arising during the period	(394)	—	(394)

Net adjustments related to retirement and severance benefits	(394)	—	(394)

Other comprehensive income	¥11,650	¥(4,615)	¥7,035

	Thousands of Yen
	2011
	Before Tax Amount	Tax Expense	Net of Tax Amount
Foreign currency translation adjustments	¥(894)	¥—	¥(894)

Unrealized holding gain on securities:
Amount arising during the period	115,650	(47,058)	68,592

Net unrealized holding gain during the period	115,650	(47,058)	68,592

Adjustments related to retirement and severance benefits:
Amount arising during the period	434	(16)	418

Net adjustments related to retirement and severance benefits	434	(16)	418

Other comprehensive income	¥115,190	¥(47,074)	¥68,116

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. OTHER COMPREHENSIVE INCOME (Continued)

	Thousands of U.S. Dollars
	2011
	Before Tax Amount	Tax Expense	Net of Tax Amount
Foreign currency translation adjustments	$(12)	$—	$(12)

Unrealized holding gain on securities:
Amount arising during the period	1,502	(611)	891

Net unrealized holding gain during the period	1,502	(611)	891

Adjustments related to retirement and severance benefits:
Amount arising during the period	6	(1)	5

Net adjustments related to retirement and severance benefits	6	(1)	5

Other comprehensive income	$1,496	$(612)	$884

17. NET INCOME (LOSS) PER SHARE

        Basic net income (loss) per share is computed on the basis of weighted-average outstanding common shares. Diluted net income per share is computed on the basis of basic weighted-average outstanding common shares adjusted for the dilutive effect of stock options and convertible notes, if dilutive. Potentially dilutive common shares from series of stock option plans are determined by applying the treasury stock method to the assumed exercise of outstanding stock options. Potentially dilutive common shares are determined by applying the if-converted method for the convertible notes. The numerator of the diluted net income per share calculation is increased by the amount of interest expense, net of tax, related to outstanding convertible note if the net impact is dilutive.

        The computation of basic and diluted net income (loss) per share for the years ended March 31, 2010 and 2011 was as follows:

	2010
	(Thousands of Yen) Net Loss (Numerator)	Weighted-Average Common Shares Outstanding (Denominator)	Per Share Amount
Basic net loss attributable to UBIC, Inc. shareholders	¥(418,298)	2,294,820	¥(182)

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

17. NET INCOME (LOSS) PER SHARE (Continued)

	2011
	(Thousands of Yen) Net Income (Numerator)	Weighted-Average Common Shares Outstanding (Denominator)	Per Share Amount
Basic net income attributable to UBIC, Inc. shareholders	¥788,708	2,359,465	¥334

Effect of dilutive securities:
Stock options		57,965
Convertible notes		753,328
Plus: interest on convertible notes	1,305

Diluted net income attributable to UBIC, Inc. shareholders	¥790,013	3,170,758	¥249

	2011
	(Thousands of U.S. Dollars) Net Income (Numerator)	Weighted-Average Common Shares Outstanding (Denominator)	Per Share Amount
Basic net income attributable to UBIC, Inc. shareholders	$10,246	2,359,465	$4.3

Effect of dilutive securities:	—
Stock options		57,965
Convertible notes		753,328
Plus: interest on convertible notes	17

Diluted net income attributable to UBIC, Inc. shareholders	$10,263	3,170,758	$3.2

        Basic and diluted loss per share are identical for the year ended March 31, 2010 as potentially dilutive securities have been excluded from the calculation of the diluted net loss per common share because the inclusion of such securities would be antidilutive.

18. SEGMENT REPORTING

        Operating segments are defined as components of an enterprise that engage in business activities from which it may earn revenues and incur expense and for which separate financial information is available that is evaluated regularly by the chief operation decision maker in deciding how to allocate resources and in assessing performance. The Company provides a variety of eDiscovery and forensic services which are provided by UBIC for domestic (Japanese) customers and by UBIC North America, Inc., a United States ("U.S.") based wholly-owned subsidiary of UBIC for foreign customers. The Company's operations in Japan and the U.S. have been identified as the two operating segments of the Company. The Company's chief executive officer, who is also the Company's chief operating decision maker, regularly reviews the performance of the two operating segments and makes decisions

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. SEGMENT REPORTING (Continued)

regarding allocation of resources. The Company's chief operating decision maker utilizes various measurements prepared based on J GAAP which include revenues, operating income or loss and segment assets to assess segment performance and allocate resources to segments.

        The Company's reportable segments are the same as its operating segments.

        Segment information for the years ended March 31, 2010 and 2011 is presented below:

Revenues:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Japan
Outside customers	¥507,201	¥1,937,434	$25,168
Intersegment	258,355	450,210	5,848

Total	765,556	2,387,644	31,016
U.S.
Outside customers	438,253	804,494	10,451
Intersegment	25,605	49,668	645

Total	463,858	854,162	11,096
Elimination	(283,960)	(499,878)	(6,493)

Total revenue after eliminations	945,454	2,741,928	35,619
Adjustments*(1)	152,713	(55,835)	(725)

Total consolidated revenue	¥1,098,167	¥2,686,093	$34,894

*(1)
These amounts primarily represent the net impact of adjustments arising from the differences in timing of the revenue recognition under U.S. GAAP and J GAAP.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. SEGMENT REPORTING (Continued)

Segment Performance Measure:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Segment profit (loss)
Japan	¥(125,573)	¥1,019,194	$13,240
U.S.	(57,214)	77,946	1,012

Total segment profit (loss) after eliminations	(182,787)	1,097,140	14,252
Adjustments*(2)	(662)	(57,040)	(741)

Total consolidated operating income (loss)	(183,449)	1,040,100	13,511
Unallocated amounts:
Interest income	3,441	3,410	44
Interest expense	(13,247)	(14,262)	(185)
Foreign currency exchange losses	(14,384)	(39,942)	(519)
Impairment losses on investments in securities	(108,540)	—	—
Other-net	94	1,296	17

Total consolidated income (loss) before income taxes	¥(316,085)	¥990,602	$12,868

*(2)
Adjustments primarily relate to the differences between U.S. GAAP and J GAAP for revenue recognition, depreciation and amortization, and accrued compensated absences.

Segment Assets:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Segment assets
Japan	¥789,239	¥2,300,299	$29,882
U.S.	145,399	451,012	5,859
Elimination	(131,465)	(434,500)	(5,645)

Total segment assets after eliminations	803,173	2,316,811	30,096
Adjustments*(3)	46,083	56,785	738

Total consolidated assets	¥849,256	¥2,373,596	$30,834

*(3)
Adjustments primarily relate to the differences between U.S. GAAP and J GAAP for revenue recognition, depreciation and amortization and deferred tax assets.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. SEGMENT REPORTING (Continued)

Capital expenditures on long-lived assets:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Capital expenditures
Japan	¥100,795	¥249,406	$3,240
U.S.	1,153	917	12
Adjustments	310	(1,986)	(26)

Total consolidated capital expenditures	¥102,258	¥248,337	$3,226

        Capital expenditures relate to property and equipment, capitalized computer software costs and other intangible assets on an accrual basis.

Other Significant Items:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Depreciation and amortization
Japan	¥74,298	¥51,986	$676
U.S.	881	955	12

Total depreciation and amortization	¥75,179	¥52,941	$688
Adjustments	138,605	5,272	68

Total consolidated depreciation and amortization	¥213,784	¥58,213	$756

Entity-Wide Information:

        For the year ended March 31, 2010, revenue from Sanyo Electric Co., Ltd. amounted to ¥342,970 thousand, representing approximately 31.2 percent of the total revenue. For the year ended March 31, 2011, revenue from Panasonic Corporation, Aisin Seiki, Yazaki Corporation, and TMI Associates amounted to ¥594,130 thousand ($7,718 thousand), ¥379,832 thousand ($4,934 thousand), ¥372,064 thousand ($4,833 thousand), and ¥311,325 thousand ($4,044 thousand), respectively, representing approximately 22.1 percent, 14.1 percent, 13.9 percent, and 11.6 percent, respectively, of the total revenue. These customers are attributable to Japan except ¥342,970 thousand for Sanyo Electric Co., Ltd. for the year ended March 31, 2010 and ¥379,832 thousand ($4,934 thousand) for Aisin Seiki for the year ended March 31, 2011, which are reported in the U.S.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. SEGMENT REPORTING (Continued)

        The information concerning revenue by service categories for the years ended March 31, 2010 and 2011 is presented below:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
eDiscovery	¥835,608	¥2,529,778	$32,863
Investigation	122,102	44,061	573
Sales of forensic tools	79,795	49,208	639
Forensic training	46,913	38,252	497
Other	13,749	24,794	322

Total revenue	¥1,098,167	¥2,686,093	$34,894

        Long-lived assets held in Japan and in the U.S. as of March 31, 2010 were ¥103,108 thousand and ¥2,222 thousand, respectively. Long-lived assets held in Japan and in the U.S. as of March 31, 2011 were ¥112,013 thousand ($1,455 thousand) and ¥2,193 thousand ($28 thousand), respectively. Long-lived assets include property and equipment.

19. RELATED PARTY TRANSACTIONS

        As of March 31, 2011, Focus Systems Corporation ("Focus Systems") owned approximately 15.8% of UBIC's outstanding common shares and UBIC's voting shares. The Company has a continuing agency agreement with Focus Systems effective from January 1, 2006 related to the sale of UBIC's eDiscovery services and forensic tools and services. Focus Systems also entered into an agreement with UBIC on February 1, 2010 to design and develop a software system used by UBIC. Furthermore, on April 1, 2010, UBIC issued unsecured convertible notes with a face amount of ¥80,000 thousand to Focus Systems for ¥76,000 thousand. Focus Systems converted the notes into 204,472 common shares of UBIC on March 14, 2011.

        The balances as of March 31, 2010 and 2011, and transactions of the Company with Focus Systems for years ended March 31, 2010 and 2011, are summarized as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Account Balances:
Trade receivables	¥20,784	¥8,038	$104
Prepaid expense	1,159	—	—
Other accounts receivable	3	—	—
Advance received	9,384	10,141	131
Other accounts payable	2,779	—	—

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

19. RELATED PARTY TRANSACTIONS (Continued)

	Thousands of Yen		Thousands of U.S. Dollars
	2010	2011	2011
Transactions:
Revenue	¥80,072	¥40,764	$529
Cost of revenue (maintenance costs)	14,648	—	—
Selling, general and administrative expense (outsourcing costs, storage fee, etc.)	40,753	19,537	254
Capitalized computer software	42,192	—	—

        Price and condition of transactions with Focus Systems are determined in the same manner as in the ordinary course of business.

        Under a separate arrangement, a Chairman of Focus Systems rendered certain advisory services to UBIC and UBIC paid ¥6,000 thousand ($78 thousand) during the years ended March 31, 2010 and 2011.

        A UBIC board member owns 10.3% of UBIC's outstanding common shares and UBIC's voting shares as of March 31, 2011. In January 2011, he exercised stock options granted in January 2006 and March 2006 and paid ¥11,500 thousand to UBIC as exercise price.

20. ADVERTISING COSTS

        Advertising costs, which are included in "Selling, general and administrative expenses" incurred during the years ended March 31, 2010 and 2011 relate primarily to advertisements in magazines and journals and amounted to ¥13,772 thousand and ¥16,230 thousand ($211 thousand), respectively.

21. SUBSEQUENT EVENTS

Incorporation of Subsidiaries

        On April 12, 2011, UBIC established UBIC Risk Consulting with JP Research and Consulting, for the purpose of providing high-quality data collection services using computer forensic technologies and analogue investigations. UBIC invested ¥8,000 thousand and holds an 80% interest in UBIC Risk Consulting.

        On October 27, 2011, UBIC established UBIC Taiwan, Inc., for the purpose of obtaining new customers and providing innovative technology solutions for customers located in Taiwan. UBIC invested ¥50,000 thousand and wholly owns UBIC Taiwan, Inc.

        On December 15, 2011, UBIC established UBIC Korea, Inc., for the purpose of obtaining new customers and providing innovative technology solutions for customers located in Korea. UBIC invested approximately ¥50,000 thousand (700,000 thousand in Korea Won) and wholly owns UBIC Korea, Inc.

Loans

        On September 27, 2011, UBIC entered into a five-year syndicated loan arrangement for ¥700,000 thousand ($9,093 thousand) with a consortium of banks. The new loan facility will primarily support UBIC's capital investment for business development during the year ending March 31, 2012.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

21. SUBSEQUENT EVENTS (Continued)

Convertible notes

        On February 28, 2012, an investor converted convertible notes with a face amount of ¥110,000 thousand ($1,429 thousand) into 281,150 common shares of the Company. To account for the conversion, UBIC recorded an increase of ¥52,800 thousand ($686 thousand) both in "Common stock" and "Additional paid-in capital."

        On May 15, 2012, an investor converted convertible notes with a face amount of ¥110,000 thousand ($1,429 thousand) into 281,114 common shares of the Company. To account for the conversion, UBIC recorded an increase of ¥53,350 thousand ($693 thousand) both in "Common stock" and "Additional paid-in capital."

Stock options

        On June 23, 2010, the 5th series Stock Option Grant was approved at UBIC's ordinary general meeting of shareholders. On April 28, 2011, UBIC's board of directors resolved and approved the issuance of stock options under the 5th series Stock Option Grant.

        The key terms and conditions for the 5th series Stock Option Grant are as follows:

Grant date	April 28, 2011
Number of shares to be issued	80,000 shares
Exercise price per share	¥2,203($29)
Exercise period of the stock options	April 29, 2014 to April 28, 2017
Total number of recipients—Directors and employees of the Company	6
Conditions for the stock options to be vested	Enrolled as director or employee of UBIC

Stock Splits

        On September 12, 2011, the Company's Board of Directors declared a two-for-one split of its shares of common stock. The split was effective from October 1, 2011, for all shareholders of record on September 30, 2011.

        On March 15, 2012, the Company's Board of Directors declared a two-for-one split of its shares of common stock. The stock split will be effective from April 1, 2012, for all shareholders of record on March 31, 2012.

        As a result of the stock split, all amounts related to shares, share prices and earnings per share have been retroactively restated throughout these consolidated financial statements.

Dividends

        On June 24, 2011, UBIC's shareholders approved the payment of year-end cash dividend of ¥7.5 per share of common stock in the aggregate amount of ¥19,730 thousand to shareholders of record at June 27, 2011.

* * * * * *

UBIC, Inc. and subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

March 31 and December 31, 2011

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	March 31, 2011	December 31, 2011	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	¥675,212	¥2,422,864	$31,474
Trade accounts receivable	918,577	561,417	7,293
Prepaid expenses	28,593	46,274	601
Deferred tax assets	42,903	57,996	753
Other current assets	10,656	57,232	743

Total Current Assets	1,675,941	3,145,783	40,864

Property and equipment—net	114,206	300,124	3,899
Capitalized computer software costs—net	252,288	378,695	4,919
Other intangible assets—net	1,896	2,952	38
Investments in securities	223,215	245,265	3,186
Rental deposits	52,282	58,579	761
Deferred tax assets	48,251	20,370	265
Other assets, net of allowance for doubtful accounts of ¥4,983 thousand ($65 thousand) as of March 31, 2011 and December 31, 2011	5,517	30,895	401

TOTAL ASSETS	¥2,373,596	¥4,182,663	$54,333

See notes to condensed consolidated financial statements.

UBIC, Inc. and subsidiaries

Condensed Consolidated Balance Sheets (Unaudited) (Continued)

March 31 and December 31 2011

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	March 31, 2011	December 31, 2011	December 31, 2011
LIABILITIES AND EQUITY
Current Liabilities:
Trade accounts payable	¥220,114	¥200,466	$2,604
Short-term debt	—	137,500	1,786
Current portion of long-term debt	143,171	138,393	1,798
Accrued income taxes	347,145	632,493	8,216
Accrued consumption taxes	43,229	79,144	1,028
Retirement and severance benefits—current	813	1,011	13
Other current liabilities	67,285	94,353	1,225

Total Current Liabilities	821,757	1,283,360	16,670

Noncurrent Liabilities:
Long-term debt	323,040	566,671	7,361
Retirement and severance benefits—noncurrent	7,214	8,981	117
Deferred tax liabilities	815	—	—
Other liabilities	18,526	29,222	380

Total Noncurrent Liabilities	349,595	604,874	7,858

COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock: Authorized 7,200,000 shares; Issued and outstanding, 2,630,872 shares at March 31, 2011 and December 31, 2011, respectively	805,624	805,624	10,465
Additional paid-in capital	345,115	381,435	4,954
Retained earnings (accumulated deficit)	(19,278)	1,015,722	13,195
Accumulated other comprehensive income	63,742	79,994	1,039
Treasury stock, at cost—56 shares at March 31, 2011 and December 31, 2011, respectively	(26)	(26)	(0)

Total UBIC, Inc. shareholders' equity	1,195,177	2,282,749	29,653
NONCONTROLLING INTERESTS	7,067	11,680	152

Total Equity	1,202,244	2,294,429	29,805

TOTAL LIABILITIES AND EQUITY	¥2,373,596	¥4,182,663	$54,333

See notes to condensed consolidated financial statements.

UBIC, Inc. and subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

Nine Months ended December 31, 2010 and 2011

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	December 31, 2010	December 31, 2011	December 31, 2011
Revenue	¥1,447,366	¥3,754,013	$48,766
Revenue from a related party	27,926	22,002	286
Operating revenue from reimbursed direct costs	5,034	7,943	103

Total revenue	1,480,326	3,783,958	49,155

Cost of revenue	533,589	1,205,360	15,658
Reimbursed direct costs	5,034	7,943	103
Selling, general and administrative expenses	476,613	676,192	8,784

Total operating expense	1,015,236	1,889,495	24,545

Operating income	465,090	1,894,463	24,610
Interest income	2,633	1,638	21
Interest expense	(11,809)	(8,264)	(108)
Foreign currency exchange losses	(48,264)	(35,590)	(462)
Other—net	941	5,211	68

Income before income taxes	408,591	1,857,458	24,129
Income taxes (benefits)	(50,120)	800,115	10,394

Net income	458,711	1,057,343	13,735
Less: Net income (loss) attributable to noncontrolling interests	(678)	2,613	34

Net income attributable to UBIC, Inc. shareholders	¥459,389	¥1,054,730	$13,701

	Yen		U.S. Dollars
	December 31, 2010	December 31, 2011	December 31, 2011
Net income attributable to UBIC, Inc. shareholders per share:
Basic	¥198	¥401	$5.2
Diluted	146	327	4.2
Cash dividends declared per common share	—	7.5	0

See notes to condensed consolidated financial statements.

UBIC, Inc. and subsidiaries

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

Nine Months ended December 31, 2010 and 2011

	Thousands of Yen				Thousands of U.S. Dollars (Note 1)
	December 31, 2010		December 31, 2011		December 31, 2011
Net income		¥458,711		¥1,057,343		$13,735
Other comprehensive income, net of tax:
Foreign currency translation adjustments		(1,390)		1,702		22
Unrealized holding gains (losses) on securities:
Amount arising during the period	¥114,750		¥22,050		$286
Less: Reclassification adjustments for losses included in net income	(46,692)	68,058	(7,500)	14,550	(97)	189

Adjustments related to retirement and severance benefits:
Amount arising during the period		160		—		—

Total other comprehensive income		66,828		16,252		211

Total comprehensive income		525,539		1,073,595		13,946
Less: Comprehensive income (loss) attributable to noncontrolling interests		(678)		2,613		34

Total comprehensive income attributable to UBIC, Inc. shareholders		¥526,217		¥1,070,982		$13,912

See notes to condensed consolidated financial statements.

UBIC, Inc. and subsidiaries

Condensed Consolidated Statements of Equity (Unaudited)

Nine Months ended December 31, 2010 and 2011

	Thousands of Yen, except share data
	UBIC, Inc. Shareholders
	Shares of Common Stock Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non- controlling Interests	Total Equity
Balance at April 1, 2010	2,324,000	¥605,987	¥456,043	¥(807,986)	¥(4,374)	¥(17)		¥249,653
Comprehensive income:
Net income				459,389			¥(678)	458,711
Other comprehensive income, net of tax					66,828			66,828
Common stock issued under share-based compensation plans	800	1,289	(1,211)					78
Purchase of treasury stock						(9)		(9)
Shared-based compensation			2,698					2,698
Stock issuance by newly established subsidiary							8,000	8,000

Balance at December 31, 2010	2,424,800	¥607,276	¥457,530	¥(348,597)	¥62,454	¥(26)	¥7,322	¥785,959

Balance at April 1, 2011	2,630,872	¥805,624	¥345,115	¥(19,278)	¥63,742	¥(26)	¥7,067	¥1,202,244
Comprehensive income:
Net income				1,054,730			2,613	1,057,343
Other comprehensive income, net of tax					16,252			16,252
Shared-based compensation			36,320					36,320
Stock issuance by newly established subsidiary							2,000	2,000
Dividends paid				(19,730)				(19,730)

Balance at December 31, 2011	2,630,872	¥805,624	¥381,435	¥1,015,722	¥79,994	¥(26)	¥11,680	¥2,294,429

See notes to condensed consolidated financial statements.

UBIC, Inc. and subsidiaries

Condensed Consolidated Statements of Equity (Unaudited) (Continued)

Nine Months ended December 31, 2010 and 2011

	Thousands of U.S. Dollars, except share data
	UBIC, Inc. Shareholders
	Shares of Common Stock Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non- controlling Interest	Total Equity
Balance at April 1, 2011	2,630,872	$10,465	$4,483	$(250)	$828	$(0)	$92	$15,618
Comprehensive income:
Net income				13,701			34	13,735
Other comprehensive income, net of tax					211			211
Shared-based compensation			471					471
Stock issuance by newly established subsidiary							26	26
Dividends paid				(256)				(256)

Balance at December 31, 2011	2,630,872	$10,465	$4,954	$13,195	$1,039	$(0)	$152	$29,805

See notes to condensed consolidated financial statements.

UBIC, Inc. and subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

Nine Months ended December 31, 2010 and 2011

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	December 31, 2010	December 31, 2011	December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	¥458,711	¥1,057,343	$13,735
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	41,365	87,544	1,137
Share-based compensation	2,698	36,320	471
Deferred income taxes	(109,932)	4,517	59
Foreign currency exchange losses	40,997	22,904	298
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	(830,338)	339,104	4,405
Decrease (increase) in prepaid expenses	6,959	(17,845)	(232)
Increase in rental deposits	(8,637)	(6,490)	(84)
Increase (decrease) in trade accounts payable	126,838	(17,167)	(223)
Increase in accrued consumption taxes	17,216	35,915	467
Increase in accrued income taxes	70,535	285,348	3,707
Other—net	23,135	(31,006)	(403)

Net cash provided by (used in) operating activities	(160,453)	1,796,487	23,337
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(8,846)	(228,805)	(2,972)
Capitalized computer software costs	(149,107)	(171,454)	(2,228)
Other—net	(627)	(1,252)	(16)

Net cash used in investing activities	(158,580)	(401,511)	(5,216)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt	—	150,000	1,949
Repayment of short-term debt	(30,000)	(12,500)	(162)
Proceeds from long-term bank borrowings	—	350,000	4,547
Repayment of long-term bank borrowings	(120,560)	(111,700)	(1,451)
Proceeds from issuance of convertible notes	285,000	—	—
Proceeds from issuance of common stock to noncontrolling shareholders by newly established subsidiary	8,000	2,000	26
Dividends paid	—	(19,730)	(256)
Other—net	(983)	(1,144)	(16)

Net cash provided by financing activities	141,457	356,926	4,637

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(11,693)	(4,250)	(55)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(189,269)	1,747,652	22,703
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	345,150	675,212	8,771

CASH AND CASH EQUIVALENTS, END OF NINE MONTHS	¥155,881	¥2,422,864	$31,474

ADDITIONAL CASH FLOW INFORMATION
Interest paid	¥6,782	¥4,878	$63
Income taxes paid	4,764	175,629	2,281
NONCASH INVESTING AND FINANCING ACTIVITIES:
Outstanding payments for acquisition of property and equipment, and capitalized computer software costs included in trade accounts payable	¥14,641	¥—	$—

See notes to condensed consolidated financial statements.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations—UBIC, Inc. ("UBIC") is a Japanese corporation established on August 8, 2003, whose principal office is located in Japan. UBIC and its subsidiaries (collectively, the "Company") provide solutions, employing advanced technologies, for corporate litigation strategy and crisis management. The Company mainly offers eDiscovery and forensic services, such as data collection, data processing, data review and document production. The Company's customers include leading law firms, corporate legal departments, government agencies and other professional advisors who require innovative technology, responsive services and deep subject-matter expertise.

        Basis of Financial Statements—The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Because the Company maintains its records and prepares its financial statements in accordance with accounting principles prevailing in the respective country of incorporation, certain adjustments have been made to conform to U.S. GAAP. The major adjustments include those relating to depreciation of property and equipment, share-based compensation, valuation of deferred tax assets and appropriation of accumulated deficit.

        These unaudited condensed consolidated financial statements were prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP has been condensed or omitted. In the opinion of management, these financial statements include all adjustments that, unless otherwise disclosed, are of a normal recurring nature and necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. Operating results for interim periods are not necessarily indicative of the results that can be expected for a full year. These interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended March 31, 2010 and 2011.

        Translation into U.S. Dollars—The accompanying condensed consolidated financial statements are stated in Japanese yen, the currency of the country in which UBIC is incorporated and principally operates. The translation of Japanese yen amounts into U.S. dollar amounts for the nine months ended December 31, 2011 is included solely for the convenience of readers outside Japan and has been made at the rate of Yen76.98= U.S.$1 (the official rate as of December 31, 2011 announced by the Federal Reserve Bank of New York). The translation should not be construed as a representation that the Japanese yen amounts could be converted into U.S. dollars at the above or any other rate.

        Principles of Consolidation—The condensed consolidated financial statements include the accounts of UBIC and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

        Use of Estimates—The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions used are primarily in the areas of evaluation of investments, valuation of deferred tax assets, determination of fair values of stock options, and estimated useful lives of fixed assets and intangible assets with finite useful lives. Actual results could differ from those estimates.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Foreign Currency Translation—The assets and liabilities of the foreign subsidiary with functional currency other than Japanese yen are translated into Japanese yen at the rate of exchange at the balance sheet date. Income and expense accounts are translated at the average rates of exchange for the respective reporting period. The resulting translation adjustments are included in other comprehensive income.

        Cash Equivalents—The Company defines cash equivalents as all highly liquid investments with insignificant risk of changes in value which have original maturities of three months or less at the time of purchase.

        Allowance for Doubtful Accounts—Allowance for doubtful accounts is established in amounts considered to be appropriate based primarily upon an evaluation of potential losses in the outstanding receivables.

        Property and Equipment—Property and equipment are stated at cost. Depreciation and amortization of property and equipment, including assets under capital lease, are computed using the straight-line method based on either the estimated useful lives of the assets or the lease period, whichever is shorter.

        The useful lives for depreciation by major asset classes are as follows:

Leasehold improvements	5 to 15 years
Furniture and fixtures	4 to 20 years
Computers	5 years
Assets under capital leases, primarily office equipment	5 years

        Capitalized Computer Software Costs—The Company capitalizes costs of computer software developed and purchased for internal use. Costs incurred in the creation of computer software products for internal use are capitalized when the preliminary project phase is completed and when management, with the relevant authority, authorizes and commits funding to the project and it is probable that the project will be completed and the software will be used to perform the function intended. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Capitalized costs are amortized, beginning in the period each module or component of the product is ready for its intended use, on a straight-line basis over the estimated useful life of the product, mainly five years.

        Leases—Capital leases are capitalized at the inception of the lease at the present value of the minimum lease payments. All other leases are accounted for as operating leases. Lease payments for capital leases are apportioned to interest expense and a reduction of the lease obligation so as to achieve a constant rate of interest on the balance of the obligation. Operating lease payments are recognized as an expense on a straight-line basis over the lease term.

        Impairment of Long-lived Assets—The Company reviews the carrying value of long-lived assets or a related group of assets to be held and used, including intangible assets with finite useful lives, for impairment whenever events or circumstances occur that indicate that the carrying value of the assets may not be recoverable. The assets are considered to be impaired when the estimated undiscounted cash flows expected to result from the use of the assets and their eventual disposition are less than

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

their carrying values. The impairment loss is measured as the amount by which the carrying value of the asset or asset group exceeds its fair value. In determining the fair value, the Company uses available quoted market prices and present value techniques, if appropriate, based on the estimated future cash flows expected to result from the use of the assets and its eventual disposition.

        Investments in Securities—The Company classifies investments in equity securities that have readily determinable fair values as available-for-sale securities, which are accounted for at fair values with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss) in equity on a net-of-tax basis. The cost of securities sold is determined based on the average cost method.

        The Company reviews the fair value of available-for-sale securities on a regular basis to determine if the fair value of any individual security has declined below its cost and if such decline is other than temporary. Fair value is determined based on quoted market prices. If the decline in fair value is judged to be other than temporary, the cost basis of the investment is written down to fair value. Other-than-temporary declines in fair value are determined taking into consideration the duration of the decline in fair value of the security and the severity of the decline, the financial condition and near term prospects of the investee and the intent and ability of the Company to hold the equity security until forecasted recovery. The resulting realized loss is included in the condensed consolidated statements of income in the period in which the decline is deemed to be other than temporary.

        Equity securities that do not have readily determinable fair values are carried at cost. For certain cost-method investments for which it is not practicable to estimate the fair value, if an event or change in circumstances occurs that may have a significant adverse effect on the fair value of the investment, the Company estimates the fair value of such investments. If the fair value of a security is estimated to have declined and such decline is judged to be other than temporary, the security is written down to the fair value. Other-than-temporary declines in fair value are determined taking into consideration the duration of the decline in fair value of the security and the severity of the decline, the financial condition and near term prospects of the investee and the intent and ability of the Company to hold the equity security until forecasted recovery.

        Retirement and Severance Benefits—The Company has defined benefit severance indemnities plans. The benefit obligation is the projected benefit obligation, which represents the actuarial present value of benefits expected to be paid upon retirement based on employee services already rendered and estimated future compensation levels. Net periodic retirement cost is recorded in the consolidated statement of operations and includes service cost and interest cost. Service cost represents the actuarial present value of participant benefits earned in the current year. Interest cost represents the time value of money cost associated with the passage of time. Actuarial gains and losses included in accumulated other comprehensive income (loss) are amortized using the straight-line method over the average remaining service period of active employees if it exceeds the corridor, which is defined as 10 percent of the projected benefit obligation.

        Asset Retirement Obligations—The Company records asset retirement obligations when the obligation is incurred. The obligation is measured at fair value and included in other liabilities. When the liability is initially recorded, the Company capitalizes the related cost by increasing the carrying

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the asset's useful life.

        Convertible Notes—The Company accounts for convertible notes according to their stated redemption value net of discount. The Company classifies the convertible notes as liability or equity on the consolidated balance sheet according to the nature of the redemption feature. Discounts on convertible notes are amortized as interest expense over the redemption period.

        Derivative Financial Instruments—The Company recognizes all derivative financial instruments, such as interest rate swap contracts, in the consolidated balance sheets as either assets or liabilities and they are measured at fair value regardless of the purpose or intent for using them.

        The Company does not designate derivative financial instruments as hedging instruments nor apply hedge accounting. Accordingly, changes in fair value of the derivative financial instruments are recognized in earnings immediately.

        Revenue Recognition—The Company has agreements with customers pursuant to which it performs various services. A majority of the Company's revenue relates to fees earned for the month-to-month performance of eDiscovery and forensic services. Such services include data collection, data processing, data hosting, data review, and document production services. The fees that the Company earns and bills for these services vary primarily based on the hours of service provided, the volume of documents reviewed or produced, the amount of data processed or stored. While the unit prices for providing the services are agreed in advance, the scope and volume of services to be performed can change depending on customers' requests, which are made on an optional and "as needed" basis, and customers may choose not to request performance of additional services or may obtain similar services from other service providers.

        The Company recognizes revenue for eDiscovery and forensic services based on the agreed-upon prices and volume of services performed during the period. For these contractual arrangements, the Company has identified each deliverable service element. Based on management's evaluation of each element, it was determined that each element delivered has standalone value to the customers because the Company or other vendors sell such services separately from any other services/deliverables. Accordingly, each of the service elements in the multiple element case qualifies as a separate unit of accounting. The Company uses the best estimate of sales price based on the price it charges when it sells an element on a standalone basis, which is generally consistent with the stated prices in the arrangements, and allocates revenue to the various units of accounting in the arrangements based on the stated prices. The Company recognizes revenue for each separate unit of accounting when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured based on evidence of an arrangement.

        The Company has revenue related to the reimbursement of certain direct costs by customers, primarily transportation. Reimbursed transportation and other reimbursable direct costs are recorded gross in the condensed consolidated statements of income as "Operating revenue from reimbursed direct costs" and as "Reimbursed direct costs."

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Consumption tax—Consumption tax collected and remitted to tax authorities is excluded from revenues, cost of sales and expenses in the consolidated statements of operations.

        Advertising—Advertising costs are expensed as incurred and are recorded in "Selling, general and administrative expenses."

        Share-Based Compensation—The Company measures the cost of employee services received in exchange for an award of equity instruments at the fair value of the award on the grant-date and recognizes the cost over the period which the employee is required to provide services in exchange for the award. Compensation expenses are recognized on a straight-line basis over the requisite service period of the awards which are expected to be vested.

        Income Taxes—Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes and tax loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforwards are expected to reverse. Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized. The Company recognizes the financial statement effect of uncertain tax positions when they are more likely than not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Accrued interest and penalties related to the unrecognized tax benefits are included in income tax expense in the condensed consolidated statement of income.

        Net Income Attributable to UBIC, Inc. Shareholders Per Share—Basic net income attributable to UBIC, Inc. shareholders per share is computed using the weighted-average number of shares of common stock outstanding during each period. Diluted net income attributable to UBIC, Inc. shareholders per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

        Other Comprehensive Income—Other comprehensive income consists of translation adjustments resulting from the translation of financial statements of the foreign subsidiaries, unrealized holding gains or losses on available-for-sale securities and adjustments related to retirement and severance benefits.

Recently Adopted Accounting Pronouncements

        In October 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2009-13, "Revenue Recognition: Multiple-Deliverable Revenue Arrangements," which amends the criteria for when to evaluate individual delivered items in a multiple-deliverable arrangement and the method of allocating consideration received. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. The Company retrospectively adopted this ASU in the fiscal year beginning April 1, 2009. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In October 2009, the FASB issued ASU No. 2009-14, "Certain Revenue Arrangements That Include Software Elements." This ASU affects how entities account for revenue arrangements that contain both tangible products and software elements. Currently, arrangements containing both tangible products and software are accounted for based on the provisions regarding revenue recognition included in ASC 985, "Software," if the software is considered more than incidental to the product or service. This ASU changes revenue recognition for tangible products containing software elements and non-software elements that function together to deliver the tangible product's essential functionality by eliminating them from the scope of ASC 985. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. The Company retrospectively adopted this ASU in the fiscal year beginning April 1, 2009. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In January 2010, the FASB issued ASU No. 2010-06, "Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements," which adds disclosure requirements about transfers in and out of Levels 1 and 2 and separate disclosures about activity relating to Level 3 measurements and clarifies input and valuation techniques. This ASU was effective for the annual reporting period beginning after December 15, 2009 and the Company adopted this ASU in the first quarter of fiscal year beginning April 1, 2010. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In February 2010, the FASB issued ASU 2010-9 "Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements." This ASU amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC's requirements. ASU 2010-9 is effective for interim and annual periods ending after June 15, 2010. The Company's disclosure on subsequent events in Note 21 is made in accordance with this ASU.

        In July 2010, the FASB issued ASU No. 2010-20, "Receivables: Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses," which requires new disclosures and enhances existing disclosures about the credit quality of financing receivables and the allowance for credit losses. The disclosures as of the end of a reporting period were effective for interim and annual reporting periods which ended on or after December 15, 2010 and the Company adopted this ASU in the third quarter of fiscal year beginning April 1, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December15, 2010. The Company adopted this ASU in the fourth quarter of fiscal year beginning April 1, 2010. The adoption of these ASU did not have a material impact on the Company's financial position or results of operations.

        In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income: Presentation of Comprehensive Income," which improves the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. This ASU requires an entity to report comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

permitted. The Company adopted this ASU in the fiscal year beginning April 1, 2010, other than the adoption of the presentation of reclassifications of items out of accumulated comprehensive income which has been deferred. The adoption of these ASU did not have a material impact on the Company's financial position or results of operations.

Recently Issued Accounting Pronouncements Not Yet Adopted

        In December 2010, the FASB issued ASU No. 2010-29, "Business Combinations," which clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures in business combination when comparative financial statements are presented and improves the usefulness of the pro forma revenue and earnings disclosure. This ASU is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this ASU is not expected to have a material impact on the Company's financial position or results of operations.

        In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement," which amends some of the wording used to describe requirements for measuring fair value and for disclosing information about fair value measurements. This ASU is effective for the interim or annual period beginning after December 15, 2011. Early application is prohibited. The application of this ASU is not expected to have a material impact on the Company's financial position or results of operations.

2. INVESTMENTS IN SECURITIES

Available-for-sale securities

        Information regarding securities classified as available-for-sale securities as of March 31, 2011 and December 2011 is as follows:

	Thousands of Yen
March 31, 2011	Cost	Gross unrealized gain	Gross unrealized loss	Fair value
Available-for-sale securities:
Equity securities	¥107,550	¥115,650	—	¥223,200

December 31, 2011
Available-for-sale securities:
Equity securities	¥107,550	¥137,700	—	¥245,250

	Thousands of U.S. Dollars
December 31, 2011	Cost	Gross unrealized gain	Gross unrealized loss	Fair value
Available-for-sale securities:
Equity securities	$1,397	$1,789	—	$3,186

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

2. INVESTMENTS IN SECURITIES (Continued)

Cost-method investments

        The carrying amount of cost-method investment as of March 31, 2011 and December 31, 2011, was ¥15 thousand ($0 thousand) and is recorded in investments in securities in the condensed consolidated balance sheets. On consideration of the carrying amount of these investments and cost-benefit factors, the Company determined that it is not practicable to estimate fair value of these investments.

3. CAPITALIZED COMPUTER SOFTWARE COSTS

        The Company capitalizes the cost of computer software developed or purchased for internal use.

        The following is a summary of capitalized computer software costs:

	Thousands of Yen		Thousands of U.S. Dollars
	March 31, 2011	December 31, 2011	December 31, 2011
Balance at the beginning of the period	¥295,385	¥505,160	$6,562
Costs capitalized during the period	209,888	171,454	2,227
Foreign currency translation	(113)	(55)	(1)

Balance at the end of the period	505,160	676,559	8,788
Accumulated amortization, as of March 31, 2011 and December 31, 2011	(252,872)	(297,864)	(3,869)

Capitalized computer software costs—net	¥252,288	¥378,695	$4,919

        Included in the above are capitalized software costs for projects in progress of ¥115,203 thousand and ¥55,965 thousand ($727 thousand) at March 31, 2011 and December 31, 2011, respectively. For the nine months ended December 31, 2010 and 2011, the Company recognized amortization expenses related to capitalized software development costs of ¥21,058 thousand and ¥44,992 thousand ($584 thousand), respectively.

        The following table shows the estimated amortization of capitalized computer software costs for the next five years:

Years ending December 31	Thousands of Yen	Thousands of U.S. Dollars
2012	¥101,641	$1,320
2013	88,690	1,152
2014	75,739	984
2015	62,788	816
2016	49,837	647

4. SHORT-TERM AND LONG-TERM DEBT

        Short-term debt of ¥137,500 thousand as of December 31, 2011, consists of bank borrowings with a weighted average interest rate of 0.7 percent.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

4. SHORT-TERM AND LONG-TERM DEBT (Continued)

        The components of long-term debt as of March 31, 2011 and December 31, 2011, are summarized as follows:

	Thousands of Yen				Thousands of U.S. Dollars
	Weighted average interest rate		Weighted average interest rate
		March 31, 2011 Balance		December 31, 2011 Balance	2011 Balance
Unsecured convertible notes due 2015, zero coupon, net of unamortized discount of ¥8,800 thousand and ¥7,150 thousand ($93 thousand) at March 31 and December 31, 2011, respectively	1.0%	¥211,200	1.0%	¥212,850	$2,765
Bank borrowings:
Secured by equity securities, various rates and various maturities through 2013	2.5%	230,000	2.5%	140,000	1,818
Unsecured, various rates and various maturities through 2016	2.2%	21,700	1.2%	350,000	4,547
Capital lease obligations	4.1%	3,311	4.1%	2,214	29

		466,211		705,064	9,159
Less: current portion		143,171		138,393	1,798

		¥323,040		¥566,671	$7,361

        The Company pledged available-for-sale securities with carrying value of ¥223,200 thousand and ¥245,250 thousand ($3,186 thousand) as security for bank borrowings of ¥230,000 thousand and ¥140,000 thousand ($1,818 thousand) as of March 31, 2011 and December 31, 2011, respectively. As is customary in Japan, both short-term and long-term bank borrowings are made under general agreements that provide that securities and guarantees for present and future indebtedness will be given upon request of the bank, and that the bank shall have the right, as the obligations become due, or in the event of their default, to offset cash deposits against such obligations.

Credit Line

        The Company entered into an overdraft arrangement with a Japanese bank for which the unutilized balance as of March 31, 2011 and December 31, 2011 was ¥50,000 thousand ($649 thousand). Under a ¥700,000 thousand five year syndicated loan arrangement entered into with a consortium of banks on September 27, 2011, the Company borrowed ¥350,000 thousand during the nine months ended December 31, 2011. The remaining ¥350,000 thousand available under this syndicated loan can be drawn through September 30, 2012.

Convertible Notes

        In April 2010, the Company issued zero coupon convertible notes due April 2015 in the aggregate face amount of ¥300,000 thousand for ¥285,000 thousand. The notes were convertible to equity shares at the option of the holders at a price of ¥391 per share at any time on or after April 13, 2010. The Company was not required to bifurcate any of embedded features contained in the notes for accounting

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

4. SHORT-TERM AND LONG-TERM DEBT (Continued)

purposes. On March 14, 2011, prior to the maturity date, convertible notes with a face amount of ¥80,000 thousand ($1,039 thousand) was converted into 204,472 equity shares of the Company at a conversion price of ¥391 ($5) per share. The carrying amount of these notes, with the accretion of discounts, is included in "Long-term debt" in the Company's condensed consolidated balance sheets. For the nine months ended December 31, 2010 and 2011, the Company recognized debt discount amortization of ¥2,250 thousand and ¥1,650 thousand ($21 thousand), respectively.

Financial Covenants

        There are restrictive covenants related to the borrowings of ¥350,000 thousand as of December 31, 2011 including requirements to maintain a minimum level of net assets and ordinary income in the stand-alone and consolidated financial statements of UBIC, measured under accounting principle generally accepted in Japan. UBIC is required to maintain net assets at a level which is at least 75% of (a) net assets as of March 31, 2011 or (b) net assets at the end of previous year, whichever is higher. The ordinary income covenant states that UBIC shall not record ordinary losses in any two consecutive fiscal years. UBIC is in compliance with these restrictive covenants at December 31, 2011.

5. RETIREMENT AND SEVERANCE BENEFITS

        The Company has unfunded defined benefits severance indemnities plans to provide retirement benefits to substantially all employees. Under the severance indemnities plans, employees are entitled to severance payments based on their earnings and the length of service till retirement or termination of employment for reasons other than dismissal for cause.

        Net periodic retirement cost for the nine months ended December 31, 2010 and 2011 consists of the following components:

	Thousands of Yen		Thousands of U.S. Dollars
	December 31, 2010	December 31, 2011	December 31, 2011
Service cost	¥1,971	¥1,977	$26
Interest cost	35	43	1

Net periodic retirement cost	¥2,006	¥2,020	$27

6. FINANCIAL INSTRUMENTS

        Fair value estimates and information about valuation methodologies regarding financial instruments are as follows:

        Quoted market prices, where available, are used to estimate the fair values of financial instruments. In the absence of quoted market prices, fair values for such financial instruments are estimated using an income approach, based on discounted cash flows, or other valuation techniques.

Cash and cash equivalents, Trade accounts receivable, Trade accounts payable and Short-term debt

        The carrying amount approximates the fair value because of the short maturity of these instruments.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

6. FINANCIAL INSTRUMENTS (Continued)

Long-term debt

        The fair value of bank borrowings is estimated based on the present value of future cash flows using the Company's borrowing rate for the same contractual terms.

        The fair value of the convertible notes is estimated based on the quoted market price of the Company's equity share multiplied by the number of equity shares issued if converted on the balance sheet date as the Company's share price was higher than the conversion price.

	Thousands of Yen				Thousands of U.S. Dollars
	March 31, 2011		December 31, 2011		December 31, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	¥675,212	¥675,212	¥2,422,864	¥2,422,864	$31,474	$31,474
Trade accounts receivable	918,577	918,577	561,417	561,417	7,293	7,293
Liabilities:
Trade accounts payable	220,114	220,114	200,466	200,466	2,604	2,604
Short-term debt	—	—	137,500	137,500	1,786	1,786
Long-term debt:
Bank borrowings	251,700	252,011	490,000	487,287	6,365	6,330
Convertible notes	211,200	1,372,012	212,850	1,984,920	2,765	25,785

        Refer to Note 8 for fair values of equity securities and derivative financial instruments.

7. DERIVATIVE FINANCIAL INSTRUMENTS

Interest Rate Swaps

        The Company's exposure to interest rate risk is related to underlying long-term bank borrowings. In order to minimize the variability caused by interest rate risk, the Company enters into interest rate swaps to manage fluctuations in cash flows. The interest rate swaps entered into are receive-variable, pay-fixed interest rate swaps. Under the interest rate swaps, the Company receives variable interest rate payments on long-term bank borrowings in the amount of ¥230,000 thousand and ¥140,000 thousand ($1,818 thousand) as of March 31, 2011 and December 31, 2011, respectively, and makes fixed interest rate payments, thereby effectively creating fixed interest rate long-term bank borrowings.

        The Company does not designate the interest rate swap contracts as hedging instruments for the purpose of applying hedge accounting. Accordingly, all interest rate swap contracts are measured at fair value as either assets or liabilities and changes in their fair value are immediately recognized in earnings.

        As of March 31 and December 31, 2011, the fair values of interest rate swaps were ¥2,954 thousand and ¥1,229 thousand ($15 thousand), respectively and are included in "Other liabilities" in the condensed consolidated balance sheets. Changes in the fair value of interest rate swaps resulted in the recognition of gains of ¥2,234 thousand and ¥1,726 thousand ($22 thousand) for the nine months ended December 31, 2010 and 2011, respectively and are included in "Other income (expense)" in the condensed consolidated statements of income for the nine months ended

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

7. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

December 31, 2010 and 2011, respectively. During the nine months ended December 31, 2010 and 2011, interest paid on the interest rate swap contracts was ¥3,389 thousand and ¥2,337 thousand ($30 thousand), respectively, and is included in "Interest expense" in the condensed consolidated statements of income.

8. FAIR VALUE MEASUREMENTS

        ASC Topic 820, "Fair Value Measurements" establishes a fair value hierarchy that prioritizes the use of observable inputs in markets over the use of unobservable inputs when measuring fair value as follows:

    Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities

    Level 2—Directly or indirectly observable inputs other than those included in Level 1, such as quoted market prices for similar assets and liabilities in active markets, quoted prices for identical assets in inactive markets, or inputs derived principally from or corroborated by observable market data

    Level 3—Unobservable inputs for which there is little or no market data, which require the Company to develop its own assumptions and best estimate of what inputs market participants would use in pricing an asset or liability

Investments in equity securities

        The Company has investments in certain equity securities for which quoted market prices are available to determine their fair value and are included in Level 1.

Derivative financial instruments

        Derivative financial instruments consist of interest rate swaps. The fair value of interest rate swaps is based on the present value of expected future cash flows using zero coupon rates, which is derived principally from observable market data. These interest rate swaps are included in Level 2.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

8. FAIR VALUE MEASUREMENTS (Continued)

Assets and liabilities measured at fair value on a recurring basis

        Assets and liabilities measured at fair value on a recurring basis as of March 31, 2011 and December 31, 2011, are as follows:

	Thousands of Yen
			Fair Value Hierarchy Classification
	Carrying Value	Total Fair Value
Items Measured at Fair Value on a Recurring Basis			Level 1	Level 2	Level 3
March 31, 2011:
Assets:
Available-for-sale securities:
Equity securities	¥223,200	¥223,200	¥223,200	¥—	¥—
Liabilities:
Derivatives—Interest rate swaps	2,954	2,954	—	2,954	—
December 31, 2011:
Assets:
Available-for-sale securities
Equity securities	245,250	245,250	245,250	—	—
Liabilities:
Derivatives—Interest rate swaps	1,229	1,229	—	1,229	—

	Thousands of U.S. Dollars
			Fair Value Hierarchy Classification
	Carrying Value	Total Fair Value
Items Measured at Fair Value on a Recurring Basis			Level 1	Level 2	Level 3
December 31, 2011:
Assets:
Available-for-sale securities
Equity securities	$3,186	$3,186	$3,186	$—	$—
Liabilities:
Derivatives—Interest rate swaps	15	15	—	15	—

9. INCOME TAXES

        Income taxes imposed by the national, prefectural and municipal governments of Japan resulted in a normal statutory rate of approximately 40.69 percent for the nine months ended December 31, 2010 and 2011.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

9. INCOME TAXES (Continued)

        Reconciliations between the amounts of reported income taxes and the amount of income taxes computed using the normal statutory tax rate for the nine months ended December 31, 2010 and 2011 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	December 31, 2010	December 31, 2011	December 31, 2011
Amount computed by using normal Japanese statutory tax rate	¥166,256	¥755,800	$9,818
Increase (decrease) in taxes resulting from:
Expenses (entertainment fee) not deductible for tax purpose	237	590	8
Change in valuation allowance	(205,542)	—	—
Others-net	(11,071)	43,725	568

Income tax expense (benefit) as reported	¥(50,120)	¥800,115	$10,394

        On December 2, 2011, "Reform act for partial revision of income tax law, etc. in response to the changing economic environment" ("Revised Bill") and "Special measures to secure the funds to realize the restoration of the damages following the Great East Japan Earthquake" ("Restoration Funding Bill") were enacted. Under Revised Bill, the corporate income tax rate will be cut by 4.5 percent from 30 percent to 25.5 percent starting from the fiscal year beginning April 1, 2012. In addition, under the Restoration Funding Bill, the combined statutory tax rate will increase by the 10 percent surtax effective for the three years from April 1, 2012 to March 31, 2015. Consequently, the combined statutory tax rate, will be 38.01 percent for the three years from April 1, 2012 to March 31, 2015 and 35.64 percent for the years beginning on or after April 1, 2015. The effect of these changes did not have material effects on the condensed consolidated statement of income for the nine months ended December 31, 2011.

10. SHARE-BASED COMPENSATION

        Share-based compensation is measured at the grant date, based on the fair value of the award, and the compensation expense is recognized on a straight-line basis over the vesting period. The following table presents total share-based compensation expense, which is a noncash charge, included in the condensed consolidated statements of income for the nine months ended December 31, 2010 and 2011:

	Thousands of Yen		Thousands of U.S. Dollars
	December 31, 2010	December 31, 2011	December 31, 2011
Cost of revenue	¥—	¥7,070	$92
Selling, general and administrative expenses	2,698	29,250	379

Pre-tax share-based compensation expense	2,698	36,320	471
Income tax benefit	(1,098)	(14,779)	(191)

Total share-based compensation expense, net of tax	¥1,600	¥21,541	$280

        As the Company does not have enough historical data, the Company estimates the number of forfeitures prior to vesting at the grant date to be zero. The effect of a subsequent change in estimated

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

10. SHARE-BASED COMPENSATION (Continued)

forfeitures is recognized through a cumulative adjustment in the period which the forfeitures occur. As of December 31, 2011, the total unrecognized compensation expense related to the unvested portion of stock options was ¥107,967 thousands ($1,403 thousand). The expense will be recognized over a weighted-average period of 2.2 years.

        The estimated fair value of stock options is determined using the Black-Scholes valuation model. Key inputs and assumptions to estimate the fair value of stock options include the exercise price of the award, the expected option term, the volatility of the Company's share price, the risk-free interest rate and the Company's dividend yield. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by individuals who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

        The following table presents the weighted-average assumptions used in estimating the fair value of options granted during the nine months ended December 31, 2010 and 2011.

	December 31, 2010	December 31, 2011
Expected life of stock option (years)	4.5	4.5
Expected volatility	83.5%	120.8%
Risk-free interest rate	0.5%	0.5%
Expected dividend yield	0%	0%
Weighted-average grant-date fair value per option to purchase one share	¥204	¥1,767

11. EQUITY

        Japanese companies are subject to the Companies Act of Japan (the "Companies Act"). The significant provisions in the Companies Act that affect financial and accounting matters are summarized below:

Dividend

        Under the Companies Act, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. For companies that meet certain criteria such as; (1) having a Board of Directors, (2) having independent auditors, (3) having a Board of Statutory Auditors, and (4) the term of service of the directors is prescribed as one year rather than two years of normal term by its articles of incorporation, the Board of Directors may declare dividends (except for dividends in kind) at any time during the fiscal year if the company has prescribed so in its articles of incorporation. However, the Company cannot do so because it does not meet criteria (4) above. The Companies Act permits companies to distribute dividends-in-kind (non-cash assets) to shareholders subject to certain limitations and additional requirements. Semiannual interim dividends may also be paid once a year upon resolution by the Board of Directors if the articles of incorporation of the company so stipulate. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3 million.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

11. EQUITY (Continued)

        At the Special Shareholders Meeting held on August 20, 2009, UBIC's shareholders approved a reduction of additional paid-in capital of ¥70,000 thousand to eliminate the accumulated deficit. This transaction is reflected only in the stand-alone financial statements of UBIC prepared for the purpose of reporting under the Companies Act and not reflected in these U.S. GAAP financial statements.

Increases / decreases and transfer of common stock, reserve and surplus

        The Companies Act requires that an amount equal to 10% of dividends must be appropriated as legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total of the aggregate amount of legal reserve and additional paid-in capital equals 25% of common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, and other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

        The amount of retained earnings available for dividends under the Companies Act is based on the amount of retained earnings recorded in the Company's general books of account prepared using accepted Japanese accounting practices. The adjustments included in the accompanying condensed consolidated financial statements for U.S. GAAP purposes but not recorded in the general books of account have no effect on the determination of retained earnings available for dividends under the Companies Act. Retained earnings shown in UBIC's general books of account, as determined under accounting principles generally accepted in Japan ("J GAAP"), amounted to ¥1,352,828 thousand ($17,574 thousand) at December 31, 2011.

        On June 24, 2011, UBIC's Board of Directors declared a cash dividend of ¥7.5 ($0) per share, payable to shareholders of record as of June 27, 2011. The dividends totaled ¥19,730 thousand ($256 thousand).

Stock Splits

        On September 12, 2011, the Company's Board of Directors declared a two-for-one split of its shares of common stock. The split was effective from October 1, 2011, for all shareholders of record on September 30, 2011.

        On March 15, 2012, the Company's board of directors declared a two-for-one split of its shares of common stock. The stock split is effective from April 1, 2012, for all shareholders of record on March 31, 2012.

        As a result of the stock split, all amounts related to shares, share prices and earnings per share have been retroactively restated throughout these condensed consolidated financial statements.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

12. OTHER COMPREHENSIVE INCOME

        The changes in each component of accumulated other comprehensive income (loss) for the nine months ended December 31, 2010 and 2011 were as follows:

	Thousands of Yen
	Foreign currency translation adjustments	Unrealized holding gain on securities	Adjustments related to retirement and severance benefits	Accumulated other comprehensive income (loss)
Balance at April 1, 2010	¥(3,980)	¥—	¥(394)	¥(4,374)
Period change	(1,390)	68,058	160	66,828

Balance at December 31, 2010	¥(5,370)	¥68,058	¥(234)	¥62,454

Balance at April 1, 2011	¥(4,874)	¥68,592	¥24	¥63,742
Period change	1,702	14,550	—	16,252

Balance at December 31, 2011	¥(3,172)	¥83,142	¥24	¥79,994

	Thousands of U.S. Dollars
	Foreign currency translation adjustments	Unrealized holding gain on securities	Adjustments related to retirement and severance benefits	Accumulated other comprehensive income
Balance at April 1, 2011	$(63)	$891	$0	$828
Period change	22	189	—	211

Balance at December 31, 2011	$(41)	$1,080	$0	$1,039

        The tax effects allocated to each component of other comprehensive income (loss) for the nine months ended December 31, 2010 and 2011 were as follows:

	Thousands of Yen
	December 31, 2010
	Before Tax Amount	Tax (Expense) or Benefit	Net of Tax Amount
Foreign currency translation adjustments	¥(1,390)	¥—	¥(1,390)

Unrealized holding gain on securities:
Amount arising during the period	114,750	(46,692)	68,058

Net unrealized holding gain during the period	114,750	(46,692)	68,058

Adjustments related to retirement and severance benefits:
Amount arising during the period	—	160	160

Net adjustments related to retirement and severance benefits	—	160	160

Other comprehensive income	¥113,360	¥(46,532)	¥66,828

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

12. OTHER COMPREHENSIVE INCOME (Continued)

	December 31,2011
	Before Tax Amount	Tax Expense	Net of Tax Amount
Foreign currency translation adjustments	¥1,702	¥—	¥1,702

Unrealized holding gain on securities:
Amount arising during the period	22,050	(7,500)	14,550

Net unrealized holding gain during the period	22,050	(7,500)	14,550

Other comprehensive income	¥23,752	¥(7,500)	¥16,252

	Thousands of U.S. Dollars
	December 31, 2011
	Before Tax Amount	Tax Expense	Net of Tax Amount
Foreign currency translation adjustments	$22	$—	$22

Unrealized holding gain on securities:
Amount arising during the period	286	(97)	189

Net unrealized holding gain during the period	286	(97)	189

Other comprehensive income	$308	$(97)	$211

13. NET INCOME PER SHARE

        Basic net income per share is computed on the basis of weighted-average outstanding common shares. Diluted net income per share is computed on the basis of basic weighted-average outstanding common shares adjusted for the dilutive effect of stock options and convertible notes, if dilutive. Potentially dilutive common shares from series of stock option plans are determined by applying the treasury stock method to the assumed exercise of outstanding stock options. Potentially dilutive common shares are determined by applying the if-converted method for the convertible notes. The numerator of the diluted net income per share calculation is increased by the amount of interest expense, net of tax, related to outstanding convertible note if the net impact is dilutive.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

13. NET INCOME PER SHARE (Continued)

        The computation of basic and diluted net income per share for the nine months ended December 31, 2010 and 2011 was as follows:

	December 31, 2010
	(Thousands of Yen) Net Income (Numerator)	Weighted-Average Common Shares Outstanding (Denominator)	Per Share Amount
Basic net income attributable to UBIC, Inc. shareholders	¥459,389	2,324,584	¥198

Effect of dilutive securities:
Stock options		55,546
Convertible notes		766,772
Plus: interest on convertible notes	1,334

Diluted net income attributable to UBIC, Inc. shareholders	¥460,723	3,146,902	¥146

	December 31, 2011
	(Thousands of Yen) Net Income (Numerator)	Weighted-Average Common Shares Outstanding (Denominator)	Per Share Amount
Basic net income attributable to UBIC, Inc. shareholders	¥1,054,730	2,630,816	¥401

Effect of dilutive securities:
Stock options		36,954
Convertible notes		562,300
Plus: interest on convertible notes	979

Diluted net income attributable to UBIC, Inc. shareholders	¥1,055,709	3,230,070	¥327

	December 31, 2011
	(Thousands of U.S. Dollars) Net Income (Numerator)	Weighted-Average Common Shares Outstanding (Denominator)	Per Share Amount
Basic net income attributable to UBIC, Inc. shareholders	$13,701	2,630,816	$5.2

Effect of dilutive securities:
Stock options		36,954
Convertible notes		562,300
Plus: interest on convertible notes	13

Diluted net income attributable to UBIC, Inc. shareholders	$13,714	3,230,070	$4.2

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

14. SEGMENT REPORTING

        Operating segments are defined as components of an enterprise that engage in business activities from which it may earn revenues and incur expense and for which separate financial information is available that is evaluated regularly by the chief operation decision maker in deciding how to allocate resources and in assessing performance. The Company provides a variety of eDiscovery and forensic services which are provided by UBIC for domestic (Japanese) customers and by UBIC North America, Inc., a United States ("U.S.") based wholly-owned subsidiary of UBIC for foreign customers. The Company's operations in Japan and the U.S. have been identified as the two operating segments of the Company. The Company's chief executive officer, who is also the Company's chief operating decision maker, regularly reviews the performance of the two operating segments and makes decisions regarding allocation of resources. The Company's chief operating decision maker utilizes various measurements prepared based on J GAAP which include revenues, operating income or loss and segment assets to assess segment performance and allocate resources to segments.

        The Company's reportable segments are the same as its operating segments.

        Segment information for the nine months ended December 31, 2010 and 2011 or as of March 31 and December 31, 2011 is presented below:

Revenues:

	Thousands of Yen		Thousands of U.S. Dollars
	December 31 2010	December 31, 2011	December 31, 2011
Japan
Outside customers	¥957,776	¥3,348,652	$43,500
Intersegment	297,830	195,696	2,541

Total	1,255,606	3,544,348	46,041
U.S.
Outside customers	523,211	289,885	3,766
Intersegment	29,643	29,453	383

Total	552,854	319,338	4,149
Elimination	(327,473)	(225,149)	(2,924)

Total revenue after eliminations	1,480,987	3,638,537	47,266
Adjustments*(1)	(661)	145,421	1,889

Total consolidated revenue	¥1,480,326	¥3,783,958	$49,155

*(1)
These amounts primarily represent the net impact of adjustments arising from the differences in timing of the revenue recognition under U.S. GAAP and J GAAP.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

14. SEGMENT REPORTING (Continued)

Segment Performance Measure:

	Thousands of Yen		Thousands of U.S. Dollars
	December 31, 2010	December 31, 2011	December 31, 2011
Segment profit (loss)
Japan	¥430,534	¥1,853,804	$24,082
U.S.	45,474	(67,691)	(879)

Total segment profit (loss) after eliminations	476,008	1,786,113	23,203
Adjustments*(2)	(10,918)	108,350	1,407

Total consolidated operating income (loss)	465,090	1,894,463	24,610
Unallocated amounts:
Interest income	2,633	1,638	21
Interest expense	(11,809)	(8,264)	(108)
Foreign currency exchange losses	(48,264)	(35,590)	(462)
Other-net	941	5,211	68

Total consolidated income (loss) before income taxes	¥408,591	¥1,857,458	$24,129

*(2)
Adjustments primarily relate to the differences between U.S. GAAP and J GAAP for revenue recognition, depreciation and amortization, and accrued compensated absences.

Segment Assets:

	Thousands of Yen		Thousands of U.S. Dollars
	March 31, 2011	December 31 2011	December 31, 2011
Segment assets
Japan	¥2,300,299	¥4,231,648	$54,971
U.S.	451,012	388,919	5,052
Elimination	(434,500)	(489,225)	(6,356)

Total segment assets after eliminations	2,316,811	4,131,342	53,667
Adjustments*(3)	56,785	51,321	666
Total consolidated assets	¥2,373,596	¥4,182,663	$54,333

*(3)
Adjustments primarily relate to the differences between U.S. GAAP and J GAAP for revenue recognition, depreciation and amortization and deferred tax assets.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

15. SUBSEQUENT EVENTS

Convertible notes

        On February 28, 2012, an investor converted convertible notes with a face amount of ¥110,000 thousand ($1,429 thousand) into 281,150 common shares. To account for the conversion, UBIC recorded an increase of ¥52,800 thousand ($686 thousand) both in "Common stock" and "Additional paid-in capital."

        On May 15, 2012, an investor converted convertible notes with a face amount of ¥110,000 thousand ($1,429 thousand) into 281,114 common shares of the Company. To account for the conversion, UBIC recorded an increase of ¥53,350 thousand ($693 thousand) both in "Common stock" and "Additional paid-in capital."

Stock Splits

        See Note 11

* * * * * *

[COMPANY LOGO]

                                    Shares

UBIC, Inc.

American Depositary Shares

Representing Shares of Common Stock

PROSPECTUS

Rodman and Renshaw, LLC

                                    , 2012

Dealer Prospectus Delivery Obligation

        Until            , 2010 (25 days after commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Article 330 and Article 402, Paragraph 3 of the Companies Act of Japan, or the "Companies Act", make the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan, or the "Civil Code", applicable to the relationship between the Registrant and its directors, executive officers and statutory auditors. Section 10 of the Civil Code, among other things, provides in effect that:

        (1)   Any director, executive officer or statutory auditor of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

        (2)   If a director, executive officer or statutory auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, they may demand reimbursement therefor and interest thereon after the date of payment from such company;

        (3)   If a director, executive officer or statutory auditor has assumed an obligation necessary for the management of the affairs of a company entrusted to them, they may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

        (4)   If a director, executive officer or statutory auditor, without any fault on their part, sustains damage through the management of the affairs of a company entrusted to them, they may demand compensation therefor from such company.

Item 7.    Recent Sales of Unregistered Securities

        Within the past three years, we have sold our securities in transactions that have not been registered under the Securities Act of 1933, as described below. All of the securities described below were offered and issued outside the United States in transactions not required to be registered under the Securities Act pursuant to Regulation S thereunder.

  •
  In April 2010, we issued notes convertible into shares of our common stock in a face amount of ¥80 million to Focus Systems Corporation. In March 2011, Focus Systems exercised its right to convert all of the outstanding face amount of these convertible notes and we issued 335,472 shares of our common stock to Focus Systems Corporation.

  •
  In April 2010, we issued notes convertible into shares of our common stock in a face amount of ¥220 million to Olympus Corporation. In February 2012, Olympus Corporation exercised its right to convert a face amount of ¥110.0 million of these convertible notes and we issued 281,150 shares of our to Olympus Corporation.

  •
  In January 2011, we issued                        shares of our common stock to Mr. Naritomo Ikeue upon the exercise of                         options with respect thereto granted to Mr. Ikeue in connection with his service as an executive officer and director.

  •
  In May 2012, Olympus Corporation converted all of its remaining face amount of ¥110.0 of our convertible notes and we issued 281,114 shares of our common stock to Olympus Corporation.

Item 8.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit No.		Description
1.1	*	Underwriting Agreement
3.1		Articles of Incorporation
4.1	*	Specimen certificate evidencing American Depositary Receipt (included in Exhibit 4.3)
4.2	*	Specimen certificate evidencing ordinary shares
4.3	*	Form of Deposit Agreement among the Registrant, the depositary and all registered holders and beneficial owners of the American Depositary Shares
5.1	*	Form of Opinion of DLA Piper Tokyo Partnership
5.2	*	Form of Opinion of DLA Piper LLP (US)
10.1	*
Joint Venture Agreement for the Establishment of Payment Card Forensics, Inc., dated as of August 12, 2010, between UBIC Inc. and International Certificate Authority of Management System KK (Kokusai Management System Ninsho Kikou KK)
10.2	*	Basic Distribution Agreement, dated as of December 26, 2005, between UBIC Inc. and Focus Systems
10.3	*	Fourth Stock Option Agreement, dated as of June 17, 2010
10.4	*	Fifth Stock Option Agreement, dated as of April 28, 2011
10.5	*	UBIC Inc. Convertible Bond Agreement, dated as of April 1, 2010, between UBIC Inc. and Olympus Corporation
10.6	*	Basic Agreement on Bank Transaction, dated as of November 15, 2005, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.7	*	Basic Agreement on Mutual Payment, dated as of May 27, 2008, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.8	*	Deed of Bank Loan Agreement, dated as of May 30, 2008, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.9	*	Interest Swap Confirmation Letter between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.10	*	Revolving Collateral Agreement between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.11	*	Deed of Bank Loan Agreement, dated as of November 30, 2009, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.12	*	Interest Swap Confirmation Letter between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.13	*	Basic Agreement on Bank Transaction, dated as of December 17, 2008, between UBIC Inc. and the Bank of Yokohama, Ltd.
10.14	*	Amendment Letter to the Basic Agreement on Bank Transaction, dated as of November 30, 2011, between UBIC Inc. and the Bank of Yokohama, Ltd.

Exhibit No.		Description
10.15	*	Agreement on Loan on Note, dated as of November 30, 2011, between UBIC Inc. and the Bank of Yokohama, Ltd.
10.16	*	Basic Agreement on Bank Transaction between UBIC Inc. and Sumitomo Mitsui Banking Corporation
10.17	*	Application Letter for Loan on Note between UBIC Inc. and Sumitomo Mitsui Banking Corporation
10.18	*	Agreement on Market Interest Loan, dated as of November 25, 2011, between UBIC Inc. and Sumitomo Mitsui Banking Corporation
10.19	*
Syndicated Term Loan Agreement, dated as of September 27, 2011, among UBIC Inc., the Bank of Tokyo-Mitsubishi UFJ, Ltd, the Bank of Yokohama, Ltd, Sumitomo Mitsui Banking Corporation and Resona Bank, Ltd
10.20	*	Credit Application, dated as of September 27, 2011, issued by UBIC Inc. to the Bank of Tokyo-Mitsubishi UFJ, Ltd, the Bank of Yokohama, Ltd, Sumitomo Mitsui Banking Corporation and Resona Bank, Ltd
10.21	*	Confirmation Letter, dated as of September 27, 2011, issued by UBIC Inc. to the Bank of Tokyo-Mitsubishi UFJ, Ltd, the Bank of Yokohama, Ltd, Sumitomo Mitsui Banking Corporation and Resona Bank, Ltd
10.22	*	Receipt, dated as of September 30, 2011, issued by UBIC Inc. to the Bank of Tokyo-Mitsubishi UFJ, Ltd, the Bank of Yokohama, Ltd, Sumitomo Mitsui Banking Corporation and Resona Bank, Ltd
21.1	*	Subsidiaries of the Registrant
23.2	*	Consent of Ernst & Young ShinNihon LLC
23.3	*	Consent of DLA Piper Toyko Partnership (included in Exhibit 5.1)
23.4	*	Consent of DLA Piper LLP (US) (included in Exhibit 5.2)
24.1	*	Power of Attorney (included on signature page)

*
To be filed by amendment
  (b)
  Financial Statement Schedules

        None.

Item 9.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan, on May     , 2012.

UBIC, INC.
By:
Name:
Title:

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Masahiro Morimoto as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date
/s/ Masahiro Morimoto President and Representative Director (principal executive officer)	May , 2012
/s/ Akihiro Okumura Financial Director (principal financial and accounting officer)	May , 2012
/s/ Naritomo Ikeue Executive Vice-President, Chief Operating Officer and Director	May , 2012
/s/ Makoto Funahashi Director	May , 2012

Name and Title	Date
/s/ Hirooki Kirisawa Director	May , 2012

* /s/ Masahiro Morimoto, Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the United States Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States for UBIC, Inc., has signed this Registration Statement and any amendment thereto in the City of New York, State of New York, on the        day of            , 2010.

Name:	Naritomo Ikeue
Title:	Executive Vice-President, Chief Operating Officer, and Director

EXHIBIT INDEX

Exhibit No.		Description
1.1	*	Underwriting Agreement
3.1		Articles of Incorporation
4.1	*	Specimen certificate evidencing American Depositary Receipt (included in Exhibit 4.3)
4.2	*	Specimen certificate evidencing ordinary shares
4.3	*	Form of Deposit Agreement among the Registrant, the depositary and all registered holders and beneficial owners of the American Depositary Shares
5.1	*	Form of Opinion of DLA Piper Tokyo Partnership
5.2	*	Form of Opinion of DLA Piper LLP (US)
10.1	*
Joint Venture Agreement for the Establishment of Payment Card Forensics, Inc., dated as of August 12, 2010, between UBIC Inc. and International Certificate Authority of Management System KK (Kokusai Management System Ninsho Kikou KK)
10.2	*	Basic Distribution Agreement, dated as of December 26, 2005, between UBIC Inc. and Focus Systems
10.3	*	Fourth Stock Option Agreement, dated as of June 17, 2010
10.4	*	Fifth Stock Option Agreement, dated as of April 28, 2011
10.5	*	UBIC Inc. Convertible Bond Agreement, dated as of April 1, 2010, between UBIC Inc. and Olympus Corporation
10.6	*	Basic Agreement on Bank Transaction, dated as of November 15, 2005, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.7	*	Basic Agreement on Mutual Payment, dated as of May 27, 2008, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.8	*	Deed of Bank Loan Agreement, dated as of May 30, 2008, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.9	*	Interest Swap Confirmation Letter between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.10	*	Revolving Collateral Agreement between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.11	*	Deed of Bank Loan Agreement, dated as of November 30, 2009, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.12	*	Interest Swap Confirmation Letter between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.13	*	Basic Agreement on Bank Transaction, dated as of December 17, 2008, between UBIC Inc. and the Bank of Yokohama, Ltd.
10.14	*	Amendment Letter to the Basic Agreement on Bank Transaction, dated as of November 30, 2011, between UBIC Inc. and the Bank of Yokohama, Ltd.
10.15	*	Agreement on Loan on Note, dated as of November 30, 2011, between UBIC Inc. and the Bank of Yokohama, Ltd.
10.16	*	Basic Agreement on Bank Transaction between UBIC Inc. and Sumitomo Mitsui Banking Corporation

Exhibit No.		Description
10.17	*	Application Letter for Loan on Note between UBIC Inc. and Sumitomo Mitsui Banking Corporation
10.18	*	Agreement on Market Interest Loan, dated as of November 25, 2011, between UBIC Inc. and Sumitomo Mitsui Banking Corporation
10.19	*
Syndicated Term Loan Agreement, dated as of September 27, 2011, among UBIC Inc., the Bank of Tokyo-Mitsubishi UFJ, Ltd, the Bank of Yokohama, Ltd, Sumitomo Mitsui Banking Corporation and Resona Bank, Ltd
10.20	*	Credit Application, dated as of September 27, 2011, issued by UBIC Inc. to the Bank of Tokyo-Mitsubishi UFJ, Ltd, the Bank of Yokohama, Ltd, Sumitomo Mitsui Banking Corporation and Resona Bank, Ltd
10.21	*	Confirmation Letter, dated as of September 27, 2011, issued by UBIC Inc. to the Bank of Tokyo-Mitsubishi UFJ, Ltd, the Bank of Yokohama, Ltd, Sumitomo Mitsui Banking Corporation and Resona Bank, Ltd
10.22	*	Receipt, dated as of September 30, 2011, issued by UBIC Inc. to the Bank of Tokyo-Mitsubishi UFJ, Ltd, the Bank of Yokohama, Ltd, Sumitomo Mitsui Banking Corporation and Resona Bank, Ltd
21.1	*	Subsidiaries of the Registrant
23.2	*	Consent of Ernst & Young ShinNihon LLC
23.3	*	Consent of DLA Piper Toyko Partnership (included in Exhibit 5.1)
23.4	*	Consent of DLA Piper LLP (US) (included in Exhibit 5.2)
24.1	*	Power of Attorney (included on signature page)

*
To be filed by amendment

Exhibit 3.1

UBIC, INC. ARTICLES OF INCORPORATION

CHAPTER I

GENERAL PROVISIONS

Article 1	Company Name
The name of the Company is KABUSHIKI KAISHA UBIC. The Company shall be styled “UBIC, Inc.” in English.

Article 2	Purposes
The purposes of the Company are to engage in the following business activities:

	1.	to sell, export and import forensic products;

	2.	to develop, manufacture, sell, export and import products with forensic technology;

	3.	to undertake forensic investigation;

	4.	to invest, research, educate, train, guide, advise and consult regarding forensic investigation;

	5.	to support information asset management;

	6.	to support strategic preventive law management; and

	7.	to conduct any other businesses that are related to or incidental to those matters described above.

Article 3	Location of Head Office
The head office of the Company shall be located in Minato-ku, Tokyo.

Article 4	Establishment of Organs
In addition to its General Meeting of Shareholders and appointment of Directors, the Company shall have:

	1.	Board of Directors

	2.	Statutory Auditor(s)

	3.	Board of Statutory Auditors; and

	4.	Accounting Auditor

Article 5	Method of Making Public Notices

Public notices of the Company shall be carried in electronic public notice; provided, however, when it is unable to make a public notice by electronic public notice due to an accident or any other inevitable reasons, public notices of the Company shall be published in Japan Economic Newspaper (Nihon Keizai Shinbun).

CHAPTER II
SHARES

Article 6	Number of Shares Authorized to be Issued
The total number of shares authorized to be issued by the Company shall be three million and six hundred thousand (3,600,000) shares.

Article 7	Acquisition of Treasury Shares
Subject to Article 165 Paragraph 2 of the Company Act, the Company may acquire treasury shares through market transactions by a resolution of the board of directors.

Article 8	Unit of Share
One (1) unit of the share of the Company shall be composed of ten (10) shares of the Company.

Article 9	Restriction on Rights in relation to Shareholdings less than One Unit
A shareholder who holds shares less than one unit is not entitled to exercise any rights except for those as follows:

	1.	The rights provided in any of Article 189 Item 2 of the Company Act

	2.	The right to receive dividends of surplus

	3.	The right to demand for acquisition of shares with put option

	4.	The rights to be allotted to shares for subscription or share options for subscription.

Article 10	Administrator of the Shareholder Registry

	1.	The Company shall appoint the administrator of the shareholder registry.

	2.	The administrator of the shareholder registry and its business office shall be determined by a resolution of the board of directors.

3.

The shareholder registry and the share option registry of the Company shall be kept at the business office of the administrator of shareholder registry. Stating, recording to the shareholder registry or the share option registry ,or any other work with respect to the share or the share option of the Company shall not be dealt with by the Company but by the administrator of the shareholder registry.

Article 11	Share Handling Regulations

Matters of stating or recording to the shareholder registry or the share option registry, any handlings with regard to procedure for exercise of rights by shareholders or any matters with respect to shares and share options, and fees shall be governed by the share handling regulations established by the board of directors, except as otherwise provided for in relevant laws or regulations or in these Articles of Incorporation.

Article 12	Record Date
1.

The Company shall treat the shareholders with voting rights appearing in the shareholder registry as of the last day of each business year as the shareholders entitled to exercise their rights at the ordinary general meeting of shareholders for such business year.

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2.

In addition to the preceding paragraph, when it is necessary to do so in order to determine who shall be entitled to exercise their rights as shareholders or pledgees, the Company, by the decision of a majority vote of Directors, may fix a special record date, after giving a prior public notice thereof

CHAPTER III
GENERAL MEETING OF SHAREHOLDERS

Article 13	Convening General Meeting

An ordinary general meeting of shareholders (teiji kabunushi sokai) of the Company shall be convened within three (3) months after the following day of the close of each business year, and an extraordinary general meeting of shareholders (rinji kabunushi sokai) shall be convened whenever necessary.

Article 14	Convener and Chairperson
1.

Unless otherwise provided by laws or regulations, a general meeting of shareholders shall be convened by a president director and he/she shall preside over the conduct of it as a chairperson in accordance with a decision by a resolution of the board of directors.

2.

In the event that a president-director is not available, one of the other directors shall convene a general meeting of shareholders and act as a chairperson in accordance with the procedures previously established by the board of directors.

Article 15	Internet Disclosure and Deemed Provision of Reference Documents

Upon convocation of a general meeting of shareholders, internet disclosure of any information that should be stated or presented in reference documents for a general meeting of shareholders, business reports, financial statements and consolidated financial statements in accordance with the Ordinance of the Ministry of Justice may deemed as provision of such information to shareholders.

Article 16	Proxy Vote
	1.	Shareholders may exercise their votes by proxy who is a shareholder of the Company.

2.

In such case set forth in the preceding paragraph, the shareholder or the proxy holder must present to the Company at each general meeting of shareholders a document evidencing his or her proxy authority.

Article 17	Requirements of Resolution
1.

Unless otherwise provided by laws or regulations or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority vote of shareholders with voting rights exercisable at such meeting and in attendance at a meeting which is attended by shareholders representing more than one half of the voting rights.

	2.	Resolutions of a general meeting of shareholders set forth in Article 109 paragraph 2 of the Company Act shall be adopted by a majority

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of two thirds or more of shareholders with voting rights exercisable at such meeting and in attendance at a meeting which is attended by shareholders representing more than one third of the voting rights.

Article 18	Minutes of General Meeting of Shareholders
The minutes of a shareholders meeting, which describe or record such as its proceedings, results and any other matters provided in laws or regulations, shall be prepared.

CHAPTER IV
DIRECTORS AND BOARD OF DIRECTORS

Article 19	Disposition of Board of Directors
The board of directors shall be settled at the Company.

Article 20	Number of Directors
The Company shall install no more than ten (10) directors.

Article 21	Appointment and Removal of Directors
	1.	The directors of the Company shall be appointed at a general meeting of shareholders.

2.

The directors of the Company shall be appointed by a resolution of the majority votes in a general meeting of shareholders, at which shareholders representing one-third or more of the voting rights of the shareholders entitled to exercise their voting rights shall be present.

	3.	The appointment of directors shall not be made by cumulative voting.

4.

The directors of the Company shall be removed by two-thirds or more of votes of shareholders with voting rights exercisable and in attendance at a general meeting of shareholders which is attended by shareholders representing more than one half of the voting rights.

Article 22	Term of Office of Directors
1.

The term of office of a director shall be until the termination of the ordinary general meeting of shareholders for the last business term which ends within two (2) years as from his/her assumption of office.

2.

The term of office of a director appointed as a substitute of another director or appointed due to the increase in the number of directors shall be the same as the remaining period of its predecessor or the other remaining directors.

Article 23	Representative Director and Titled Director
	1.	A representative director shall be appointed by a resolution of the board of directors.

2.

One (1) president-director (torishimariyaku-shacho) shall be appointed by a resolution of the board of directors, and one (1) chairperson of the board, one (1) or more vice-presidents, senior managing directors (senmu torishimari-yaku) and ordinary managing directors (jomu torishimari-yaku) may be respectively appointed, when deemed necessary.

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Article 24	Convener and Chair Person of Board of Directors
	1.	Unless otherwise provided by laws or regulations, a meeting of the board of directors shall be convened by a president-director and he/she shall preside over the conduct of it as a chairperson .

2.

In the event that the a president-director is not available, one of the other directors shall convene a meeting of the board of directors and act as a chairperson in accordance with the procedures previously established by the board of directors.

Article 25	Notice to Convene Meeting of Board of Directors
1.

In convening a meeting of the board of directors, a notice to that effect shall be given to each director and statutory auditor by no later than three (3) days prior to the day of such meeting. However, such period may be shortened in time of an emergency.

	2.	A meeting of the board of directors may be held without any such convening procedures if all of the directors and the statutory auditors consent to the omission.

Article 26	Requirements of Resolution of Board of Directors

Resolutions of the board of directors of the Company shall be adopted by a majority vote of directors present, where a majority of the directors with voting rights exercisable are present at the meeting.

Article 27	Omission of resolution of meeting of the board of directors

In cases where directors submit a proposal with respect to a matter which is the purpose of the resolution of meeting of the board of directors, if all directors (limited to those who are entitled to participate in votes with respect to such matter) manifest their intention to agree to such proposal in writing or by means of electromagnetic records, it shall be deemed that the resolution to approve such proposal at the board of directors meeting has been made, unless a statutory auditor raises an objection with respect to the same.

Article 28	Minutes of Board of Directors

The minutes of a meeting of the board of directors, which describe or record such as its proceedings, results and any other matters provided in laws or regulations, shall be prepared and directors and statutory auditors who attended the meeting shall place their signature, or place their names and seals or electronic signature thereto.

Article 29	Board of Directors Regulations

Matters with regard to the board of directors shall be governed by the board of directors regulations established by the board of directors of the Company, except as otherwise provided for in relevant laws or regulations or in these Articles of Incorporation.

Article 30	Reward for Directors

The reward, bonus, and any other financial benefit that directors receive as compensation for its execution of duty (“Reward”) shall be determined by a resolution of the general meeting of shareholders.

Article 31	No Liability for Directors
	1.	Liability for damages of directors (including former directors) to the

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Company due to their failures in duty may be exempted by a resolution of the board of directors in accordance with Article 426 Paragraph 1 of the Company Act only to the extent laws or regulations allow.

2.

The Company may enter into contracts with outside directors to exempt the outside directors from liability for damages that arises from their failures in duty in accordance with Article 427 Paragraph 1 of the Company Act only to the extent laws or regulations allow.

CHAPTER V
STATUTORY AUDITORS AND BOARD OF STATUTORY AUDITORS

Article 32	Disposition of Statutory Auditors and Board of Statutory Auditors
Statutory auditors and board of statutory auditors shall be settled at the Company.

Article 33	Number of Statutory Auditors
The Company shall install no more than five (5) statutory auditors.

Article 34	Appointment of Statutory Auditors
	1.	The statutory auditors shall be appointed at a general meeting of shareholders.

2.

The statutory auditors shall be appointed by a resolution of the majority votes in a general meeting of shareholders, at which shareholders representing one-third or more of the voting rights of the shareholders entitled to exercise their voting rights shall be present.

Article 35	Term of Office of Statutory Auditors
1.

The term of office of a statutory auditor shall be until the termination of the ordinary general meeting of shareholders for the last business term which ends within four (4) years as from his/her assumption of office.

2.

The term of office of a statutory auditor appointed as a substitute of another statutory auditor resigned prior to expiry of his/her term of office shall be the same as the remaining term of office of its predecessor.

Article 36	Full-Time Statutory Auditors
Full-time statutory auditor(s) shall be determined by a resolution of the board of statutory auditors.

Article 37	Notice to Convene Meeting of Board of Statutory Auditors
1.

In convening a meeting of the board of statutory auditors, a notice to that effect shall be given to each statutory auditor by no later than three (3) days prior to the day of such meeting. However, such period may be shortened in time of an emergency.

	2.	A meeting of the board of statutory auditors may be held without any such convening procedures if all of the statutory auditors consent to the omission.

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Article 38	Requirements of Resolution of Board of Statutory Auditors
Unless otherwise provided by laws or regulations, resolutions of the board of statutory auditors shall be adopted by a majority vote of the statutory auditors.

Article 39	Minutes of Board of Statutory Auditors

The minutes of a meeting of the board of statutory auditors, which describe or record such as its proceedings, results and any other matters provided in laws or regulations, shall be prepared and statutory auditors who attended the meeting shall place their signature, or place their names and seals or electronic signature thereto.

Article 40	Reward for Statutory Auditors
Reward for statutory auditors shall be determined by a resolution of the general meeting of shareholders.

Article 41	No Liability for Statutory Auditors
1.

Liability for damages of statutory auditors (including former statutory auditors) to the Company due to their failures in duty may be exempted by a resolution of the board of directors in accordance with Article 426 Paragraph 1 of the Company Act only to the extent laws or regulations allow.

2.

The Company may enter into contracts with outside statutory auditors to exempt the outside statutory auditors from liability for damages that arises from their failures in duty in accordance with Article 427 Paragraph 1 of the Company Act only to the extent laws or regulations allow.

CHAPTER VI
ACCOUNTING AUDITOR

Article 42	Appointment of Accounting Auditor
The accounting auditors shall be appointed at a general meeting of shareholders.

Article 43	Term of Office of Accounting Auditors
1.

The term of office of an accounting auditor shall be until the termination of the ordinary general meeting of shareholders for the last business term that ends within one (1) year as from his/her assumption of office.

2.

The accounting auditors shall be reappointed at the ordinary general meeting of shareholders set forth in the immediately preceding paragraph, unless otherwise resolved at such ordinary general meeting of shareholders.

Article 44	Reward for Accounting Auditors
Reward for accounting auditors shall be determined by a representative director upon obtaining consent of the board of statutory directors.

Article 45	No Liability for Accounting Auditors
	1.	Liability for damages of accounting auditors (including former accounting auditors) to the Company due to their failures in duty may be exempted by a resolution of the board of directors in accordance

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with Article 426 Paragraph 1 of the Company Act only to the extent laws or regulations allow.

2.

The Company may enter into contracts with accounting auditors to exempt the accounting auditors from liability for damages that arises from their failures in duty in accordance with Article 427 Paragraph 1 of the Company Act only to the extent laws or regulations allow.

CHAPTER VII
ACCOUNT

Article 46	Business Term
The business term of the Company shall be one (1) term per year from the first day of April every year through the last day of March of the following year.

Article 47	Final Dividend

Final dividend limited to money shall be distributed to those shareholders or registered pledgees listed in the final shareholder registry as of the last day of March every year by a resolution of the general meeting of shareholders.

Article 48	Interim Dividend

An interim dividend may be distributed to those shareholders or registered pledgees listed in the final shareholder registry as of the last day of September every year in accordance with Article 454 Paragraph 5 of the Company Act.

Article 49	Limitations
1.

When the final dividend or the interim dividend is not received even after a lapse of three (3) years as from the day offered for the payment thereof, the Company shall be relieved of the obligation to pay such dividend.

	2.	Any dividend shall not yield interest.

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